This Offer to Purchase and Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery (collectively, the “Offer Documents”) are important and require your immediate attention. 1f you are in any doubt as to how to deal with the Offer Documents you should consult with your investment dealer, stockbroker, accountant, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities commission or similar authority nor has any securities commission or similar authority passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in the Offer Documents. Any representation to the contrary is an offence. The Offer Documents do not constitute an offer or solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws (as defined herein) of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction. Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions in the Canadian Provinces of British Columbia, Alberta and Ontario. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Company Secretary of Royal Road at Ground Floor, 4 Wharf Street, St. Helier, Jersey, Channel Islands JE2 3NR, telephone: 44 1534 887 166 and are also available electronically on SEDAR at www.sedar.com.

January 20, 2017

ROYAL ROAD MINERALS LIMITED

OFFER TO PURCHASE all

of the outstanding common shares

of

CAZA GOLD CORP.

on the basis of 0.16 of an ordinary share of Royal Road Minerals Limited for each common share of Caza Gold Corp.

Royal Road Minerals Limited (“Royal Road” or the “Offeror”) hereby offers (the “Offer”) to purchase, upon the terms and subject to satisfaction or waiver by the Offeror of the conditions described herein, all of the issued and outstanding common shares (the “Caza Shares”) of Caza Gold Corp. (“Caza” or the “Company”), including any Caza Shares that may become issued and outstanding (including upon the exercise, exchange or conversion of any Convertible Securities (as defined herein)) after the date hereof but before the Expiry Time (as defined herein). Following acceptance of the Offer, each holder of Caza Shares (a “Caza Shareholder”) whose Caza Shares are taken up by the Offeror will be entitled to receive, in respect of his/her/its Caza Shares, 0.16 of an ordinary share of Royal Road (each whole ordinary share of Royal Road being referred to in this Offer and Circular as a “Royal Road Share”) for each Caza Share (the “Offer Consideration”).

Royal Road and Caza have entered into a support agreement (the “Support Agreement”) pursuant to which Royal Road has agreed to make the Offer and Caza has agreed to support the Offer and not to solicit any competing acquisition proposals. See Section 12 of the Circular, “Agreements, Commitments or Understandings”. Pursuant to lock-up agreements (the “Lock-Up Agreements”) entered into with Royal Road, Caza’s largest shareholder and secured creditor, Polygon Mining Opportunity Master Fund (the “Institutional Shareholder”) and each of the directors and senior officers of Caza (each a “Lock-Up Shareholder”) have agreed, subject to certain exceptions, to deposit under the Offer and not withdraw an aggregate of 115,879,351 Caza Shares, collectively, representing approximately 82% of the outstanding Caza Shares, calculated on both a non-diluted and fully-diluted “in the money” basis.

Caza Shareholders who wish to accept the Offer must, prior to the Expiry Time, properly complete and execute the accompanying Letter of Acceptance and Transmittal (as defined herein) (printed on YELLOW paper) and tender it, or a manually signed facsimile thereof, together with certificate(s) or a DRS Statement representing their respective Caza Shares and any other documents required by the Letter of Acceptance and Transmittal, to the depositary for the Offer, Computershare Investor Services Inc. (the “Depositary”) at any one of the offices of the Depositary specified in the Letter of Acceptance and Transmittal. Detailed rules and instructions are set out in the Letter of Acceptance and Transmittal. Alternatively, Caza Shareholders may accept the Offer by: (i) following the procedures for book-entry transfer of the Caza Shares described in Section 3 of the Offer, “Manner of Acceptance – Acceptance by Book-Entry Transfer”; or (ii) following the procedures for guaranteed delivery described in Section 3 of the Offer, “Manner of Acceptance – Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on GREEN paper), or a manually signed facsimile thereof, in cases where the certificate(s) or DRS Statement representing the Caza Shares is (are) not immediately available, the Caza Shareholder cannot complete the procedure for book-entry transfer of the Caza Shares on a timely basis or if the Caza Shareholder cannot deliver the certificate(s) or DRS Statement for the applicable Caza Shares, the Letter of Acceptance and Transmittal and all other required documents (if any) to the Depositary prior to the Expiry Time. Caza Shareholders who wish to accept the Offer will not be required to pay any fee or commission if they tender their Caza Shares directly to the Depositary.

Caza Shareholders with Caza Shares that are held on their behalf, or for their account, by an investment dealer, broker, bank, trust company or other intermediary, should contact their intermediary directly if they wish to accept the Offer. Intermediaries will likely establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, Caza Shareholders who wish to tender their Caza Shares to the Offer and whose Caza Shares are held through an intermediary should promptly and carefully follow the instructions provided to them by their investment dealer, broker, bank, trust company or other intermediary.

Additional copies of this document and related materials may be obtained (on request and without charge) from the Depositary at its offices specified on the back page of this document. Copies of this document and related materials may also be found on SEDAR at www.sedar.com. This website address is provided for informational purposes only and no information contained on, or accessible from, this website is incorporated by reference in this document unless otherwise expressly noted herein.

The Caza Shares are listed for trading on the TSX Venture Exchange (the “TSXV”) under the symbol “CZY”. The closing price of the Caza Shares on January 19, 2017, the last trading day prior to the announcement of the Offer, was $0.02. The ordinary shares in the capital of Royal Road (each, a “Royal Road Share”) are listed for trading on the TSXV under the symbol “RYR”. The closing price of the Royal Road Shares on January 19, 2017, was $0.10. Based upon the volume weighted average price of the Royal Road Shares for the five trading days following December 6, 2016, the date Royal Road announced its intention to make the Offer, being $0.09 per share, the consideration offered pursuant to the Offer has a value of $0.016 per Caza Share. The exchange ratio was determined by using: (i) $0.015 per share for the Caza Shares; and (ii) a price of the $0.093 per share for the Royal Road Shares.

The Offer is conditional on, among other things, there being validly deposited under the Offer and not withdrawn at the Expiry Time such number of Caza Shares that, when added to the Caza Shares beneficially owned by Royal Road and its Affiliates (if any), constitutes at least 90% of the outstanding Caza Shares (calculated on a Fully-Diluted Basis). Subject to applicable Law, Royal Road reserves the right to withdraw the Offer and to not take up and pay for any Caza Shares deposited pursuant to the Offer unless each of the conditions to the Offer is satisfied or, where permitted, waived by Royal Road at or prior to the Expiry Time. The conditions of the Offer are described in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

In addition to the Statutory Minimum Condition (as defined herein), the Offer is subject to certain conditions described below in this document, including, without limitation (i) more than 90% of the Caza Shares (calculated on a Fully-Diluted Basis) held by Caza Shareholders having been validly tendered under the Offer and not withdrawn (the “Minimum Tender Condition”), (ii) receipt of all domestic and foreign governmental, regulatory and third party approvals that the Offeror considers necessary or desirable in connection with the Offer, (iii) there not having occurred (in the judgment of the Offeror) any Material Adverse Change in respect of Caza, and (iv) Caza shall not have taken certain actions that could (in the judgment of the Offeror) impair the ability of the Offeror to acquire Caza Shares or materially diminish the economic value to the Offeror of the acquisition of Caza. See Section 4 of the Offer, “Conditions of the Offer” for a more detailed description of the conditions of the Offer. Subject to applicable Canadian Securities Laws (as defined herein), the Offeror reserves the right to withdraw or extend the Offer and to not take up and pay for any Deposited Caza Shares unless each of the conditions of the Offer is satisfied or waived by the Offeror (other than the Statutory Minimum Condition which cannot be waived) prior to the Expiry Time.

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Caza Shares, such that Caza becomes a wholly-owned subsidiary of Royal Road. Provided the Minimum Tender Condition is met, the Offeror will have a sufficient number of Caza Shares to acquire all of the Caza Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction (as defined herein) or, if a sufficient number of Caza Shares are tendered to the Offer, a Compulsory Acquisition (as defined herein). See Section 17 of the Circular, “Acquisition of Caza Shares not Deposited”.

Ownership of the Royal Road Shares that may be distributed in connection with the Offer involves certain risks. For a discussion of various risk factors you should consider in evaluating the Offer, refer to Section 25 of the Circular, “Risk Factors”.

No Person (including the Depositary or any dealer manager or any soliciting dealer) has been authorized to give any information or make any representation or warranty on behalf of the Offeror or any of its Affiliates in connection with the Offer other than as contained in the Offer, Circular and Letter of Acceptance and Transmittal and, if given or made, any such information, representation or warranty must not be relied upon as having been authorized by the Offeror, the Depositary or any dealer manager or any soliciting dealer. Except as set out in this document, no broker, investment dealer or other Person has been appointed as an agent of the Offeror or any of its Affiliates, the Depositary or any dealer manager for purposes of the Offer.

This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will tenders be accepted from or on behalf of, Caza Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Caza Shareholders in any such jurisdiction.

The head office and the registered office of the Offeror is located at Ground Floor, 4 Wharf Street, St. Helier, Jersey, Channel Islands JE2 3NR.

Various capitalized terms used in this document (including in these cover pages) are defined in the Glossary of this document.

Information contained in this document is given as of January 19, 2017, unless otherwise specifically noted or the context otherwise requires. The Offeror does not undertake to update any such information except as require by applicable Canadian Securities Laws. Information in the Offer and Circular related to Caza has been compiled from public sources. See “Notice Regarding Caza Information” on the following page hereof.

NOTICE TO CAZA SHAREHOLDERS IN THE UNITED STATES

The Offer is being made for the securities of a Canadian foreign private issuer that does not have securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Offer is not subject to Section 14(d) of the Exchange Act, or Regulation 14D promulgated thereunder.

The Royal Road Shares that will be issued to Caza Shareholders have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States and are being issued in the United States in reliance on the exemption from the registration requirements of the U.S. Securities Act set out in Rule 802 thereunder (“Rule 802”) and exemptions provided under the securities laws of each applicable state of the United States. Rule 802 provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for securities of a foreign subject company where certain requirements are met. These requirements include:

•	Caza being a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act;

•	Caza Shareholders in the United States holding no more than 10 percent (10%) of the securities Caza;

•	Caza Shareholders in the United States participating in the Offer on terms at least as favourable as those offered to any other holder of the subject securities;

•

an informational document in connection with the Offer being published or disseminated to shareholders in the United States, complying with the disclosure requirements set forth in Rule 802, on a comparable basis to that provided to holders of the subject securities in the foreign subject company’s home jurisdiction; and

•	the informational document, including any amendments thereto, being furnished to the SEC on Form CB together with a Form F-X to appoint an agent for service of process in the United States.

This Circular has been furnished with the United States Securities and Exchange Commission (the “SEC”) on Form CB.

The Offer is being conducted in accordance with Rule 802, Section 14(e) of the Exchange Act and Regulation 14E promulgated thereunder. The Offeror, a Canadian foreign private issuer, is permitted to prepare the Offer and Circular in accordance with the disclosure requirements of applicable Canadian provincial and federal laws, and in accordance with applicable Canadian provincial and federal corporate and takeover offer rules.

The Offer is being made for the securities of a Canadian issuer and by a Canadian issuer that is permitted to prepare the Offer and Circular in accordance with the disclosure requirements in force in Canada. Caza Shareholders in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of U.S. companies. Caza Shareholders in the United States should be aware that the disposition of their Caza Shares and the acquisition of Royal Road Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein and such Caza Shareholders are encouraged to consult their tax advisors. See “Certain Canadian Federal Income Tax Considerations” in Section 18 of the Circular and “Certain United States Federal Income Tax Considerations” in Section 19 of the Circular.

The enforcement by Caza Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the Laws of Jersey and Caza is incorporated under the Laws of British Columbia, Canada, that some or all of their respective officers and directors may be residents of a foreign country, that some or all of the experts named herein may be residents of a foreign country and that all or a substantial portion of the assets of the Offeror and Caza and said Persons may be located outside the United States. Caza Shareholders may not be able to sue the Offeror or Caza or their officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel the Offeror or Caza or their respective Affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Royal Road may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

Information concerning the mineral properties of Royal Road contained in this Circular or incorporated herein by reference has been prepared in accordance with the requirements of Canadian securities laws, which differ in material respects from the requirements of U.S. securities laws applicable to companies subject to the reporting and disclosure requirements of the SEC. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian Securities Administrators’ National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in SEC Industry Guide 7 under the U.S. Securities Act. Under SEC Industry Guide 7 standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time of the reserve determination, a “final” or “bankable” feasibility study is required to report “reserves”, the three-year historical average price is used in any reserve or cash flow analysis to designate “reserves” and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” used in the documents incorporated by reference into this Circular are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures. Accordingly, information contained in the documents incorporated by reference herein contain descriptions of mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In accordance with Rule 802, the Offer is not required to be extended to security holders in those states that require registration or qualification.

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED FOR OFFER AND SALE IN CERTAIN U.S. STATES WHERE CAZA SHAREHOLDERS RESIDE AND NO SUCH OFFER TO SELL OR SALE, OR SOLICITATION OF AN OFFER TO BUY MAY BE MADE IN SUCH U.S. STATES.

v

NOTICE REGARDING CAZA INFORMATION

Unless otherwise indicated, the information concerning Caza contained in the Offer Documents has been taken from or based entirely upon publicly available documents and records on file with the Securities Regulatory Authorities and other public sources at the time of the Offer and has not been independently verified by Royal Road. Although Royal Road has no knowledge that would indicate that any of the statements contained in the Offer Documents and taken from or based on such public documents, records and sources are untrue or incomplete, Royal Road assumes no responsibility for the accuracy or completeness of such information, or for any failure by Caza to disclose publicly facts, events or acts that may have occurred or come into existence or that may affect the significance or accuracy of any such information and that are unknown to Royal Road. Unless otherwise indicated, information concerning Caza is given as at January 19, 2017.

No stockbroker, investment dealer or other person (including the Depositary) has been authorized to give any information or make any representations in connection with the Offer and related transactions described in this Offer to Purchase, other than those contained in this Offer to Purchase and in the accompanying Circular, and if any such information is given or made it must not be relied upon as having been authorized by Royal Road.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Caza Shares and is not made for any Convertible Securities, including, without limitation, any Caza Options or Caza Warrants. Any holder of Convertible Securities that wishes to accept the Offer in respect of the Caza Shares issuable upon exercise, exchange or conversion thereof should, to the extent permitted by the terms of such Convertible Securities and applicable Law, fully exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Caza Shares that may be deposited in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have certificates representing the Caza Shares received on such exercise, exchange or conversion available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”. See Section 6 of the Circular, See Section 6 of the Circular, “Treatment of Convertible Securities”.

CANADIAN CURRENCY

In this Offer to Purchase and Circular, unless otherwise specified, all references to “$” are to Canadian dollars.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Offer to Purchase and the Circular, including statements made under some of the information incorporated by reference in this Offer to Purchase and Circular, under Section 4 of the Circular, “Reasons to Accept the Offer”, Section 5 of the Circular, “Purpose of the Offer and Royal Road’s Plans for Caza”, Section 10 of the Circular, “Certain Effects of the Offer”, and Section 17 of the Circular, “Acquisition of Caza Shares Not Deposited”, are “forward-looking statements” and are prospective. Often, but not always, forward-looking statements may be identified by their use of forward- looking terminology such as the words “plans”, “forecasts”, “expects” or “does not expect”, “expected”, “projects”, “believes” or “does not believe”, “anticipates” or “does not anticipate”, “intends” or “does not intend”, “estimates”, “scheduled” or other similar words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which could cause actual results, performance or achievements of Royal Road or Caza to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this document and the documents incorporated by reference herein are based on Royal Road’s beliefs and opinions at the time the statements are or were made, and there should be no expectation that these forward-looking statements will be updated, revised or supplemented as a result of changing circumstances or otherwise unless required by applicable Laws.

TABLE OF CONTENTS

NOTICE TO CAZA SHAREHOLDERS IN THE UNITED STATES		iv
NOTICE REGARDING CAZA INFORMATION		vi
NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES		vi
CANADIAN CURRENCY		vi
FORWARD-LOOKING STATEMENTS		vi
TABLE OF CONTENTS		7
QUESTIONS AND ANSWERS ABOUT THE OFFER		1
GLOSSARY		8
SUMMARY		13
OFFER TO PURCHASE		19
1.	The Offer	19
2.	Time for Acceptance	20
3.	Manner of Acceptance	20
4.	Conditions of the Offer	25
5.	Extension, Variation or Change in the Offer	27
6.	Take-Up of and Payment for Deposited Caza Shares	29
7.	Return of Deposited Caza Shares	30
8.	Right to Withdraw Deposited Caza Shares	30
9.	Notice and Delivery	32
10.	Mail Service Interruption	32
11.	Changes in Capitalization	33
12.	Caza Shares Not Deposited Under the Offer	33
13.	Market Purchases	33
14.	Other Terms of the Offer	34
CIRCULAR		36
1.	Royal Road	36
2.	Caza	36
3.	Background to the Offer	37
4.	Reasons to Accept the Offer	39
5.	Purpose of the Offer and Royal Road’s Plans for Caza	40
6.	Treatment of Convertible Securities	41
7.	Certain Information Concerning Royal Road and its Authorized and Outstanding Share Capital	41
8.	Unaudited Consolidated Pro Forma Financial Statements	43
9.	Documents Incorporated by Reference	43
10.	Certain Effects of the Offer	44
11.	Ownership of and Trading in Securities of Caza	45
12.	Agreements, Commitments or Understandings	45
13.	Other Material Facts Concerning Caza	52
14.	Commitments to Acquire Securities of Caza	52
15.	Price Range and Trading Volumes of the Caza Shares	52
16.	Regulatory Matters	52
17.	Acquisition of Caza Shares Not Deposited	53
18.	Certain Canadian Federal Income Tax Considerations	57
19.	Certain United States Federal Income Tax Considerations	64
20.	Comparison of BCBCA and Companies Jersey Law	69
21.	Stock Exchange Listing Application	87
22.	Legal Matters	87
23.	Interests of Experts	88
24.	Other Matters Relating to the Offer	88
25.	Risk Factors	88
26.	Depositary	91
27.	Statutory Rights	91
28.	Jersey Law Matters	91
29.	Directors’ Approval	92
CERTIFICATE OF ROYAL ROAD MINERALS LIMITED		93
CONSENT OF COUNSEL		94
APPENDIX “A”		95

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are some of the questions with respect to the Offer that you, as a holder of Caza Shares, may have and the answers to those questions. These questions and answers are not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase and the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery. The information contained in these questions and answers is qualified in its entirety by the more detailed descriptions and information contained in the Offer to Purchase and the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery. Therefore, you are urged to read the entire Offer to Purchase and the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery carefully prior to making any decision regarding whether or not to tender your Caza Shares. Cross-references in this question and answer section to other sections of the Offer to Purchase and the Circular where you will find more complete descriptions of the topics mentioned below have been included. Unless otherwise defined herein, capitalized terms have the meanings given to them in the “Glossary” below.

Who is offering to buy my Caza Shares?

Royal Road, a corporation existing under the Laws of Jersey, Channel Islands, is a mineral exploration company based in St. Helier, Jersey. The Royal Road Shares are listed and trade on the TSXV under the symbol “RYR”. Royal Road’s head office is located at Ground Floor, 4 Wharf Street, St. Helier, Jersey JE2 3NR. See Section 1 of the Circular, “Royal Road”.

What is Royal Road proposing?

Royal Road is offering to purchase all of the issued and outstanding Caza Shares not currently owned by Royal Road or its Affiliates, subject to the terms and conditions set forth in the Offer to Purchase and the Circular. See Section 1 of the Offer, “The Offer”.

What would I receive in exchange for my Caza Shares?

For each Caza Share you hold and validly tender in accordance with the terms of the Offer and do not subsequently withdraw, Royal Road is offering 0.16 of a Royal Road Share.

What are some of the significant conditions of the Offer?

The Offer is subject to several conditions, some of the most important of which are as follows:

•

there being validly deposited under the Offer and not withdrawn at the Expiry Time, Caza Shares representing not less than 90% of the total outstanding Caza Shares (calculated on a Fully-Diluted Basis);

•	receipt of all government and regulatory approvals, orders, rulings, exemptions, consents necessary with respect to the completion of the Offer;

•	the Offeror shall have determined in its sole judgment, acting reasonably, that, since the announcement of the Offer, no Material Adverse Change shall have occurred;

•	each of the Investment Agreements shall have terminated and be of no force and effect; and

•

each of the directors and officers of Caza shall have provided their resignations from all offices with Caza or each of its subsidiaries and delivered a release in favour of Caza and the Offeror on such terms as are satisfactory to the Offeror, acting reasonably.

See Section 4 of the Offer to Purchase, “Conditions of the Offer”, for additional conditions of the Offer.

Why is Royal Road making the Offer?

The purpose of the Offer is to enable Royal Road to acquire all of the issued and outstanding Caza Shares to acquire control of Caza’s mineral properties in Nicaragua. If the Offeror completes the Offer but does not then own 100% of the Caza Shares, the Offeror currently intends to acquire any Caza Shares not deposited in connection with the Offer in a second-step transaction. This transaction will take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction. The Offer is not being made for any Caza Options, Caza Warrants or other Convertible Securities.

Why should Caza Shareholders accept Royal Road’s offer to buy Caza?

Royal Road believes that the Offer will deliver superior value to Caza Shareholders because:

Caza Shareholders should consider the following factors in making their decision to accept the Offer:

•	Caza Shareholders will be able to participate in Royal Road’s exploration projects in Colombia.

•	Caza Shareholders will continue to participate in any increase in value of the Caza’s projects in Nicaragua by holding approximately 25.3% of the outstanding Royal Road Shares.

•	Royal Road has a proven leadership team in place with a track record in discovery, development and company-building.

•

The Offer allows Royal Road and Caza to aggregate high quality mineral properties, all in Latin America, and is intended to help each company to geographically diversify its assets, benefit from combined exploration exposure, reduce single-project risk and allow for improved financing and growth opportunities.

•	Caza’s public disclosure shows that it is in serious financial difficulty.

•	The Offer is intended to create a combined company with a more diversified shareholder base and result in more liquidity for investors and improved financing opportunities.

•	The Caza Board has unanimously approved and recommended that Caza Shareholders accept the Offer.

•

The Institutional Shareholder, Caza’s largest shareholders and a secured creditor, as well as all of the directors and officers of Caza have entered into the Lock-Up Agreements pursuant to which they have agreed to deposit to the Offer all Caza Shares held by them, representing approximately 82% of the Caza Shares, subject to the terms and conditions of such agreements. As a result, we do not believe that there is any realistic prospect of an impending competing offer for the Caza Shares by a third party.

What securities are being sought in the Offer?

Royal Road is offering to purchase all of the outstanding Caza Shares. As of January 19, 2017, 141,302,005 Caza Shares were issued and outstanding. The Offer includes Caza Shares that may become outstanding after the date of this Offer, but prior to the Expiry Time, upon the exercise of any Caza Options and Caza Warrants that are exercisable for Caza Shares or upon the exercise of any other Caza Convertible Securities. The Offer is not being made for any Caza Options, Caza Warrants, or any other Caza Convertible Securities. See Section 1, “The Offer”.

How will Caza Options and Caza Warrants be treated in the Offer?

The Offer is made only for outstanding Caza Shares and not for any Caza Options, Caza Warrants, or other Caza other Caza Convertible Securities. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable law, fully exercise or convert such securities sufficiently in advance of the Expiry Time of the Offer in order to obtain Caza Shares that may be deposited in accordance with the terms of the Offer.

If Royal Road takes up and pay for Caza Shares under the Offer, it currently intends to implement a Compulsory Acquisition, a Subsequent Acquisition Transaction, or take such other action as may be available. In the event that Royal Road implements a Subsequent Acquisition Transaction, it may be structured in a manner so that the holders of Caza Options or Caza Warrants, will, pursuant to the terms thereof, receive Royal Road Shares upon the proper exercise or conversion of the Caza Options or Caza Warrant. The number of Royal Road Shares to be issued and the exercise price will reflect the exchange ratio used in our Offer. Alternatively, Royal Road may take any other actions available to it to cause the exercise or termination of any remaining Caza Options or Caza Warrants.

Will fractional shares be issued in the Offer?

No. Royal Road will not issue fractional Royal Road Shares. Instead, where a Caza Shareholder is to receive Royal Road Shares as consideration under the Offer and the aggregate number of Royal Road Shares to be issued to such Caza Shareholder would result in a fraction of a Royal Road Share being issuable, the number of Royal Road Shares to be received by such Caza Shareholder will either be rounded up (if the fractional interest is 0.5 or more) or rounded down (if the fractional interest is less than 0.5) to the nearest whole number.

How many Royal Road Shares could be issued pursuant to the Offer?

Royal Road expects to issue approximately 22,608,321 Royal Road Shares under the Offer based on the number of Caza Shares outstanding as at January 19, 2017, and assuming that all of the Caza Shares are acquired upon completion of the Offer and any Subsequent Acquisition Transaction, and assuming that holders of in-the-money Caza Options and Caza Warrants elect to exercise their Caza Options and Caza Warrants in advance of the successful completion of the Offer. See Section 1 of the Offer to Purchase, “The Offer”, and Section 6 of the Circular, “Treatment of Convertible Securities”.

Will my ownership and voting rights as a shareholder of Royal Road be the same as my ownership and voting rights as a shareholder of Caza?

As noted above, Royal Road expects to issue approximately 22,608,321 Royal Road Shares in connection with the Offer, which would result in there being a total of approximately 89,254,272 Royal Road Shares outstanding (based on the number of Royal Road Shares outstanding as at January 19, 2017), with Caza Shareholders holding approximately 25.3% of the Royal Road Shares on an issued basis. Each Caza Share carries the right to one vote at meetings of Caza Shareholders. Each Royal Road Share carries the right to one vote at meetings of Royal Road shareholders. See Section 7 of the Circular, “Certain Information Concerning Royal Road and its Authorized and Outstanding Share Capital”.

How long do I have to decide whether to tender to the Offer?

The Offer is open for acceptance until 11:59 p.m. (Pacific Time), on February 27, 2017, or until such other time and date as set out in a notice of variation of the Offer as Royal Road determines, issued at any time and from time to time at its discretion. See Section 2 of the Offer to Purchase, “Time for Acceptance”.

Can the Expiry Time for the Offer be extended?

Yes. Royal Road may, in its sole discretion, elect to extend the Expiry Time for the Offer from the time referenced in the answer to the previous question. Under certain circumstances, Royal Road may be required to extend the Expiry Time for the Offer under Canadian and U.S. Securities Laws. If Royal Road elects to extend, or is required to extend, the Expiry Time for the Offer, it will publicly announce the variation and, if required by applicable law, it will mail you a copy of the notice of variation. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.

How do I tender my Caza Shares?

If you are a registered Caza Shareholder (meaning that a physical certificate or DRS Statement representing your Caza Shares is registered in your name), you must properly complete and execute the accompanying Letter of Acceptance and Transmittal (printed on YELLOW paper) and deposit it, along with the certificate(s) representing your Caza Shares and any other required documents prior to 11:59 p.m. (Pacific Time) on February 27, 2017 in accordance with the rules and instructions set out in the Letter of Acceptance and Transmittal. If you are a registered Caza Shareholder and wish to accept the Offer, but are unable to deposit your share certificate(s) by the Expiry Time in accordance with the rules and instructions set out in the Letter of Acceptance and Transmittal, you can accept the Offer by following the procedures for guaranteed delivery described in Section 3 of the Offer, “Manner of Acceptance”.

If you are a non-registered Caza Shareholder (meaning that your Caza Shares are held for your benefit in an account maintained with an investment dealer, broker, bank, trust company or other intermediary), you should contact such intermediary if you wish to tender your Caza Shares to the Offer. Intermediaries will likely establish tendering cutoff times that are up to 48 hours prior to the Expiry Time. As a result, Caza Shareholders who wish to tender their Caza Shares to the Offer and whose Caza Shares are held through an intermediary should promptly and carefully follow the instructions provided to them by their investment dealer, broker, bank, trust company or other intermediary.

Certain non-registered Caza Shareholders whose Caza Shares are held in the name of CDS may accept the Offer, through their respective CDS Participant, by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. Any financial institution or other entity that is a participant in CDS can cause CDS to make a book-entry transfer of a Caza Shareholder’s Caza Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Caza Shareholders who wish to accept the Offer by book-entry transfer should contact the Depositary for assistance. Contact details for the Depositary may be found on the back page of this document. See Section 3 of the Offer, “Manner of Acceptance”.

Caza Shareholders who wish to accept the Offer are invited to contact the Depositary for assistance with respect to acceptance of the Offer. The Depositary can be contacted at 1-800-564-6253 (Toll free in North America), or at 1-514-982-7555 (Collect Outside of North America), or by e-mail at corporateactions@computershare.com. See Section 3 of the Offer, “Manner of Acceptance”.

What if I have lost my Caza Share certificate(s) but wish to tender my Caza Shares to the Offer?

You should complete your Letter of Acceptance and Transmittal as fully as possible and state in writing the circumstances surrounding the loss and forward the documents to the Depositary. The Depositary will forward a copy to the transfer agent for the Caza Shares and such transfer agent will advise you of replacement requirements which must be completed and returned before the expiry of the Offer.

See Section 3 of the Offer to Purchase, “Manner of Acceptance”.

If I accept the Offer, when will I receive Royal Road Shares?

If the conditions of the Offer are satisfied or waived, and if we consummate the Offer and take up your Caza Shares, you will receive the Royal Road Shares issued as consideration for the Caza Shares tendered to the Offer promptly after the Expiry Time. See Section 6 of the Offer to Purchase, “Take-Up and Payment for Deposited Caza Shares”.

Who is the Depositary under the Offer?

Computershare Investor Services Inc. is acting as Depositary under the Offer. The Depositary will be responsible for receiving certificates representing Caza Shares and accompanying Letters of Acceptance and Transmittal and other documents. The Depositary is also responsible for receiving Notices of Guaranteed Delivery, giving notices, if required, and making payment for all Caza Shares purchased by us under the terms of the Offer. The Depositary will also facilitate book-entry tenders of Caza Shares.

Will I be able to withdraw previously tendered Caza Shares?

Yes. You may withdraw Caza Shares previously tendered by you at any time (i) before Caza Shares deposited under the Offer are taken up by us under the Offer, (ii) if your Caza Shares have not been paid for by us within three Business Days after having been taken up, and (iii) in certain other circumstances. See Section 8 of the Offer to Purchase, “Right to Withdraw Deposited Caza Shares”.

How do I withdraw previously tendered Caza Shares?

You must send a notice of withdrawal to the Depositary prior to the occurrence of certain events and within the time periods set forth in Section 8 of the Offer to Purchase, “Right to Withdraw Deposited Caza Shares”, and the notice must contain specific information outlined therein.

Will I have to pay any fees or commissions?

If you are the registered owner of your Caza Shares and you tender your Caza Shares directly to the Depositary you will not have to pay brokerage fees or incur similar expenses. If you own your Caza Shares through a broker or other nominee and your broker tenders the Caza Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

What will happen if the Offer is withdrawn?

Unless all of the conditions to the Offer have been satisfied or waived at or prior to the Expiry Time, Royal Road will not be obligated to take up and purchase Caza Shares tendered to the Offer and we may withdraw the Offer. If the Offer is withdrawn in this manner all of your Caza Shares that were deposited and not withdrawn will be returned to you with no payment.

How will Canadian residents and non-residents of Canada be taxed for Canadian income tax purposes?

Generally, Caza Shareholders resident in Canada who hold their Caza Shares as capital property for purposes of the Tax Act and who dispose of such shares to Royal Road under the Offer will not realize a capital gain or a capital loss as a result of the exchange of their Caza Shares for Royal Road Shares pursuant to the Offer. The cost for tax purposes to shareholders of Royal Road Shares received on the Offer will generally be equal to the adjusted cost base of their Caza Shares that are exchanged for Royal Road Shares pursuant to the Offer. Alternatively, such shareholders will be entitled to recognize for Canadian federal tax purposes a capital gain or capital loss, otherwise determined, from such exchange.

Generally, Caza Shareholders not resident in Canada for purposes of the Tax Act who hold their Caza Shares as capital property for purposes of the Tax Act and who dispose of such shares to Royal Road under the Offer will not realize a capital gain or capital loss as a result of the exchange of their Caza Shares for Royal Road Shares pursuant to the Offer. Alternatively, such shareholders will be entitled to recognize for Canadian federal tax purposes a capital gain or capital loss, otherwise determined, from such exchange. With respect to any capital gain realized on the sale of Caza Shares to Royal Road under the Offer, the gain will not be subject to tax pursuant to the Tax Act unless those shares constitute “taxable Canadian property” (within the meaning of the Tax Act) to such Caza Shareholders and the gain is not exempt pursuant to an applicable income tax treaty.

The foregoing is a brief summary of Canadian federal income tax consequences only and is qualified by the more detailed general description of Canadian federal income tax considerations under “Certain Canadian Federal Income Tax Considerations” in Section 18 of the Circular. Caza Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Caza Shares pursuant to the Offer or a disposition of Caza Shares pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction.

How will U.S. holders be taxed for U.S. federal income tax purposes?

Subject to the passive foreign investment company rules, U.S. holders (as defined below) who hold Caza Shares as capital assets and who dispose of such shares to Royal Road under the Offer will likely recognize capital gain or loss equal to the difference between (i) the fair market value of the Royal Road Shares that the U.S. holder is entitled to receive pursuant to the Offer and (ii) the U.S. holder’s adjusted tax basis in the Caza Shares disposed of pursuant to the Offer. If Caza were to constitute a passive foreign investment company for any taxable year during which a U.S. holder held Caza Shares, then special rules will apply to U.S. holders. Under these rules, any gain recognized by a U.S. holder may be taxed at ordinary income tax rates and may be subject to an interest charge.

The foregoing is a brief summary of United States federal income tax consequences only and is qualified by the more detailed general description of United States federal income tax considerations under “Certain United States Federal Income Tax Considerations” in Section 19 of the Circular. Caza Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Caza Shares pursuant to the Offer or a disposition of Caza Shares pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction.

Will I be able to trade the Royal Road Shares I receive?

You will be able to trade the Royal Road Shares that you receive under the Offer. The TSXV has granted conditional listing approval for the Royal Road Shares issuable under the Offer, subject to completion and delivery of customary documentation to the TSXV. Such listing will be subject to Royal Road fulfilling all of the listing requirements of the TSXV.

Is Royal Road’s financial condition relevant to my decision to tender my Caza Shares in the Offer?

Yes. Royal Road Shares will be issued to Caza Shareholders who validly tender their Caza Shares, so you should consider its financial condition before you decide to tender your Caza Shares to the Offer. In considering Royal Road’s financial condition, you should review the documents included and incorporated by reference in the Offer to Purchase and Circular because they contain detailed business, financial and other information about us.

If I decide not to tender, how will my Caza Shares be affected?

If Royal Road takes up and pays for the Caza Shares validly tendered, it currently intends to take such action as is necessary, including effecting a Compulsory Acquisition or a Subsequent Acquisition Transaction, to acquire any Caza Shares not tendered. It is Royal Road’s current intention that the consideration to be offered for Caza Shares under such Subsequent Acquisition Transaction will be the same consideration offered under the Offer. In connection with such a transaction, you may have dissent rights. We reserve the right not to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction. See Section 12 of the Offer to Purchase, “Caza Shares Not Deposited Under the Offer”.

Will Caza continue as a public company?

If, as a result of the Offer and any subsequent transaction, the number of holders of Caza Shares is sufficiently reduced, Caza may become eligible to cease to be a reporting issuer in Canada. To the extent permitted by applicable law, Royal Road intends to delist the Caza Shares from the TSXV and, where applicable, to cause Caza to cease to be a public company. The rules and the regulations of the TSXV could also, upon the consummation of the Offer and/or a subsequent transaction, lead to the delisting of the Caza Shares from such exchange. See Section 5 of the Circular, “Purpose of the Offer and Royal Road’s Plans for Caza”.

What is the market value of my Caza Shares?

On December 5, 2016, the last trading day prior to the date on which Royal Road announced its intention to make the Offer, the closing price of the Caza Shares on the TSXV was $0.035. Royal Road urges you to obtain recent quotations for the Caza Shares and Royal Road Shares before deciding whether or not to tender your Caza Shares. See Section 15 of the Circular, “Price Range and Trading Volumes of the Caza Shares”.

If the Offer is successful will the Board of Directors and management of Caza change?

Yes. If the Offer is successful it is anticipated that the current management of Royal Road will manage Caza in place of Caza’s current management, and that the board of directors of Caza will be replaced by nominees of Royal Road. See Section 5 of the Circular, “Purpose of the Offer and Royal Road’s Plans for Caza”.

Who can I call with questions about the Offer or for more information?

You can call our Company Secretary if you have questions or requests for additional copies of the Offer to Purchase and Circular. Questions and requests should be directed to the following telephone number: +44 1534 887 166.

GLOSSARY

Glossary of General Terms

In the Offer Documents, unless the context otherwise requires, the following terms have the meanings indicated:

“Affiliates” has the meaning given to it in the Securities Act;

“Appointee” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance”;

“Acquisition Proposal” has the meaning given to it in Section 12 of the Circular, “Agreements, Commitments or Understandings”;

“Annual Information Form” or “AIF”, in each case, means the annual information form of Royal Road for the fiscal year ended December 31, 2015, dated December 12, 2016 and filed with Securities Regulatory Authorities in British Columbia, Alberta and Ontario;

“Annual MD&A” has the meaning ascribed thereto in Section 9 of the Circular, “Documents Incorporated by Reference”;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Caza Shareholder’s Caza Shares into the Depositary’s account at CDS;

“Business Day” means, unless otherwise specified herein, a day, other than a Saturday or a Sunday, on which the principal commercial banks located in Jersey, Channel Islands, Toronto, Ontario and Vancouver, British Columbia are open for the conduct of business;

“Caza” means Caza Gold Corp.;

“Caza Board” means the board of directors of Caza;

“Caza Options” means the outstanding options to acquire Caza Shares, pursuant to the Caza Stock Option Plan or any prior stock option plan of Caza, as applicable;

“Caza Shares” means the issued and outstanding common shares in the capital of Caza, including all common shares of Caza issued prior to the Expiry Time upon the exercise, exchange or conversion of any Caza Options, Caza Warrants, convertible securities or other rights that are exercisable or exchangeable for or convertible into common shares of Caza, and “Share” means any one common share of Caza;

“Caza Shareholders” means the registered or beneficial holders, as context requires, of the issued and outstanding Caza Shares and “Caza Shareholder” means any one of them;

“Caza Stock Option Plan” means the employee incentive stock option plan attached as Schedule “C” to Caza’s management information circular dated May 14, 2016, as amended from time to time;

“Caza Warrant” means an issued and outstanding warrant to purchase Caza Shares;

“CDS” means CDS Clearing and Depository Services Inc. or its nominee;

“CDS Participants” means a direct or indirect participant of CDS;

“CDSX” means the computer system by which CDS Participants can deposit book-based shares to the Depository directly in lieu of completing and depositing a Letter of Acceptance and Transmittal with the Depositary;

“Circular” means the take-over bid circular accompanying the Offer to Purchase and forming a part of the Offer;

“Companies Jersey Law” means the Companies (Jersey) Law 1991, as amended from time to time;

“Compelled Acquisition” has the meaning given to it in Section 17 below of the Circular, “Acquisition of Caza Shares Not Deposited”;

“Compulsory Acquisition” has the meaning given to it in Section 17 below of the Circular, “Acquisition of Caza Shares Not Deposited”;

“Convertible Securities” means all securities convertible into, or exchangeable or exercisable for, Caza Shares or otherwise evidencing a right to acquire any Caza Shares or other securities of Caza and including, without limitation, all Caza Options and Caza Warrants;

“Court” has the meaning given to it in Section 17 of the Circular, “Acquisition of Caza Shares Not Deposited”

“CRA” means the Canada Revenue Agency;

“Depositary” means Computershare Investor Services Inc., or such other person as is appointed to act as depositary by Royal Road;

“Deposited Caza Shares” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance – Dividends and Distributions; Liens”;

“Dissenting Offeree” has the meaning ascribed thereto in Section 17 of the Circular, “Acquisition of Caza Shares Not Deposited – Compulsory Acquisition”;

“Distributions” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance – Dividends and Distributions; Liens”;

“DRS Statement” means a Direct Registration System statement;

“DTC” means The Depository Trust Company;

“Eligible Institution” means a Canadian Schedule I chartered bank, a commercial bank or trust company in the United States, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks or trust companies in the United States;

“Expiry Time” has the meaning ascribed thereto in Section 2 of the Offer, “Time for Acceptance”;

“Fully-Diluted Basis” means, with respect to the number of outstanding Caza Shares at any time, that number of Caza Shares which would be outstanding assuming that all Caza Options, Caza Warrants, convertible securities and other rights to acquire Caza Shares, whether vested or unvested, have been exercised or exchanged for or converted into Caza Shares;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent or authority of any of the foregoing; or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“IFRS” means accounting principles generally accepted in Canada applicable to public companies at the relevant time and which incorporates International Financial Reporting Standards as adopted by the Canadian Accounting Standards Board;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“insider” has the meaning given to it in the Securities Act;

“Institutional Shareholder” means Polygon Mining Opportunity Master Fund;

“Interim MD&A” has the meaning ascribed thereto in Section 9 of the Circular, “Documents Incorporated by Reference”;

“in-the-money” means, when referring to the exercise, exchange or conversion price of any Caza Option, Caza Warrant or other convertible security, a price that is less than the Offer consideration;

“Investment Agreements” means, collectively, the investment agreements dated December 18, 2014 and October 28, 2013, respectively, in each case, between Caza and the Institutional Shareholder, and any amendments, supplements or replacements thereto;

“Law” or “Laws” means all international trade agreements, codes and conventions, laws, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, stays, determinations, awards, decrees and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the TSXV), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such laws as are applicable to such person or its business, undertaking, property or securities and emanate from such Governmental Entity or self-regulatory authority having jurisdiction over the person or persons or its or their business, undertaking, property or securities;

“Letter of Acceptance and Transmittal” means the letter of acceptance and transmittal in the form accompanying the Offer and Circular (printed on YELLOW paper);

“Lock-Up Agreements” means, collectively, the separate lock-up agreements between the Offeror and each of the Locked-Up Shareholders, in each case, originally dated December 5, 2016, as amended and restated on January 6, 2017;

“Locked-Up Shareholders” means, collectively, (i) the Institutional Shareholder; and (ii) each of the following directors and officers of Caza: Brian W. Arkell, Philip Yee, Marco Montecinos and Stewart L. Lockwood, and “Locked-Up Shareholder” means any of them;

“Mandatory Extension Period” has the meaning ascribed thereto in Section 5 of the Offer;

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any fact or state of facts, circumstance, change, effect, occurrence or event which: (a) either individually is or in the aggregate are, or individually or in the aggregate would reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of such Person and its subsidiaries, taken as a whole, other than any fact or state of facts, circumstance, change, effect, occurrence or event resulting from or arising in connection with: (i) any change in IFRS or changes in regulatory accounting requirements applicable to the mineral exploration, development and production industry (the “Relevant Industry”) as a whole; (ii) conditions affecting the Relevant Industry as a whole, including changes in Laws (including Tax Laws); (iii) any natural disaster; (iv) any actions taken (or omitted to be taken) at the written request of other Party hereto; or (v) any action taken by the Person or any of its subsidiaries that is required pursuant to the Support Agreement (including any steps taken to obtain any required regulatory approvals), provided, however, that with respect to paragraphs (i), (ii) and (iii) such matter does not have a materially disproportionate effect on the Person and its subsidiaries, taken as a whole, relative to comparable entities operating in the Relevant Industry, and references in certain sections of the Support Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Material Adverse Change” or a “Material Adverse Effect” has occurred; or (b) either individually or in the aggregate prevents, or individually or in the aggregate would reasonably be expected to prevent, the Person from performing its obligations under the Support Agreement in any material respect;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators, as the same may be amended from time to time;

“Minimum Tender Condition” has the meaning given to it in Section 4 of the Offer to Purchase, “Conditions of the Offer”;

“NI 45-106” National Instrument 45-106 – Prospectus Exemptions, as amended or replaced from time to time;

“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Non-Resident Shareholder” has the meaning given to it in Section 21 of the Circular, “Canadian Federal Income Tax Considerations”;

“Notice of Guaranteed Delivery” means the accompanying notice of guaranteed delivery in the form accompanying the Offer and Circular (printed on GREEN paper);

“Offer” means the offer by Royal Road to purchase all of the issued and outstanding Caza Shares made hereby, the terms and conditions of which are set forth in the Offer to Purchase, the Circular, the Letter of Acceptance and Transmittal, and the Notice of Guaranteed Delivery.

“Offer Documents” means, collectively, the Offer to Purchase, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, as amended from time to time;

“Offeror” means Royal Road;

“Offeror’s Notice” has the meaning ascribed thereto in Section 17 below of the Circular, “Acquisition of Shares Not Deposited - Compulsory Acquisition”;

“Offer Period” means the period commencing on the date of the Offer and ending at the Expiry Time;

“Offer and Circular” means the Offer to Purchase and the Circular, collectively.

“Offer to Purchase” means the offer to purchase Caza Shares as described herein.

“person” includes an individual, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, body corporate, trust, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Purchased Securities” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance – Power of Attorney”;

“Royal Road” means Royal Road Minerals Limited;

“Royal Road Board” means the board of directors of Royal Road;

“Royal Road Private Placement” has the meaning given to it in Section 7 of the Circular, “Certain Information Concerning Royal Road and its Authorized and Outstanding Share Capital”;

“Royal Road Shares” means the ordinary shares in the capital of Royal Road;

“Second Step Transaction” means a Compulsory Acquisition or a Subsequent Acquisition Transaction;

“Securities Act” means the Securities Act (British Columbia) and the rules and regulations made thereunder, and published policies in respect thereof, as now in effect and as they may be promulgated, published or amended from time to time;

“Securities Laws” means the Securities Act and all other applicable securities Laws;

“Securities Regulatory Authorities” means all applicable securities regulatory authorities, including (i) the provincial securities regulatory authorities in the provinces of Canada in which Caza is a reporting issuer (or the equivalent), and (ii) applicable stock exchanges, including the TSXV;

“SEDAR” means the System for Electronic Document Analysis and Retrieval (SEDAR);

“Statutory Minimum Condition” has the meaning ascribed thereto in Section 4 of the Offer, “Conditions of the Offer”;

“Subsequent Acquisition Transaction” has the meaning given to it in Section 17 of the Circular, “Acquisition of Caza Shares Not Deposited”;

“subsidiary” means, with respect to a specified body corporate, anybody corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

“Superior Bid” has the meaning given to it in Section 12 of the Circular, “Agreements, Commitments or Understandings”;

“Support Agreement” means the support agreement between Royal Road and Caza originally dated December 5, 2016, as amended and restated on January 6, 2017;

“Take-up Date” has the meaning given to it in Section 12 of the Circular, “Agreements, Commitments or Understandings - Termination of the Support Agreement”;

“Tax Act” means the Income Tax Act (Canada), as amended from time to time;

“taxable capital gain” has the meaning given to it in Section 18 of the Circular, “Canadian Federal Income Tax Considerations”; and

“TSXV” means the TSX Venture Exchange.

SUMMARY

The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offer Documents. Caza Shareholders are urged to read the Offer Documents in their entirety. Capitalized terms used in this summary are defined in “Definitions”.

The Offer

Royal Road hereby offers to purchase, on the basis of 0.16 of a Royal Road Share for each Caza Share, subject to adjustment for fractional shares, on the terms and subject to the conditions set forth herein and in the Letter of Acceptance and Transmittal (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), all of the outstanding Caza Shares, other than Caza Shares beneficially owned by Royal Road and its Affiliates, and including any Caza Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time upon the exercise, exchange or conversion of any Caza Options, Caza Warrants or other Convertible Securities. The Offer will be open for acceptance until the Expiry Time, unless the Offer is extended or withdrawn by Royal Road. See Section 2 of the Offer to Purchase, “Time for Acceptance”.

The obligation of Royal Road to take up and pay for Caza Shares deposited pursuant to the Offer is subject to certain conditions, including, among other things, there being validly deposited under the Offer and not withdrawn at the Expiry Time that number of Caza Shares that satisfies the Minimum Tender Condition. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

The Offer is not being made to, nor will deposits be accepted from or on behalf of, Caza Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, Royal Road or its agents may, in the sole discretion of Royal Road, take such action as Royal Road may deem necessary to extend the Offer to Caza Shareholders in any such jurisdiction.

Royal Road

Royal Road, a corporation incorporated and registered as a public limited liability company under the Companies Jersey Law (with registered number 105651) and existing under the Laws of Jersey, Channel Islands, is a mineral exploration and development company. Royal Road is involved in the evaluation, acquisition, exploration, development and exploitation of precious and base metal deposits. The Royal Road Shares are listed and trade on the TSXV under the symbol “RYR”. Royal Road’s head office is located at Ground Floor, 4 Wharf Street, St. Helier, Jersey JE2 3NR.

Royal Road is a reporting issuer or equivalent in the provinces of British Columbia, Alberta and Ontario, and files its continuous disclosure documents and other documents with the Securities Regulatory Authorities of those provinces. Such documents are available through the SEDAR website at www.sedar.com. The principal market for the trading of the Royal Road Shares is the TSXV, where the Royal Road Shares are listed and trade on Tier 2 under the symbol “RYR”.

Caza

Caza is a mineral exploration company engaged in the evaluation, acquisition, exploration, development and exploitation of precious metal and base metal properties in Latin America. Caza’s registered and head office address is located at 301 - 700 West Pender Street, Vancouver, British Columbia V6C 1G8.

Caza is a reporting issuer or equivalent in the provinces of British Columbia, Alberta, Saskatchewan, Ontario, and Nova Scotia, and files its continuous disclosure documents and other documents with the Securities Regulatory Authorities of those provinces. Such documents are available through the SEDAR website at www.sedar.com. The principal market for the trading of Caza Shares is the TSXV, where the Caza Shares are listed and trade on Tier 2 under the symbol “CZY”. The Caza Shares also trade on the Frankfurt Stock Exchange under the symbol “CZ6”, and the OTC Pink in the United States under the symbol “CZGDF”.

According to Caza’s interim financial statements as at September 30, 2016, there were (a) 141,302,005 Caza Shares issued and outstanding, (b) 5,715,001 Caza Shares issuable pursuant to Caza Options, and (c) 88,160,000 Caza Shares issuable upon the exercise of Caza Warrants.

Purpose of the Offer

The purpose of the Offer is to enable Royal Road to acquire all of the issued and outstanding Caza Shares to acquire control of Caza’s mineral properties in Nicaragua. If the Offer is successful and Royal Road acquires all of the issued and outstanding Caza Shares, Royal Road intends to conduct a detailed review of Caza’s assets, corporate structure, capitalization, policies, management and personnel to determine what changes would be desirable in light of such review and the circumstances which then exist.

If permitted by applicable laws, Royal Road intends to cause Caza to apply to delist the Caza Shares from the TSXV as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. See Section 5 of the Circular, “Purpose of the Offer and Royal Road’s Plans for Caza” and Section 17 of the Circular, “Acquisition of Caza Shares Not Deposited”.

Reasons to Accept the Offer

Caza Shareholders should consider the following factors in making their decision to accept the Offer:

•

Opportunity for participation in Royal Road’s exploration projects in Colombia. Since the Offer is a share exchange transaction, Caza Shareholders will, upon the successful completion of the Offer through their ownership of Royal Road Shares, benefit from any future increases in value associated with the continued exploration of Royal Road’s portfolio of assets in Colombia.

•

Continued participation in the Caza’s projects in Nicaragua. Shareholders will continue to participate in any increase in value of the Caza’s projects in Nicaragua by holding approximately 25.3% of the outstanding Royal Road Shares following the successful completion of the Offer (prior to any issuance of Royal Road Shares pursuant to the proposed Royal Road Private Placement).

•

Proven leadership team in place. Following the successful completion of the Offer, Royal Road will continue to be guided by an experienced board of directors and management team, which collectively has extensive project exploration and development, acquisition, corporate finance and other relevant industry experience, all of which is necessary to discover, evaluate and acquire prospective mineral projects, advance projects from the exploration stage to development, and to create shareholder value by doing so.

•

Financial Status of Caza. Caza’s public disclosure shows that it is consuming, rather than generating, cash. Caza currently has a substantial working capital deficit. Caza and the Caza Board have, over the past twelve months, conducted a strategic review process and no buyers for Caza or its assets or alternative transactions have emerged. Given Caza’s serious financial difficulty, its inability to source additional financing, and the Locked-Up Shareholders’ respective agreements to tender their Caza Shares pursuant to the Offer, we believe that there is no realistic probability of a “white-knight” emerging and completing a transaction that is superior to the Offer.

•

Accretive Assets; Enhanced Liquidity. Caza’s current active exploration projects are all located in Nicaragua. The Offer allows Royal Road and Caza to aggregate high quality mineral properties, all in Latin America, and is intended to help each company to geographically diversify its assets, benefit from combined exploration exposure, reduce single-project risk and allow for improved financing and growth opportunities. The Institutional Shareholder now beneficially owns 77.5% of the Caza Shares and Caza Warrants to purchase up to 88,160,000 Caza Shares (which are significantly out of the money), which, if fully exercised on the date hereof, would increase such beneficial ownership to approximately 86% of the outstanding Caza Shares. Because of this concentration of ownership, there is limited liquidity for Caza Shareholdings and associated challenges for Caza to raise additional financing and enter into certain transactions. The Offer is intended to create a combined company with a more diversified shareholder base and result in more liquidity for investors and improved financing opportunities.

•	Unanimous Recommendation of the Caza Board. The Caza Board has unanimously approved and recommended that Caza Shareholders accept the Offer.

•

Support of Shareholders. The Institutional Shareholder, Caza’s largest shareholders and a secured creditor, as well as all of the directors and officers of Caza have entered into the Lock-Up Agreements pursuant to which they have agreed to deposit to the Offer all Caza Shares held by them, representing approximately 82% of the Caza Shares, subject to the terms and conditions of such agreements. As a result, there is no impending prospect of a competing offer for the Caza Shares by a third party.

See Section 4 of the Circular, “Reasons to Accept the Offer”.

Support Agreement and Lock-Up Agreements

Royal Road and Caza have entered into the Support Agreement, pursuant to which Royal Road has agreed to make the Offer and Caza has agreed to support the Offer and not to solicit any competing acquisition proposals. Pursuant to the Lock-Up Agreements entered into with Royal Road, the Institutional Shareholder, Caza’s largest shareholder and secured creditor, and each of the directors and senior officers of Caza have agreed, subject to certain exceptions, to deposit under the Offer and not withdraw an aggregate of 115,879,351 Caza Shares, collectively, representing approximately 82% of the outstanding Caza Shares, calculated on both a non-diluted and fully-diluted “in the money” basis. See Section 12 of the Circular, “Agreements, Commitments or Understandings”.

Treatment of Convertible Securities

The Offer is made only for Caza Shares and is not made for any Caza Options, Caza Warrants or other Convertible Securities. Any holder of Caza Options, Caza Warrants or other Convertible Securities who wishes to accept the Offer in respect of the Caza Shares issuable upon exercise, exchange or conversion thereof should, to the extent permitted by the terms of such Caza Options, Caza Warrants or other Convertible Securities and applicable Law, fully exercise, exchange or convert such Caza Options, Caza Warrants or other Convertible Securities in order to obtain certificates representing Caza Shares that may be deposited in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Caza Options, Caza Warrants or other Convertible Securities will have certificates representing the Caza Shares received on such exercise, exchange or conversion available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Caza Options, Caza Warrants or other Convertible Securities of exercising, exchanging or converting or not exercising, exchanging or converting their Caza Options, Caza Warrants or other Convertible Securities, as applicable, and the tax consequences to such holders resulting from the consummation of any Second Step Transaction, are not described in this Offer to Purchase and Circular. Holders of Caza Options, Caza Warrants or other Convertible Securities are urged to consult their own tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise, exchange or convert or not exercise exchange or convert such Caza Options, Caza Warrants or other Convertible Securities and the consummation of any Second Step Transaction. See Section 6 of the Circular, “Treatment of Convertible Securities”.

Time for Acceptance

The Offer is open for acceptance commencing on this date until the Expiry Time, unless extended or withdrawn by Royal Road. The Expiry Time is currently 11:59 p.m. (Pacific Time) on February 27, 2017. See Section 2 of the Offer to Purchase, “Time for Acceptance”, and Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.

Manner of Acceptance

Each registered Caza Shareholder (meaning a Caza Shareholder that has a physical certificate or DRS Statement representing Caza Shares registered in such Caza Shareholder’s name), must properly complete and execute the accompanying Letter of Acceptance and Transmittal (printed on YELLOW paper) and deposit it, along with the certificate(s) representing such Caza Shareholder’s Caza Shares and any other required documents prior to 11:59 p.m. (Pacific Time) on February 27, 2017 in accordance with the rules and instructions set out in the Letter of Acceptance and Transmittal. Registered Caza Shareholder’s that wish to accept the Offer, but are unable to deposit their share certificate(s) by the Expiry Time in accordance with the rules and instructions set out in the Letter of Acceptance and Transmittal, can accept the Offer by following the procedures for guaranteed delivery described in Section 3 of the Offer, “Manner of Acceptance”.

Each non-registered Caza Shareholder (meaning a Caza Shareholder that has Caza Shares that are being held for such Caza Shareholder’s benefit in an account maintained with an investment dealer, broker, bank, trust company or other intermediary), should contact such intermediary for purposes of tendering Caza Shares to the Offer. Intermediaries will likely establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, Caza Shareholders who wish to tender their Caza Shares to the Offer and whose Caza Shares are held through an intermediary should promptly and carefully follow the instructions provided to them by their investment dealer, broker, bank, trust company or other intermediary.

Certain non-registered Caza Shareholders whose Caza Shares are held in the name of CDS may accept the Offer, through their respective CDS Participant, by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. Any financial institution or other entity that is a participant in CDS can cause CDS to make a book-entry transfer of a Caza Shareholder’s Caza Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Caza Shareholders who wish to accept the Offer by book-entry transfer should contact the Depositary for assistance. Contact details for the Depositary may be found on the back page of this document. See Section 3 of the Offer, “Manner of Acceptance”.

Caza Shareholders who wish to accept the Offer are invited to contact the Depositary for assistance with respect to acceptance of the Offer. The Depositary can be contacted at 1-800-564-6253 (Toll free in North America), or at 1-514-982-7555 (Collect Outside of North America), or by e-mail at corporateactions@computershare.com. See Section 3 of the Offer, “Manner of Acceptance”.

Conditions

Royal Road will have the right to withdraw or terminate the Offer, and will not be required to take up or pay for, and/or may extend the period of time during which the Offer is open and/or may postpone taking up and paying for any Caza Shares deposited under the Offer unless all of the conditions described in Section 4 of the Offer to Purchase, “Conditions of the Offer” are satisfied or waived by Royal Road at or prior to the Expiry Time. The Offer is conditional on, among other things, there being validly deposited under the Offer and not withdrawn at the Expiry Time such number of Caza Shares that, when added to the Caza Shares beneficially owned by Royal Road and its Affiliates (if any), satisfies the Minimum Tender Condition. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

The conditions of the Offer are for the exclusive benefit of Royal Road and may be waived by it, in its sole discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time without prejudice to any of the rights that Royal Road may have.

Take-Up of and Payment for Deposited Caza Shares

Upon the terms and subject to the satisfaction or waiver by the Offeror of conditions of the Offer, the Offeror will take up Caza Shares validly tendered to the Offer and not withdrawn, not later than ten (10) calendar days after the Expiry Time and will pay for the Caza Shares taken up as soon as possible, but in any event not later than three (3) Business Days after taking up the Caza Shares. Any Caza Shares tendered to the Offer after the first date on which Caza Shares have been taken up by the Offeror will be taken up and paid for not later than ten (10) calendar days after such tender. See Section 6 of the Offer, “Take Up and Payment for Deposited Caza Shares”.

Right to Withdraw Deposited Caza Shares

Except as otherwise provided in Section 8 of the Offer to Purchase, “Right to Withdraw Deposited Caza Shares”, all deposits of Caza Shares under the Offer will be irrevocable.

Acquisition of Caza Shares Not Deposited

If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is shorter, the Offeror takes up and pays for 90% or more of the outstanding Caza Shares (calculated on a diluted basis including exercisable or exchangeable Convertible Securities) under the Offer, the Offeror currently intends to acquire the remainder of the Caza Shares by way of a Compulsory Acquisition for consideration per Caza Share not less than the consideration paid by the Offeror under the Offer.

If, within 120 days after the Expiry Time, the Offeror holds more than 66 2/3%, but less than 90%, of the outstanding Caza Shares (calculated on a diluted basis including exercisable or exchangeable Convertible Securities), or if a Compulsory Acquisition is not available to the Offeror, the Offeror currently intends to use commercially reasonable efforts to acquire the remainder of the Caza Shares by way of a Subsequent Acquisition Transaction for consideration per Caza Share not less than the consideration paid by the Offeror under the Offer. See Section 17 of the Circular, “Acquisition of Caza Shares Not Deposited”.

Certain Canadian Federal Income Tax Considerations

Generally, Caza Shareholders resident in Canada who hold their Caza Shares as capital property for purposes of the Tax Act and who dispose of such shares to Royal Road under the Offer will not realize a capital gain or a capital loss as a result of the exchange of their Caza Shares for Royal Road Shares pursuant to the Offer. The cost for tax purposes to Caza Shareholders of Royal Road Shares received on the Offer will generally be equal to the adjusted cost base of their Caza Shares that are exchanged for Royal Road Shares pursuant to the Offer. Alternatively, such Caza Shareholders will be entitled to recognize for Canadian federal tax purposes a capital gain or capital loss, otherwise determined, from such exchange.

Generally, Caza Shareholders not resident in Canada for purposes of the Tax Act who hold their Caza Shares as capital property for purposes of the Tax Act and who dispose of such shares to Royal Road under the Offer will not realize a capital gain or capital loss as a result of the exchange of their Caza Shares for Royal Road Shares pursuant to the Offer. Alternatively, such Caza Shareholders will be entitled to recognize for Canadian federal tax purposes a capital gain or capital loss, otherwise determined, from such exchange. With respect to any capital gain realized on the sale of Caza Shares to Royal Road under the Offer, the gain will not be subject to tax pursuant to the Tax Act unless those shares constitute “taxable Canadian property” (within the meaning of the Tax Act) to such Caza Shareholders and the gain is not exempt pursuant to an applicable income tax treaty.

The foregoing is a brief summary of Canadian federal income tax consequences only and is qualified by the more detailed general description of Canadian federal income tax considerations under “Certain Canadian Federal Income Tax Considerations” in Section 18 of the Circular. Caza Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Caza Shares pursuant to the Offer or a disposition of Caza Shares pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction.

Certain United States Federal Income Tax Considerations

Subject to the passive foreign investment company rules, U.S. holders (as defined below) who hold Caza Shares as capital assets and who dispose of such shares to Royal Road under the Offer will likely recognize capital gain or loss equal to the difference between (i) the fair market value of the Royal Road Shares that the U.S. holder is entitled to receive pursuant to the Offer and (ii) the U.S. holder’s adjusted tax basis in the Caza Shares disposed of pursuant to the Offer. If Caza were to constitute a passive foreign investment company for any taxable year during which a U.S. holder held Caza Shares, then special rules will apply to U.S. holders. Under these rules, any gain recognized by a U.S. holder may be taxed at ordinary income tax rates and may be subject to an interest charge.

The foregoing is a brief summary of United States federal income tax consequences only and is qualified by the more detailed general description of United States federal income tax considerations under “Certain United States Federal Income Tax Considerations” in Section 19 of the Circular. Caza Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Caza Shares pursuant to the Offer or a disposition of Caza Shares pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction.

Regulatory Matters

The acquisition of the Caza Shares pursuant to the Offer or a Second Step Transaction, as applicable, is subject to, among other things, compliance with Securities Laws. See Section 16 of the Circular, “Regulatory Matters”.

Certain Effects of the Offer

If Royal Road takes up and pays for such number of Shares which constitutes at least 66 2/3% of the outstanding Shares (on a Fully-Diluted Basis) under the Offer, Royal Road will own sufficient Caza Shares to acquire all of the Caza Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction, or, if a sufficient number of Caza Shares are tendered, a Compulsory Acquisition. In such event, if permitted by applicable Law, the Offeror will apply to delist the Caza Shares from the TSXV and there will no longer be a trading market for the Caza Shares. Even if the Compulsory Acquisition or Subsequent Acquisition Transaction cannot be completed as quickly as intended, the purchase of Caza Shares by the Offeror pursuant to the Offer will reduce the number of Caza Shares that might otherwise trade publicly, as well as the number of Caza Shareholders and would likely adversely affect the liquidity and market value of the remaining Caza Shares held by the public.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Caza to cease to be a reporting issuer (or equivalent) under applicable Canadian Securities Laws.

Stock Exchange Listing

The Caza Shares are listed on the TSXV under the trading symbol “CZY”. See Section 11 of the Circular, “Ownership of and Trading in Securities of Caza”. If permitted by applicable Laws, Royal Road intends to cause Caza to apply to delist the Caza Shares from the TSXV as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. See Section 10 of the Circular, “Certain Effects of the Offer”. The TSXV has granted conditional listing approval for the Royal Road Shares issuable under the Offer, subject to completion and delivery of customary documentation to the TSXV.

Depositary

Royal Road has engaged Computershare Investor Services Inc. to act as Depository for the Offer. The Depositary will: (a) receive reasonable and customary compensation from Royal Road for the services provided in connection with the Offer; (b) be reimbursed for certain out-of-pocket expenses in connection therewith; and (c) be indemnified against certain liabilities and expenses in connection therewith. See Section 26 of the Circular, “Depositary”.

OFFER TO PURCHASE

The accompanying Circular, Letter of Acceptance and Transmittal (printed on YELLOW paper) and Notice of Guaranteed Delivery (printed on GREEN paper), which are incorporated into and form part of the Offer, contain important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in this Offer and not otherwise defined herein, have the respective meanings ascribed to them in the Glossary of this document unless the context otherwise requires.

January 20, 2017

TO: THE HOLDERS OF COMMON SHARES OF CAZA GOLD CORP.

1.	The Offer

Royal Road hereby offers to purchase, upon the terms and subject to satisfaction or waiver by the Offeror of the conditions of the Offer, all of the outstanding Caza Shares other than Caza Shares beneficially owned by Royal Road and its Affiliates, and including any Caza Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time upon the exercise, exchange or conversion of any Convertible Securities, on the basis of 0.16 of a Royal Road Share for each Caza Share. Following acceptance of the Offer, each Caza Shareholder whose Caza Shares are taken up by the Offeror will be entitled to receive, in respect of his/her/its Caza Shares, 0.16 of a Royal Road Share in exchange for each Caza Share. The TSXV has granted conditional listing approval for the Royal Road Shares issuable under the Offer, subject to completion and delivery of customary documentation to the TSXV. Listing of the Royal Road Shares will be subject to the Offeror fulfilling all of the applicable listing requirements of the TSXV.

The Offer is made only for Caza Shares and is not made for any Caza Options, Caza Warrants, or other Convertible Securities. Any holder of Caza Options, Caza Warrants or other Convertible Securities who wishes to accept the Offer in respect of the Caza Shares issuable upon exercise, exchange or conversion thereof should, to the extent permitted by the terms of such Convertible Securities and applicable Laws, fully exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Caza Shares that may be deposited in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have certificates representing the Caza Shares received on such exercise, exchange or conversion available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of this Offer to Purchase, “Manner of Acceptance - Procedure for Guaranteed Delivery”. See Section 6 of the Circular, “Treatment of Convertible Securities”.

The Caza Shares are listed for trading on the TSXV under the symbol “CZY”. The closing price of the Caza Shares on January 19, 2017, the last trading day prior to the announcement of the Offer, was $0.02. The Royal Road Shares are listed for trading on the TSXV under the symbol “RYR”. The closing price of the Royal Road Shares on January 19, 2017, was $0.10. Based upon the volume weighted average price of the Royal Road Shares for the five trading days following December 5, 2016, the date Royal Road announced its intention to make the Offer, being $0.093 per share, the consideration offered pursuant to the Offer has a value of $0.015 per Caza Share. The exchange ratio was determined by using: (i) $0.015 per share for the Caza Shares; and (ii) a price of the $0.093 per share for the Royal Road Shares.

No fractional Royal Road Shares will be issued pursuant to the Offer. Where the aggregate number of Royal Road Shares to be issued to a Caza Shareholder as consideration under the Offer would result in a fraction of a Royal Road Share being issuable, the number of Royal Road Shares to be received by such Shareholder will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number.

The obligation of Royal Road to take up and pay for Caza Shares deposited pursuant to the Offer is subject to certain conditions, including, among other things, there being validly deposited under the Offer and not withdrawn at the Expiry Time that number of Caza Shares that satisfies the Minimum Tender Condition. See Section 4 of this Offer to Purchase, “Conditions of the Offer”.

No Person (including the Depositary or any dealer manager or any soliciting dealer) has been authorized to give any information or make any representation or warranty on behalf of the Offeror or any of its Affiliates in connection with the Offer other than as contained in the Offer, Circular and Letter of Acceptance and Transmittal and, if given or made, any such information, representation or warranty must not be relied upon as having been authorized by the Offeror, the Depositary or any dealer manager or any soliciting dealer. Except as set out in this document, no broker, investment dealer or other Person has been appointed as an agent of the Offeror or any of its Affiliates, the Depositary or any dealer manager for purposes of the Offer.

This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will tenders be accepted from or on behalf of, Caza Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Caza Shareholders in any such jurisdiction.

2.	Time for Acceptance

The Offer is open for acceptance from the date hereof until 11:59 p.m. (Pacific Time) on February 27, 2017, unless the Offer is extended by the Offeror (the “Expiry Time”) or withdrawn by the Offeror pursuant to Section 5 of this Offer, “Extension, Variation or Change in the Offer”. The Offeror will not amend the Offer to cause the Expiry Time to occur earlier than 35 days following the date of the Offer. If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived by the Offeror at the expiry of the initial deposit period under the Offer and the Offeror takes up the Caza Shares deposited under the Offer, the Offeror will make a public announcement confirming those matters and extend the period during which Caza Shares may be deposited and tendered to the Offer for a period of not less than ten (10) Business Days after the date of such announcement. See Section 5 of this Offer, “Extension, Variation or Change in the Offer – Mandatory Extension Period”.

3.	Manner of Acceptance

Letter of Acceptance and Transmittal

Registered Caza Shareholders (meaning Caza Shareholders that have either a physical certificate or a DRS Statement representing Caza Shares registered in their name) may accept the Offer by depositing the following documents with the Depositary, at any one of the offices specified in the Letter of Acceptance and Transmittal, prior to the Expiry Time:

(a)	certificate(s) representing the Caza Shares for which the Offer is accepted (if applicable);

(b)	an executed copy of the Letter of Acceptance and Transmittal, in the form accompanying the Offer (printed on YELLOW paper), or a manually signed facsimile thereof; and

(c)	any other relevant documents required by the rules set out in the Letter of Acceptance and Transmittal.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents prior to the Expiry Time at one of the addresses for the Depositary noted on the Letter of Acceptance and Transmittal.

Registered Caza Shareholders that cannot comply on a timely basis with these procedures for deposit of the certificate(s) representing their Caza Shares prior to the Expiry Time may use the procedure for guaranteed delivery described below in this Section 3 of the Offer.

Non-registered Caza Shareholders whose Caza Shares are held on their behalf, or for their account, by a broker, investment dealer, bank, trust company or other intermediary, should contact such intermediary directly if they wish to tender Caza Shares to the Offer. Intermediaries will likely establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, non- registered Caza Shareholders who wish to tender their Caza Shares to the Offer and whose Caza Shares are held through an intermediary should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary.

Certain non-registered Caza Shareholders whose Caza Shares are held in the name of CDS may accept the Offer, through their respective CDS Participant, by following the procedures for book-entry transfer established by CDS, provided that a book-entry transfer through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. Any financial institution or other entity that is a participant in CDS can cause CDS to make a book-entry transfer of a Caza Shareholder’s Caza Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Caza Shareholders who wish to accept the Offer by book-entry transfer should contact the Depositary for assistance. Contact details for the Depositary may be found on the back page of this document. See Section 3 of this Offer, “Acceptance by Book- Entry Transfer”.

No fee or commission will be payable by a Caza Shareholder who tenders his/her/its Caza Shares to the Offer directly to the Depositary (including through a book-entry transfer) or who makes use of the services of a Soliciting Dealer to accept the Offer.

Signature Guarantees

No signature guarantee is required on the Letter of Acceptance and Transmittal if (i) the Letter of Acceptance and Transmittal is signed by the registered owner of the Caza Shares exactly as the name of the registered Caza Shareholder appears on the share certificate(s) deposited therewith, and the consideration to be received by such registered Caza Shareholder under the Offer is to be delivered directly to such registered Caza Shareholder; or (ii) Caza Shares are tendered to the Offer for the account of an Eligible Institution

Caza Shares are tendered to the Offer for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Caza Shares is registered in the name of a Person other than the signatory of a Letter of Acceptance and Transmittal or if the consideration to be received under the Offer is to be delivered to a Person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Method of Delivery

The method of delivery of the certificate(s) or DRS Statement representing Caza Shares, the Letter of Acceptance and Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the tendering Caza Shareholder. The Offeror recommends that those documents be delivered by hand to the Depositary and that a receipt be obtained. If the certificate(s) or DRS Statement for Caza Shares and the other documents are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended, and it is suggested that the mailing be made sufficiently in advance of the Expiry Time to permit receipt by the Depositary prior to such time. Delivery will only be effective upon actual receipt of certificate(s) or DRS Statement for such Caza Shares and all other relevant documents by the Depositary.

Caza Shareholders who wish to tender Caza Shares to the Offer and whose Caza Shares are held through an intermediary should immediately contact such intermediary in order to take the necessary steps to be able to tender such Caza Shares to the Offer.

Procedure for Guaranteed Delivery

If a registered Caza Shareholder wishes to accept the Offer and either: (i) the certificate(s) or DRS Statement representing such Caza Shareholder’s Caza Shares is (are) not immediately available; (ii) the Caza Shareholder cannot complete the procedure for book-entry transfer of the Caza Shares on a timely basis; or (iii) such Caza Shareholder cannot deliver the certificate(s) or DRS Statement for the applicable Caza Shares, the Letter of Acceptance and Transmittal and all other required documents (if any) to the Depositary by the Expiry Time, those Caza Shares may nevertheless be tendered to the Offer provided that all of the following conditions are met:

(a)	such tender is made only at the principal office of the Depositary in Toronto, Ontario, by or through an Eligible Institution;

(b)

a Notice of Guaranteed Delivery (printed on GREEN paper) (or a manually signed facsimile thereof), properly completed and duly executed, including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its principal office in Toronto, Ontario prior to the Expiry Time; and

(c)

the certificate(s) or DRS Statement representing the applicable Caza Shares, in proper form for transfer, together with a properly completed and duly signed Letter of Acceptance and Transmittal (or a manually signed facsimile thereof), or, in the case of a book-entry transfer, a DRS Statement representing such Caza Shares, with signatures guaranteed if so required in accordance with the Letter of Acceptance and Transmittal and all other required documents required by such Letter of Acceptance and Transmittal, are received at the Toronto, Ontario office of the Depositary by 11:59 p.m. (Pacific Time) on or before the third trading day on the TSXV after the Expiry Time.

The Notice of Guaranteed Delivery may be delivered by hand or couriered or mailed to the Depositary only at its principal office in Toronto, Ontario or transmitted by facsimile to the number set out on the back page of the Notice of Guaranteed Delivery, and must include a signature guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Acceptance and Transmittal and accompanying certificate(s) (if applicable) and other required documents to an address, or transmission by facsimile (if applicable) to a number, other than as set out on the back page of the Notice of Guaranteed Delivery will not constitute a valid delivery to the Depositary.

Non-registered Caza Shareholders

Non-registered Caza Shareholders whose Caza Shares are held on their behalf, or for their account, by a broker, investment dealer, bank, trust company or other intermediary, should contact such intermediary directly if they wish to tender Caza Shares to the Offer. Intermediaries will likely establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, non- registered Caza Shareholders who wish to tender their Caza Shares to the Offer and whose Caza Shares are held through an intermediary should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary.

Acceptance by Book-Entry Transfer

Certain non-registered Caza Shareholders whose Caza Shares are held in the name of CDS may accept the Offer, through their respective CDS Participants, by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. The Depositary will establish an account at CDS for the purpose of the Offer. Any financial institution or other entity that is a participant in CDS may cause CDS to make a book-entry transfer of a Caza Shareholder’s Caza Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Caza Shares to the Depositary by means of a book-entry transfer will constitute a valid tender under the Offer.

Caza Shareholders, through their respective CDS Participants, who use CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS will be deemed to have completed and submitted a Letter of Acceptance and Transmittal and to be bound by the terms thereof and therefor such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.

Caza Shareholders who cannot comply on a timely basis with these procedures for book-entry transfer prior to the Expiry Time may use the procedure for guaranteed delivery described above in this Section 3 of the Offer.

Any Caza Shareholder that has Caza Shares registered in the name of an investment dealer, broker, bank, trust company or other intermediary should immediately contact that intermediary for assistance if such Caza Shareholder wishes to accept the Offer.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any deposit of Caza Shares will be determined by the Offeror in its sole discretion, which determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any and all deposits of Caza Shares determined by it not to be in proper form, or where the issue of Royal Road Shares in respect of such deposit may, in the opinion of the Offeror’s legal counsel, be unlawful. The Offeror also reserves the absolute right to, in its sole discretion waive: (i) any of the conditions of the Offer (except the Statutory Minimum Condition); or (ii) any defect or irregularity in any deposit of Caza Shares. No deposit of Caza Shares will be considered properly made until all defects and irregularities have been cured or waived to the satisfaction of the Offeror. None of the Offeror, the Depositary or any other Person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery) will be final and binding on all parties. The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set out herein.

Under no circumstances will any amount be payable or paid by the Offeror or the Depositary by reason of any delay in exchanging any Caza Shares or in issuing Royal Road Shares to any Person on account of Caza Shares taken up under the Offer.

Dividends and Distributions; Liens

Subject to the terms and conditions of the Offer and, in particular, to Caza Shares being validly withdrawn by or on behalf of a depositing Caza Shareholder, and except as provided below in this Section 3, by accepting the Offer using the procedures set out above in this Section 3, a Caza Shareholder irrevocably assigns to the Offeror, and the Offeror will thereby acquire, free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of others, all of the rights and benefits of such Caza Shareholder in and to the Caza Shares tendered to the Depositary under the Offer (the “Deposited Caza Shares”) and in and to all rights and benefits arising from such Deposited Caza Shares, including any and all dividends, distributions, payments, securities, property and other interests (collectively, “Distributions” and each individually a “Distribution”), which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Caza Shares, or any of them, on and after January 20, 2017 (being the date of the Offer), including any dividends, distributions or payments on such Distributions.

If, notwithstanding such assignment, any Distributions are received by or made payable to or to the order of a Caza Shareholder, then: (i) the Offeror will be entitled to all rights and privileges as the owner of any such Distribution and such Distribution shall be received and held by such Caza Shareholder for the account of the Offeror and shall be promptly remitted and transferred by the Caza Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer (in form and substance satisfactory to the Offeror); or (ii) in its sole discretion, the Offeror may, in lieu of such remittance or transfer, reduce the amount of the consideration payable to such Caza Shareholder under the Offer by deducting from the number of Royal Road Shares otherwise issuable by the Offeror to the Caza Shareholder pursuant to the Offer a number of Royal Road Shares equal in value to the amount or value of such Distribution, as determined by the Offeror, in its sole discretion.

The declaration or payment of any such Distribution or the distribution or issuance of any such securities, rights or other interests with respect to the Caza Shares, may have tax consequences not discussed in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” or Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”. Shareholders should consult their own tax advisors in respect of any such Distribution.

Power of Attorney

The delivery of an executed Letter of Acceptance and Transmittal to the Depositary (or, in the case of Caza Shares deposited by book-entry transfer by the making of a book-entry transfer into the Depositary’s accounts with CDS) irrevocably approves, constitutes and appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Caza Shares covered by the Letter of Acceptance and Transmittal or book-entry transfer (which Caza Shares upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”), each officer of the Offeror and any other Person designated by the Offeror in writing (each an “Appointee”) as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution and re-substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), of the depositing Caza Shareholder with respect to the Purchased Securities. The Letter of Acceptance and Transmittal or the making of a book-entry transfer authorizes an Appointee, in the name and on behalf of such Caza Shareholder: (i) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of Caza; (ii) for so long as any Purchased Securities are registered or recorded in the name of such Caza Shareholder (whether or not they are now so registered or recorded), to exercise any and all rights of such Caza Shareholder, including the right to vote, to execute and deliver any and all instruments of proxy, authorizations or consents (in form and on terms satisfactory to the Offeror) in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent, and to designate in such instrument, authorization or consent any Person or Persons as the proxy of such Caza Shareholder in respect of the Purchased Securities for all purposes, including in connection with any meeting or meetings of holders of relevant securities of Caza (whether annual, special or otherwise or any adjournment thereof, including any meeting to consider a Subsequent Acquisition Transaction); (iii) to execute, endorse and negotiate, for and in the name of and on behalf of such Caza Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Caza Shareholder; and (iv) to exercise any other rights of a holder of Purchased Securities.

A Caza Shareholder who accepts the Offer through the use of the Letter of Acceptance and Transmittal (or, in the case of Caza Shares deposited by book-entry transfer, by the making of a book-entry transfer into the Depositary’s accounts with CDS) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Caza Shareholder at any time with respect to the Purchased Securities. The Caza Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Purchased Securities by or on behalf of the depositing Caza Shareholder unless the Purchased Securities are not taken up and paid for under the Offer. A Caza Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities taken up and paid for under the Offer at any meeting of holders of relevant securities of Caza (whether annual, special or otherwise or any adjournment or postponement thereof) and not to exercise any other rights or privileges attached to such Purchased Securities, or otherwise act with respect thereto. The Caza Shareholder accepting the Offer agrees to execute and deliver to the Offeror, at any time and from time to time, as and when requested by, and at the expense of, the Offeror, any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of any such Purchased Securities. Such Caza Shareholder further agrees to designate in any such instruments of proxy, the Person or Persons specified by the Offeror as the proxyholder of the Caza Shareholder in respect of all or any such Purchased Securities.

Further Assurances

A Caza Shareholder who accepts the Offer covenants, under the terms of the Letter of Acceptance and Transmittal (including a Letter of Acceptance and Transmittal deemed to have been delivered by a Caza Shareholder who deposits Caza Shares by book-entry transfer), to execute, upon request of the Offeror, any additional documents, transfers and other assurances as the Offeror may reasonably request to complete the sale, assignment and transfer of the Purchased Securities (including, as applicable, Distributions) to the Offeror. All authority conferred or agreed to be conferred under a Letter of Acceptance and Transmittal (including deemed submission in the case of book-entry transfers) delivered by or on behalf of a Caza Shareholder is irrevocable may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of such holder and all obligations of the holder therein will be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Binding Agreement

Acceptance of the Offer using the procedures set out above will constitute a binding agreement between a depositing Caza Shareholder and the Offeror, effective immediately following the Offeror taking up Caza Shares deposited by such Caza Shareholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Caza Shareholder that: (i) the Person signing the Letter of Acceptance and Transmittal or on whose behalf a book-entry transfer is made, owns the Deposited Caza Shares, has full power and authority to execute and deliver the Letter of Acceptance and Transmittal or cause the book- entry transfer to be made (as applicable) and to deposit, sell, assign and transfer the Deposited Caza Shares (and any associated Distributions); (ii) the Deposited Caza Shares and associated Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Caza Shares or associated Distributions, to any other person; (iii) the deposit of the Deposited Caza Shares and associated Distributions complies with applicable Law; (iv) when the Deposited Caza Shares and associated Distributions are taken up and paid for by the Offeror in accordance with the terms of the Offer, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others; and (v) the Caza Shareholder is not acting for the account or benefit of a person from any jurisdiction in which the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction and is not in, or delivering the Letter of Acceptance and Transmittal, from, such a jurisdiction.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer, subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to Section 5 of the Offer, “Extension and Variation of the Offer”, the Offeror will not take up, purchase or pay for any Caza Shares unless, at 11:59 p.m. (Pacific Time) on February 27, 2017 or such earlier or later time during which Caza Shares may be deposited under the Offer, excluding the Mandatory Extension Period or any extension thereafter, there shall have been validly deposited under the Offer and not withdrawn that number of Caza Shares, that constitutes more than 50% of the outstanding Caza Shares, excluding any Caza Shares beneficially owned, or over which control or direction is exercised, by the Offeror or by any Person acting jointly or in concert with the Offeror (the “Statutory Minimum Condition”). In the event the Statutory Minimum Condition is not satisfied, the Offeror will have the right to withdraw or terminate the Offer or to extend the period of time during which the Offer is open for acceptance. The Statutory Minimum Condition cannot be waived by the Offeror.

In addition, the Offeror shall have the right to withdraw the Offer and not take up, purchase or pay for any Caza Shares tendered to the Offer, unless all of the following conditions are satisfied or waived by the Offeror prior to 11:59 a.m. (Pacific Time) on February 27, 2017 or such earlier or later time during which Caza Shares may be deposited under the Offer, excluding the Mandatory Extension Period or any extension thereafter:

(a)

at the Expiry Time, and at the time the Offeror first takes up Caza Shares under the Offer, there shall have been validly deposited under the Offer and not withdrawn at least ninety percent (90%) of the outstanding Caza Shares (calculated on a Fully-Diluted Basis) (the “Minimum Tender Condition”);

(b)

all government and regulatory approvals, orders, rulings, exemptions, consents which, in the sole judgment of the Offeror, acting reasonably, are necessary with respect to the making and completion of the Offer, shall have been obtained on terms and conditions satisfactory to the Offeror in its sole judgment, acting reasonably, and shall be in full force and effect, including that the TSXV shall have granted conditional approval in respect of the making and the completion of the Offer (subject only to customary conditions);

(c)

no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private Person in Canada or elsewhere, whether or not having the force of law, and no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which Caza carries on business) shall have been proposed, enacted, promulgated, amended or applied, which in any case, in the sole judgment of the Offeror, acting reasonably:

(i)

has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by, or the sale to, the Offeror of the Caza Shares or the right of the Offeror to own or exercise full rights of ownership of the Caza Shares;

(ii)

has had, or if the Offer was consummated would result in, a Material Adverse Effect or would have material adverse effect on the Offeror’s ability to complete the Offer, as determined by the Offeror, acting reasonably; or

(iii)	may have a material adverse effect on the completion of any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(d)

the Offeror shall have determined in its sole judgment, acting reasonably, that there does not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for all of the Caza Shares tendered under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction in respect of any Caza Shares not acquired under the Offer;

(e)	the Offeror shall have determined, in its sole judgment, acting reasonably, that:

(i)	Caza shall not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under the Support Agreement; and

(ii)

all representations and warranties of Caza contained in the Support Agreement (A) that are qualified by a reference to a Material Adverse Effect shall be true and correct in all respects on the Take-up Date as if made on and as of such date, and (B) that are not qualified by a reference to a Material Adverse Effect shall be true and correct in all respects as of the Take-up Date as if made on and as of such date unless the failure to be true or correct has not had or would not reasonably be expected to have, a Material Adverse Effect (and, for this purpose, any reference to “material” or other concepts of materiality in such representations and warranties shall be ignored) except, in each case to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such date), and the Offeror shall have received a certificate to that effect from the President and Chief Executive Officer and the Chief Financial Officer (or other officer reasonably satisfactory to the Offeror) of Caza to that effect;

(f)

the Offeror shall have determined in its sole judgment, acting reasonably, that no Material Adverse Change exists or has occurred that either was not publicly disclosed or disclosed in writing to the Offeror, in each case prior to the announcement of the Offer, and since the announcement of the Offer, no Material Adverse Change shall have occurred;

(g)

the Support Agreement shall not have been terminated or the Offeror shall have determined in its sole judgment, acting reasonably, that such termination shall not affect the ability of the Offeror to consummate the Offer or to complete a Compulsory Acquisition or Subsequent Acquisition Transaction or that such termination was not related to any matter that is materially adverse to the business of Caza or to the value of the Caza Shares to the Offeror;

(h)

all Convertible Securities beneficially owned by, or over which the Institutional Shareholder has control or direction shall have been exercised, terminated or otherwise cancelled or shall have been otherwise dealt with on terms satisfactory to the Offeror, in its discretion, acting reasonably;

(i)	each of the Investment Agreements shall have terminated and be of no force and effect; and

(j)

each of the directors and officers of Caza (other than those otherwise agreed to by the Offeror) and its subsidiaries shall have provided their resignations from all offices with Caza or each of its subsidiaries (in the case of directors, in a manner that allows for the orderly replacement of directors) and shall have delivered a release in favour of Caza and the Offeror, effective on the Take-up Date, in form and substance and on such terms as are satisfactory to the Offeror, acting reasonably.

The foregoing conditions (other than the Statutory Minimum Condition) are for the exclusive benefit of the Offeror and may be asserted by the Offeror, at any time, regardless of the circumstances giving rise to any such condition. Except as otherwise provided below in this Section 4, the Offeror may, in the Offeror’s sole discretion, waive any of the foregoing conditions (other than the Statutory Minimum Condition), in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be considered an ongoing right which may be asserted at any time and from time to time.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, having been given to the Depositary at its principal office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal and provide a copy of such notice to the TSXV and the Securities Regulatory Authorities, as applicable, and to the extent required by applicable Law, cause the Depositary as soon as is practicable thereafter to notify the Caza Shareholders and holders of Convertible Securities.

5.	Extension, Variation or Change in the Offer

The Offer is open for acceptance from the date of the Offer until the Expiry Time (as extended, if applicable), subject to variation in the Offeror’s sole discretion or as set out below, unless the Offer is withdrawn by the Offeror. In addition, if the Offeror takes up any Caza Shares under the Offer, the Offer will be extended and remain open for the deposit of Caza Shares for not less than ten (10) days from the date on which the Caza Shares are first taken up.

Subject to the limitations set out below, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Law) to vary the terms of the Offer (including, without limitation, by extending the period during which Caza Shares may be deposited under the Offer, where permitted by Law).

Caza has issued a deposit period news release in respect of the Offer, which provided for an initial deposit period of at least 35 days beginning on the day following the date of this Offer and on which this document is being sent to all holders of Caza Shares and Convertible Securities. As a result, the Offeror is permitted to shorten the initial deposit period of at least 105 days that would otherwise have been be required under applicable Law, to a minimum deposit period of at least 35 days from the date of the Offer.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, the terms of the Offer are varied (other than a variation in the terms of the Offer consisting solely of the waiver of a condition of the Offer and any extension of the Offer, other than an extension in respect of the Mandatory Extension Period, resulting from the waiver), including any reduction of the period during which securities may be deposited under the Offer pursuant to applicable Law, or any extension of the period during which securities may be deposited under the Offer pursuant to applicable Canadian Securities Laws, and whether or not such variation results from the exercise of any right contained in the Offer, the Offeror will promptly (i) issue and file a news release to the extent and in the manner required by applicable Law, and (ii) send a notice of variation in the manner set out in Section 9 of the Offer, “Notice and Delivery”, to every Person to whom the Offer is required to be sent under applicable Law and whose Caza Shares were not taken up before the date of the variation. If there is a variation, the period during which Caza Shares may be deposited under the Offer must not expire before ten (10) days after the date of the notice of variation. If the Offeror is required to send a notice of variation before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before ten (10) days after the date of the notice of variation, and the Offeror must not take up Caza Shares deposited under the Offer before ten (10) days after the date of the notice of variation. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Caza, the TSXV and the Securities Regulatory Authorities, as applicable. Any notice of variation of the Offer will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. If the variation consists solely of a waiver of a condition, the Offeror will promptly issue and file a news release announcing the waiver.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular or any notice of change or notice of variation that, in either case, would reasonably be expected to affect the decision of a Caza Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an Affiliate of the Offeror unless it is a change in a material fact relating to the Royal Road Shares), the Offeror will promptly (a) issue and file a news release setting out information concerning the change to the extent and in the manner required by applicable Law, and (b) send a notice of the change in the manner set out in Section 9 of the Offer, “Notice and Delivery”, to every Person to whom the Offer was required to be sent and whose Caza Shares were not taken up before the date of the change. If the Offeror is required to send a notice of change before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before ten (10) days after the date of the notice of change, and the Offeror must not take up Caza Shares deposited under the Offer before ten (10) days after the date of the notice of change. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Caza, the TSXV and the Securities Regulatory Authorities, as applicable. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

During any extension or in the event of any variation of the Offer or change in information, all Caza Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of its rights under Section 4 of the Offer, “Conditions of the Offer”. Notwithstanding the foregoing, but subject to applicable Law, the Offeror may not make a variation in the terms of the Offer, other than a variation to extend the time during which Caza Shares may be deposited under the Offer or a variation to increase the consideration for the Caza Shares, after the Offeror becomes obligated to take up Caza Shares deposited under the Offer. If the consideration being offered for the Caza Shares under the Offer is increased, the increased consideration will be paid to all depositing Caza Shareholders whose Caza Shares are taken up under the Offer, whether or not such Caza Shares were taken up before the increase.

Mandatory Extension Period

In the event the conditions to the Offer are satisfied or waived by the Offeror and the Offeror takes up the Caza Shares deposited under the Offer, the Offeror will issue and file a news release announcing those matters and extend the period during which Caza Shares may be deposited and tendered to the Offer for a period of not less than ten (10) Business Days after the date of such announcement (the “Mandatory Extension Period”). The Offeror will not amend the Offer to shorten or eliminate the Mandatory Extension Period.

A Mandatory Extension Period will constitute an extension of the Offer under Canadian Securities Laws. The Offeror’s news release (with respect to the Mandatory Extension Period), will include disclosure that the Minimum Tender Condition has been satisfied, the number of Caza Shares deposited and not withdrawn as of the expiry of the initial deposit period and the period during which the Offer will be open for acceptance; such news release will be provided to the Depositary and the Offeror will cause the Depositary to provide, as soon as practicable thereafter, a copy of such news release in the manner set out in Section 9 of the Offer, “Notice and Delivery” to all Caza Shareholders that have not had their Caza Shares taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to Caza Shareholders depositing Caza Shares during the Mandatory Extension Period as was paid prior to the commencement of such period. The Offeror will permit the withdrawal of Caza Shares deposited during the Mandatory Extension Period, at any time prior to the expiration of such Mandatory Extension Period; provided, however, that this right of withdrawal will not apply in respect of Caza Shares which have been taken up and paid for by the Offeror. Subject to the foregoing sentence, the expiration time with respect to a subsequent Offer shall be 11:59 p.m. (Pacific Time) on the last day of the Mandatory Extension Period.

6.	Take-Up of and Payment for Deposited Caza Shares

Upon the terms and subject to the satisfaction or waiver by the Offeror of conditions of the Offer (specified in Section 4 of this Offer, “Conditions of the Offer”), the Offeror will take up Caza Shares validly tendered to the Offer and not withdrawn pursuant to Section 8 of this Offer, “Right to Withdraw Deposited Caza Shares”, not later than ten (10) calendar days after the Expiry Time and will pay for the Caza Shares taken up as soon as possible, but in any event not later than three (3) Business Days after taking up the Caza Shares. Any Caza Shares tendered to the Offer after the first date on which Caza Shares have been taken up by the Offeror will be taken up and paid for not later than ten (10) calendar days after such tender. See also Section 5 of this Offer, “Extension and Variation of the Offer – Mandatory Extension Period” above.

Subject to applicable Law, the Offeror expressly reserves the right, in its sole discretion, to delay taking up and paying for any Caza Shares or to terminate the Offer and not take up or pay for any Caza Shares under the Offer if any condition specified in Section 4 of this Offer, “Conditions of the Offer” is not satisfied or waived by the Offeror, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Caza Shares in order to comply, in whole or in part, with any Law.

For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Caza Shares validly tendered and not validly withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary of its acceptance for payment of such Deposited Caza Shares under the Offer at the principal office of the Depositary in Toronto, Ontario. The Offeror will pay for Caza Shares validly tendered to the Offer and not withdrawn by delivering the requisite number of Royal Road Shares to the Depositary for transmittal to depositing Caza Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to Persons depositing Caza Shares, regardless of any delay in making payment for those shares. No physical certificate(s) for Royal Road Shares will be issued to Caza Shareholders. A Direct Registration System statement (a “DRS Statement”) will be delivered by the Depositary evidencing the electronic registration of the Royal Road Shares that will be held in the name of the applicable Caza Shareholders.

The Depositary will act as the agent of the Persons who have tendered Caza Shares to the Offer for the purposes of receiving payment under the Offer and transmitting that payment to such Persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by those Persons who have properly deposited Caza Shares under the Offer.

Settlement with each Caza Shareholder who has validly tendered and not validly withdrawn Caza Shares under the Offer will be made upon the Depositary forwarding the DRS Statement(s) for the Royal Road Shares to which such Caza Shareholder is entitled.

Subject to the foregoing and unless otherwise directed by the Letter of Acceptance and Transmittal, the DRS Statement(s) will be issued in the name of the registered Caza Shareholder of the Caza Shares so tendered. Unless the Person depositing the Caza Shares instructs the Depositary to hold the DRS Statement(s) representing the Royal Road Shares for pick-up by checking the appropriate box in the Letter of Acceptance and Transmittal, the DRS Statement(s) will be forwarded by first class insured mail to such Person at the address specified in the Letter of Acceptance and Transmittal. If no such address is specified, the DRS Statement(s) will be sent to the address of the Caza Shareholder as shown on the list of Caza Shareholders provided by Caza to the Offeror. DRS Statements mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Caza Shareholder.

No Royal Road Shares will be delivered to any Person who is, or appears to the Offeror or the Depositary to be, a resident of any other foreign country unless such Royal Road Shares may be lawfully delivered to Persons resident in such foreign country without further action by the Offeror. If the Royal Road Shares cannot be lawfully delivered to a Person resident in a foreign country without further action, such Royal Road Shares will be delivered by the Depositary to a broker retained for the purpose of effecting a sale on behalf of such person.

Caza Shareholders who wish to accept the Offer will not be required to pay any fee or commission if they tendered their Caza Shares directly to the Depositary.

7.	Return of Deposited Caza Shares

If any Deposited Caza Shares are not taken-up and paid for under the Offer for any reason, or if certificates or DRS Statements are submitted for more Caza Shares than are tendered, the Offeror will issue and file a news release to that effect in accordance with applicable Canadian Securities Laws and a certificate or certificates for Caza Shares that are not taken-up and paid for will be returned (or, where applicable, a new DRS Statement will be issued), at the Offeror’s expense, to the depositing Caza Shareholder following the Expiry Time or the termination of the Offer. Unless otherwise directed in the Letter of Acceptance and Transmittal, certificates or DRS Statements representing Caza Shares not taken-up and paid for will be forwarded to the address of the registered Caza Shareholder as shown on the list of Caza Shareholders provided to the Offeror by Caza or in the case of Caza Shares deposited by book-entry transfer pursuant to the procedures set out in Section 3 of this Offer, “Manner of Acceptance – Acceptance of Book-Entry Transfer”, by crediting the securities ledger position of the ledger account maintained by the applicable CDS Participant in the amount of the Caza Shares not taken-up and paid for.

8.	Right to Withdraw Deposited Caza Shares

Except as otherwise noted in this Section 8 or as otherwise required by applicable Law, all Caza Shares tendered under the Offer will be irrevocable. Unless otherwise required or permitted by applicable Law, any Caza Shares tendered in acceptance of the Offer may only be withdrawn by or on behalf of the depositing Caza Shareholder:

(a)	at any time before the deposited Caza Shares have been taken up by the Offeror under the Offer;

(b)	at any time before the expiration of ten (10) calendar days from the date upon which either:

(i)

a notice of change relating to a change which has occurred in the information contained in the Offer or the Circular, or any notice of change or notice of variation, in either case, that would reasonably be expected to affect the decision of a Caza Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an Affiliate of the Offeror unless it is a change in a material fact relating to the Royal Road Shares) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)

a notice of variation concerning a variation in the terms of the Offer (other than a variation in the terms of the Offer consisting solely of an increase in the consideration offered for the Caza Shares under the Offer where the Expiry Time is not extended for a period greater than ten (10) calendar days, or a variation consisting solely of a waiver of one or more conditions of the Offer, or both);

is mailed, delivered, or otherwise properly communicated, but subject to abridgment of that period pursuant to such order or orders as may be granted by applicable courts or Securities Regulatory Authorities and only if such Deposited Caza Shares have not been taken up by the Offeror at the date of the notice; or

(c)	if such Caza Shares have not been paid for by the Offeror within three (3) Business Days from the date the Offeror takes up the Caza Shares.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at the place of deposit of the relevant Caza Shares (or Notice of Guaranteed Delivery in respect thereof) within the time limits set out above. Any such notice of withdrawal must: (i) be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy of such notice; (ii) be signed by or on behalf of the Person who signed the Letter of Acceptance and Transmittal that accompanied the Caza Shares to be withdrawn (or Notice of Guaranteed Delivery); (iii) specify the number of Caza Shares to be withdrawn, the name of the registered Caza Shareholder and the certificate number shown on the share certificate(s) representing the Caza Share to be withdrawn; and (iv) be actually received by the Depositary at the place of deposit for the applicable Common Shares (or Notice of Guaranteed Delivery in respect thereof). No signature guarantee is required on a notice of withdrawal if the notice of withdrawal is signed by the registered Caza Shareholder exactly as the name of the registered Caza Shareholder appears on the certificate(s) representing Caza Shares deposited with the Letter of Acceptance and Transmittal or if the Caza Shares were deposited for the account of an Eligible Institution. In all other cases, the signature on a notice of withdrawal must be guaranteed by an Eligible Institution. The withdrawal will take effect upon actual receipt by the Depositary of the properly completed notice of withdrawal.

Alternatively, if Caza Shares have been deposited using the procedures for book-entry transfer, as set out in Section 3 of this Offer, “Manner of Acceptance – Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS to be credited with the withdrawn Caza Shares and otherwise comply with the procedures of CDS.

A withdrawal of Caza Shares tendered to the Offer can only be accomplished in accordance with the procedures described above in this Section 8. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written or facsimile notice of withdrawal.

Investment dealers, brokers, banks, trust companies or other intermediaries may set deadlines for the withdrawal of Caza Shares deposited under the Offer that are earlier than those noted above in this Section 8. Caza Shareholders should contact their intermediary for assistance.

All questions as to form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding on all parties. There will be no duty or obligation on the Offeror, the Depositary or any other Person to give notice of any defect or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to give such notice.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for the Caza Shares or is unable to take up or pay for Caza Shares for any reason, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, subject to applicable Law, retain on behalf of the Offeror all Deposited Caza Shares and Distributions, and such Caza Shares may not be withdrawn except to the extent that depositing Caza Shareholders are entitled to withdrawal rights as set out in this Section 8 or pursuant to applicable Law.

Withdrawals may not be rescinded and any Caza Shares properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Offer. However, withdrawn Caza Shares may be re-deposited at any subsequent time prior to the Expiry Time by again following any of the procedures described in Section 3 of this Offer, “Manner of Acceptance”.

In addition to the rights of withdrawal described above in this Section 8, Caza Shareholders in the provinces and territories of Canada are entitled to one or more statutory rights of rescission, price revision or to damages in certain circumstances. See Section 27 of the Circular, “Statutory Rights”.

9.	Notice and Delivery

Without limiting any other lawful means of giving notice, any notice that the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to registered Caza Shareholders (and to registered holders of Convertible Securities) if it is mailed by prepaid first class mail to the registered Caza Shareholders (or registered holders of Convertible Securities) at their respective addresses appearing in the list of shareholders (and list of holders of Convertible Securities) provided to the Offeror by Caza and will be deemed, unless otherwise specified by applicable Law, to have been received on the first Business Day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Caza Shareholders (or registered holders of Convertible Securities) and notwithstanding any interruption of mail service in Canada following mailing. Except as otherwise required or permitted by Law, in the event of any interruption of mail service in Canada, the Offeror intends to make reasonable efforts to disseminate the notice by other means such as publication. Except as otherwise required or permitted by Law, if post offices are not open for the deposit of mail, or there is reason to believe that there is or could be a disruption in all or any part of the postal service, any notice that the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Caza Shareholders (and registered holders of Convertible Securities) if: (a) it is given to the TSXV for dissemination through its facilities; (b) if it is published once in the National Edition of The Globe and Mail or the National Post; or (c) it is given to the Marketwired News Wire Service for dissemination through its facilities.

Unless post offices are not open for the deposit of mail, the Offer, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Caza Shareholders (and registered holders of Convertible Securities) by first class mail, postage prepaid or made available in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar Persons whose names, or the names of whose nominees, appear on the security holder lists of Caza provided to the Offeror, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Common Shares when such lists or listings are received.

Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, those documents will not be considered delivered unless and until they have been physically received at the particular office of the Depositary at the address listed in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable.

10.	Mail Service Interruption

Notwithstanding the provisions of the Offer, the Circular, the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, any relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to such relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary in Toronto, Ontario until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions set out under Section 6 of this Offer, “Take-Up and Payment for Deposited Caza Shares”, any relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered upon being made available for delivery to the depositing Caza Shareholder at the office of the Depositary in Toronto, Ontario. Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with the provisions set out under Section 9 of this Offer, “Notice and Delivery”.

11.	Changes in Capitalization

If, on or after the date of the Offer, Caza should divide, combine, reclassify, consolidate, convert or otherwise change any of the Caza Shares or its capitalization, issue, grant or sell any securities that are convertible into or exchangeable or exercisable for Caza Shares or other rights to purchase Caza Shares, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of this Offer, “Conditions of the Offer”, make such adjustments to the consideration to be received by Caza Shareholders under the Offer or other terms of the Offer (including the type of securities offered to be purchased and the consideration payable therefor) as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change.

If, on or after the date of the Offer, Caza should declare, set aside or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Caza Shares, which is or are payable or distributable to Caza Shareholders on a record date prior to the date of transfer into the name of the Offeror or its nominee or transferee on the securities register maintained by or on behalf of Caza in respect of Caza Shares taken-up and paid for under the Offer, then (and without prejudice to the Offeror’s rights under Section 4 of the Offer, “Conditions of the Offer”): (i) in the case of any such cash dividends, distributions or payments, the amount of the dividends, distributions or payments will be received and held by the depositing Caza Shareholder for the account of the Offeror until the Offeror pays for such Caza Shares and the purchase price per Caza Share payable by the Offeror pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment, and (ii) in the case of any such cash dividends, distributions or payments that in an aggregate amount exceeds the consideration per Caza Share payable by the Offeror pursuant to the Offer, or in the case of any non- cash dividend, distribution, payment, securities, property, rights, assets or other interests, the whole of any such dividend, distribution or payment of securities, property, rights, assets or other interests (and not simply the portion that exceeds the purchase price per Caza Share payable by the Offeror under the Offer) will be received and held by the depositing Caza Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer (in form and substance satisfactory to the Offeror). Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such dividend, distribution or payment of securities, property, rights, assets or other interests and may withhold the entire consideration payable by the Offeror under the Offer or deduct from the consideration payable by the Offeror under the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

12.	Caza Shares Not Deposited Under the Offer

If Royal Road takes up and pays for Caza Shares validly deposited under the Offer, provided the Minimum Tender Condition is met, Royal Road currently intends to carry out a Compulsory Acquisition or a Subsequent Acquisition Transaction to acquire all of the Caza Shares not deposited under the Offer as more particularly described in Section 17 of the Circular, “Acquisition of Caza Shares Not Deposited”.

13.	Market Purchases

The Offeror reserves the right to, and may, acquire or cause an Affiliate to acquire beneficial ownership of Caza Shares by making purchases through the facilities of the TSXV at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Law. In no event, however, will the Offeror (or its Affiliates) make any such purchases of Caza Shares until the third Business Day following the date of the Offer and the Offeror shall comply with the following requirements under Section 2.2(3) of NI 62-104, in the event it decides to make any such purchases:

(a)	such intention shall be stated in a news release issued and filed at least one Business Day prior to making such purchases;

(b)	the aggregate number of Caza Shares beneficially acquired shall not exceed 5% of the outstanding Caza Shares as of the date of the Offer, calculated in accordance with applicable Law;

(c)	the purchases shall be made in the normal course through the facilities of the TSXV;

(d)

the Offeror shall issue and file a news release containing the information required under applicable Law immediately after the close of business of the TSXV on each day on which Caza Shares have been purchased; and

(e)

the broker involved in such trades shall provide only customary broker services and receive only customary fees or commissions, and no solicitation for the sale or purchase of Caza Shares shall be made by the Offeror or its agents (other than under the Offer) or the seller or its agents.

Purchases pursuant to Section 2.2(3) of NI 62-104 will not be counted in any determination as to whether the Statutory Minimum Condition has been fulfilled, but will be counted in determining whether the Minimum Tender Condition has been satisfied.

Although the Offeror has no present intention to sell Caza Shares taken up under the Offer, the Offeror reserves the right to make or enter into agreements, commitments or understandings prior to the Expiry Time to sell any of such Caza Shares after the Expiry Time, subject to applicable Law and to compliance with Section 2.7(2) of NI 62-104. For the purposes of this Section 13, the “Offeror” includes any Person acting jointly or in concert with the Offeror.

14.	Other Terms of the Offer

No Person (including the Depositary or any dealer manager or any soliciting dealer) has been authorized to give any information or make any representation or warranty on behalf of the Offeror or any of its Affiliates in connection with the Offer other than as contained in the Offer, Circular and Letter of Acceptance and Transmittal and, if given or made, any such information, representation or warranty must not be relied upon as having been authorized by the Offeror, the Depositary or any dealer manager or any soliciting dealer. Except as set out in this document, no broker, investment dealer or other Person has been appointed as an agent of the Offeror or any of its Affiliates, the Depositary or any dealer manager for purposes of the Offer.

The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein, without reference to any conflict of laws principles that might result in the application of the laws of another jurisdiction. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all disputes arising under or in relation to such agreement.

The Offeror reserves the right to transfer to one or more Affiliates of the Offeror the right to purchase all or any portion of the Caza Shares deposited under the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of Persons depositing Caza Shares to receive payment for Caza Shares validly deposited and accepted for payment under the Offer.

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to (nor will deposits of Caza Shares be accepted from or on behalf of) Caza Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the Laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Caza Shareholders in any such jurisdiction.

The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Circular and the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity (including of receipt) of any acceptance of the Offer and any withdrawal of Caza Shares, including the satisfaction or non-satisfaction of any condition, and reserves the right to reject any and all deposits that the Offeror determines not to be in proper form or that may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the right to waive any defect or irregularity in any deposit or notice of withdrawal with respect to any Caza Share and the accompanying documents or any particular Caza Shareholder or to permit the Offer to be accepted in any manner other than as set out in the Offer. There will be no duty or obligation on the Offeror, the Depositary, any dealer manager or any soliciting dealer or any other Person to give notice of any defect or irregularity in any deposit or notice of withdrawal, and no liability will be incurred by any of them for failure to give any such notice.

The provisions of the Glossary, Questions and Answers about the Offer, the Summary, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, are incorporated into and form part of the terms and conditions of the Offer.

Where the Offer provides that the time for the taking of any action, the doing of anything or the end of any period, expires or falls upon a day that is not a Business Day, the time shall be extended and action may be taken, the thing may be done or the period shall end as the case may be, on the next Business Day.

The Offer and the accompanying Circular together constitute the take-over bid circular required under applicable Securities Laws with respect to the Offer. Caza Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

Dated: January 20, 2017

ROYAL ROAD MINERALS LIMITED

Per:	(Signed) “Dr. Timothy Coughlin”
By:	Dr. Timothy Coughlin
Title:	Director and President and Chief Executive Officer

CIRCULAR

This Circular is furnished in connection with the accompanying Offer, dated January 20, 2017, by the Offeror to purchase, upon the terms and subject to the satisfaction or waiver by the Offeror of conditions described therein, all of the issued and outstanding Caza Shares, including any Caza Shares that may become outstanding (including upon the exercise, conversion or exchange of any Convertible Securities) after the date hereof and prior to the Expiry Time. The terms and provisions of the Offer, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Capitalized terms used in this Circular and not otherwise defined herein, shall have the respective meanings ascribed thereto in the Glossary unless the context otherwise requires.

Unless otherwise indicated, the information concerning Caza contained in the Offer Documents has been taken from or based entirely upon publicly available documents and records on file with the Securities Regulatory Authorities and other public sources at the time of the Offer and has not been independently verified by Royal Road. Although Royal Road has no knowledge that would indicate that any of the statements contained in this document and taken from or based on such public documents, records and sources are untrue or incomplete, Royal Road assumes no responsibility for the accuracy or completeness of such information, or for any failure by Caza to disclose publicly facts, events or acts that may have occurred or come into existence or that may affect the significance or accuracy of any such information and that are unknown to Royal Road. Unless otherwise indicated, information concerning Caza is given as at January 19, 2017.

1.	Royal Road

Royal Road, a corporation incorporated and registered as a public limited liability company under the Companies Jersey Law (with registered number 105651) and existing under the Laws of Jersey, Channel Islands, is a mineral exploration and company involved in the evaluation, acquisition, exploration, development and exploitation of precious and base metal deposits. The Royal Road Shares are listed and trade on the TSXV under the symbol “RYR”. Royal Road’s head office is located at Ground Floor, 4 Wharf Street, St. Helier, Jersey JE2 3NR.

Royal Road is a reporting issuer or equivalent in the provinces of British Columbia, Alberta, and Ontario, and files its continuous disclosure documents and other documents with the Securities Regulatory Authorities of those provinces. Such documents are available through the SEDAR website at www.sedar.com. The principal market for the trading of the Royal Road Shares is the TSXV, where the Royal Road Shares are listed and trade on Tier 2 under the symbol “RYR”.

For further information regarding the Offeror, refer to the Offeror’s filings with the applicable Securities Regulatory Authorities in Canada, which may be obtained through SEDAR at www.sedar.com, including the documents incorporated herein by reference herein (see Section 9 of this Circular, “Documents Incorporated by Reference”).

2.	Caza

Caza is a mineral exploration company engaged in the evaluation, acquisition, exploration, development and exploitation of precious metal and base metal properties in Latin America. Caza’s registered and head office address is located at 301 - 700 West Pender Street, Vancouver, British Columbia V6C 1G8.

Caza is a reporting issuer or equivalent in the provinces of British Columbia, Alberta, Saskatchewan, Ontario, and Nova Scotia, and files its continuous disclosure documents and other documents with the Securities Regulatory Authorities of those provinces. Such documents are available through the SEDAR website at www.sedar.com. The principal market for the trading of Caza Shares is the TSXV, where the Caza Shares are listed and trade on Tier 2 under the symbol “CZY”. The Caza Shares also trade on the Frankfurt Stock Exchange under the symbol “CZ6”, and the OTC Pink in the United States under the symbol “CZGDF”.

Capitalization

According to Caza’s interim financial statements as at September 30, 2016, there were (i) 141,302,005 Caza Shares issued and outstanding, (ii) 5,715,001 Caza Shares issuable pursuant to Caza Options, and (iii) 88,160,000 Caza Shares issuable upon the exercise of Caza Warrants.

The Offer is conditional upon, among other things, that (i) all Convertible Securities beneficially owned by, or over which the Institutional Shareholder has control or direction shall have been exercised, terminated or otherwise cancelled or shall have been otherwise dealt with on terms satisfactory to the Offeror, in its discretion, acting reasonably, and (ii) each of the Investment Agreements shall have terminated and be of no force and effect. Caza has informed the Offeror that, Caza and the Intuitional Shareholder have agreed that, conditional upon and at the time of the Offeror’s take up of Caza Shares pursuant to the Offer, any such Convertible Securities that have not been exercised, and the Investment Agreements shall, in each case, be terminated.

Pursuant to the Support Agreement, Caza agreed to take all actions necessary to cause any Caza Options that are not exercised or surrendered prior to the Take-up Date to either be surrendered or terminated or otherwise dealt with in a manner satisfactory to the Offeror upon or prior to the Take-up Date.

3.	Background to the Offer

As part of its strategic plan to diversify its business and pursue opportunities in Latin America, in October 2015, the Offeror entered into an option agreement with respect to its La Golondrina gold exploration project (the “La Golondrina Project”) in the Nariño Province of southern Colombia. In furtherance of these strategic objectives and due to regional instability in the project areas of its former operations in Turkey, in November 2015, the Offeror discontinued all of its exploration work and operations in Turkey. In April 2016, the Offeror entered into an option agreement over the La Redención gold exploration project, which is located approximately 400 meters to the north of the La Golondrina Project.

On January 8, 2016, Caza announced that it was continuing to explore various means of raising capital and that it would explore potential joint ventures, mergers and acquisitions and other strategic alternatives and transactions and pursue these transactions in earnest.

In January 2016, the Offeror and Caza commenced preliminary discussions regarding a possible transaction. On January 20, 2016, the Offeror and Caza entered into a confidentiality agreement to facilitate further discussions and the Offeror’s more detailed evaluation of Caza’s Nicaraguan properties.

Following the execution of this confidentiality agreement, geologists from Caza visited Royal Road’s projects in Colombia and geologists from Royal Road visited Caza’s projects in Nicaragua. Over the course of the next several months, Royal Road personnel had a number of informal discussions with Caza concerning the possibility of the two companies entering into a business combination, joint venture or other commercial arrangement with respect to Caza’s Nicaraguan properties. During this period, Royal Road’s director and Chief Executive Officer and its Chairman also had informal discussions with representatives of the Institutional Shareholder to gauge its interest in a potential transaction involving Royal Road and Caza.

In May 2016, Caza announced that the Institutional Shareholder had provided it with an interest bearing loan and that, as security for the loan, Caza had granted a security interest in all personal property of Caza, including the issued and outstanding shares of Caza’s wholly owned Nicaraguan subsidiary, Nicaza S.A, which holds certain mineral exploration properties located in Nicaragua, including the Los Andes project and the Piedra Iman property. The Institutional Shareholder is a control person and “related party” of Caza (as defined in NI 61-101) and owned 77.5% of Caza’s issued and outstanding share capital at that time. In its news release dated May 13, 2016, Caza disclosed, among other things, that it had relied on certain exemptions from the formal valuation requirements of NI 61-101 applicable to related party transactions, in part, on the basis that Caza was in serious financial difficulty and that the loan was intended to improve its financial position. Caza has subsequently disclosed in certain of its public disclosure documents, including in its most recent management discussion filed with applicable Securities Regulatory Authorities in Canada, that it was continuing its efforts to explore various means of raising debt and equity capital to, among other things, improve its financial condition, and that it was also continuing to explore strategic alternatives and transactions.

Intermittently, between May and October 2016, representatives of the Offeror and the Institutional Shareholder, including, on occasion, their respective legal counsel, had preliminary and informal discussions about possible transaction structures and terms that the Institutional Shareholder would consider supporting.

On October 28, 2016, on the basis of these discussions, the Offeror provided the Institutional Shareholder with a draft description of certain basic indicative terms and conditions as the basis of a possible take-over bid that it would consider presenting to the Caza Board if it was supported in principle by the Institutional Shareholder. The indicative terms and conditions provided that any initiation of a take-over bid would be conditional upon, among other things, the Institutional Shareholder entering into a lock-up agreement to deposit its Caza Shares to the bid, and that the take up of Caza Shares under any such bid would be conditional upon, among other things, the satisfaction of the Minimum Tender Condition. On November 9, 2016, the Institutional Shareholder provided to the Offeror certain comments (including those of its legal counsel) on the draft indicative terms and conditions. On November 14, 2016, the Offeror sent a revised draft of the indicative terms and conditions to the Institutional Shareholder, which incorporated some of the comments made by its legal counsel. Later that day, the Institutional Shareholder indicated to the Offeror that it was amenable to supporting an offer based substantially on the revised general indicative terms and conditions, subject to the specific terms and conditions of its support being negotiated and agreed to under a lock-up agreement and provided that the proposed offer also receive the support of an independent committee of the Caza Board and be reflected in a support agreement to be negotiated and entered into by Caza and the Offeror.

On November 15, 2016, the Offeror sent a letter to Caza and the Caza Board, which outlined the terms of an offer that the Offeror proposed to make to Caza Shareholders to acquire the Caza Shares. The Offeror also provided Caza with a form of exclusivity agreement that it proposed to enter into with Caza.

On November 18, 2016, at the direction of the Royal Road Board, the Offeror entered into a mutual exclusivity agreement with Caza, following which the parties engaged in due diligence, discussions of the proposed terms of the offer and drafted and negotiated the terms of a definitive support agreement with respect to the Offer. At the same time, the Offeror and the Institutional Shareholder also commenced negotiation of the terms of a lock-up agreement. Multiple drafts of the proposed support agreement and lock-up agreement were circulated by the Offeror, and commented upon by Caza and the Institutional Shareholder, respectively, between November 18, 2016 and December 2, 2016.

On December 5, 2016, the Offeror received confirmation that the Caza Board had met and after considering the proposed offer and receiving advice from legal advisors, the Caza Board approved the Support Agreement, and resolved to recommend that Caza Shareholders accept the Offer, if made by the Offeror in accordance with the terms of the Support Agreement.

On December 6, 2016, at the direction of the Royal Road Board, the Offeror entered into the Support Agreement with Caza and the Lock-Up Agreements with the Locked-Up Shareholders in respect of their shareholdings in Caza. In aggregate, the Locked-Up Shareholders represented that they beneficially owned or controlled an aggregate of 115,879,351 Caza Shares, representing approximately 82% of the issued and outstanding Caza Shares.

The Offeror announced its intention to make the Offer in a news release issued on December 6, 2016. In a separate news release issued by Caza on the same date, Caza announced that the Caza Board had unanimously determined that the proposed offer was in the best interest of Caza’s shareholders, and unanimously recommended that Caza Shareholders tender their Caza Shares to the proposed offer, if and when made by Royal Road Minerals in accordance with the Support Agreement. In its news release, Caza also announced that it intends to issue a deposit period news release (as contemplated under NI 62-104) prior to the commencement of the proposed offer, setting an initial deposit period for the proposed take-over bid of 35 days from the date that the Offeror commences the take-over bid by making the Offer and delivering the required take-over bid circular to the Caza Shareholders, or such other initial deposit period as Royal Road Minerals and Caza otherwise agree of not more than 105 days and not less than 35 days from such date.

On January 10, 2017, the Offeror issued a news release announcing its continued intention to make the Offer and its expected timing for so doing. The Offeror also announced that the originally signed Support Agreement and LockUp Agreements had been amended and restated to reflect this proposed timing.

4.	Reasons to Accept the Offer

The Offeror believes that the consideration offered by it for the Caza Shares is a full and fair price for the Caza Shares that it proposes to purchase under the Offer. Caza Shareholders should consider the following factors, among others, in making a decision whether to accept the Offer.

Opportunity for participation in the La Golondrina Project

Since the Offer is a share exchange transaction, Caza Shareholders will, upon the successful completion of the Offer through their ownership of Royal Road Shares, benefit from any future increases in value associated with the continued exploration of Royal Road’s portfolio of assets in Colombia, including its La Golondrina Project.

Continued participation in the Caza’s projects in Nicaragua.

Caza Shareholders will continue to participate in any increase in value of the Caza’s projects in Nicaragua by holding approximately 25.3% of the outstanding Royal Road Shares following the successful completion of the Offer (prior to any issuance of Royal Road Shares pursuant to the proposed Royal Road Private Placement).

Proven leadership team in place

Following the successful completion of the Offer, Royal Road will continue to be guided by an experienced board of directors and management team, which collectively has extensive project exploration and development, acquisition, corporate finance and other relevant industry experience, all of which is necessary to discover, evaluate and acquire prospective mineral projects, advance projects from the exploration stage to development, and to create shareholder value by doing so.

Financial Status of Caza

Caza’s public disclosure shows that it is consuming, rather than generating, cash. Caza currently has a substantial working capital deficit. Caza and the Caza Board have, over the past twelve months, conducted a strategic review process and no buyers for Caza or its assets or alternative transactions have emerged. Given Caza’s serious financial difficulty, its inability to source additional financing, and the Locked-Up Shareholders’ respective agreements to tender their Caza Shares pursuant to the Offer, we believe that there is no realistic probability of a “white-knight” emerging and completing a transaction that is superior to the Offer.

Accretive Assets; Enhanced Liquidity

Caza’s current active exploration projects are all located in Nicaragua. The Offer allows Royal Road and Caza to aggregate high quality mineral properties, all in Latin America, and is intended to help each company to geographically diversify its assets, benefit from combined exploration exposure, reduce single-project risk and allow for improved financing and growth opportunities.

The Institutional Shareholder currently beneficially owns 77.5% of the Caza Shares and Caza Warrants to purchase up to 88,160,000 Caza Shares (which are significantly out of the money), which, if fully exercised on the date hereof, would increase such beneficial ownership to approximately 86% of the outstanding Caza Shares. Because of this concentration of ownership, there is limited liquidity for Caza Shareholdings and associated challenges for Caza to raise additional financing and enter into certain transactions. The Offer is intended to create a combined company with a more diversified shareholder base and result in more liquidity for investors and improved financing opportunities.

Unanimous Recommendation of the Caza Board

The Caza Board has unanimously approved and recommended that Caza Shareholders accept the Offer.

Support of Shareholders

The Institutional Shareholder, Caza’s largest shareholders and a secured creditor, as well as all of the directors and officers of Caza have entered into the Lock-Up Agreements pursuant to which they have agreed to deposit to the Offer all Caza Shares held by them, representing approximately 82% of the Caza Shares, subject to the terms and conditions of such agreements. As a result, there is no impending prospect of a competing offer for the Caza Shares by a third party.

The foregoing list of factors is not intended to be exhaustive. Caza Shareholders should consider the Offer carefully and come to their own conclusions as to whether to accept or reject the Offer. If any Caza Shareholders are in doubt as to how to respond such Caza Shareholders should consult with their own investment advisor, stockbroker, bank manager, lawyer or other professional advisor. Caza Shareholders are also advised that acceptance of the Offer may have tax consequences and that they should consult their own professional tax advisors.

5.	Purpose of the Offer and Royal Road’s Plans for Caza

Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire all outstanding Caza Shares such that Caza becomes a wholly-owned subsidiary of Royal Road. Provided the Minimum Tender Condition is met, the Offeror will have a sufficient number of Caza Shares to acquire all of the Caza Shares not tendered to the Offer pursuant to a Compulsory Acquisition. If the Offeror takes up and pays for such number of Caza Shares which constitutes at least 66 2/3% of the outstanding Caza Shares (on a Fully-Diluted Basis) under the Offer, it will own a sufficient number of Caza Shares to acquire all of the Caza Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction, as discussed in Section 17 of this Circular, “Acquisition of Caza Shares Not Deposited”.

Each of Caza’s directors and officers have entered into a separate agreement with Caza, pursuant to which such individual has agreed to resign from all offices with Caza or any of its Affiliates upon any successful completion of the Offer. At such time, it is anticipated that the Caza Board will promptly be replaced by nominees of the Offeror and certain of the Offeror’s then current management team will replace Caza’s current management, as the Royal Road determines to be appropriate.

If, for some reason, the Offeror is unable to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction as outlined above, the Offeror will evaluate other available alternatives. These alternatives could include, to the extent permitted by applicable Laws, purchasing additional Caza Shares: (i) in the open market; (ii) in privately negotiated transactions; (iii) in another take-over bid or exchange offer or otherwise; or (iv) from Caza. Any additional purchases of Caza Shares could be at a price greater than, equal to or less than the price to be paid for Caza Shares under the Offer and could be for cash or securities or other consideration. Alternatively, the Offeror may decide not to pursue completion of the privatization of Caza and sell or otherwise dispose of any or all Caza Shares acquired pursuant to the Offer. These transactions may be completed on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for Caza Shares under the Offer

Plans for Caza Following the Successful Completion of the Offer

Following the completion of the Offer and/or any Compulsory Acquisition or Subsequent Acquisition Transaction relating thereto, the Offeror intends to apply to the TSXV to delist the Caza Shares from the TSXV. See Section 10 of this Circular “Certain Effects of the Offer”.

If permitted by applicable Law, subsequent to the completion of the Offer and/or any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Caza to cease to be a reporting issuer (or equivalent) under applicable Canadian Securities Laws.

If the Offer is successful, the Offeror intends to conduct a detailed review of Caza and its Subsidiaries and its corporate and capital structure to determine what changes, if any, would be desirable in light of such review and the circumstances which then exist.

6.	Treatment of Convertible Securities

The Offer is made only for Caza Shares and is not made for any Caza Options, Caza Warrants, or other Convertible Securities. Any holder of Caza Options, Caza Warrants or other Convertible Securities who wishes to accept the Offer in respect of the Caza Shares issuable upon exercise, exchange or conversion thereof should, to the extent permitted by the terms of such Convertible Securities and applicable Laws, fully exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Caza Shares that may be deposited in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have certificates representing the Caza Shares received on such exercise, exchange or conversion available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of this Offer to Purchase, “Manner of Acceptance - Procedure for Guaranteed Delivery”.

Other than the Caza Options and Caza Warrants, it is the Offeror’s understanding that there are no outstanding Convertible Securities. If any holder of Convertible Securities does not exercise, convert, exchange or settle his/her/its Convertible Securities and deposit any resulting Caza Shares under the Offer prior to the Expiry Time, such Convertible Securities may be replaced with similar convertible securities of the Offeror or may expire or be terminated following the Expiry Time.

The tax consequences to holders of Convertible Securities of converting, exchanging or exercising such Convertible Securities, as applicable, are not described in Section 18 of this Circular, “Certain Canadian Federal Income Tax Considerations” or Section 19 of this Circular, “Certain United States Federal Income Tax Considerations”. Holders of Convertible Securities are urged to consult their tax advisors regarding the potential tax consequences to them in connection with the decision whether to convert, exchange or exercise such Convertible Securities, as applicable.

7.	Certain Information Concerning Royal Road and its Authorized and Outstanding Share Capital

Royal Road is authorized to issue an unlimited number of ordinary shares without par value. As of January 19, 2017, there were: (i) 66,645,951 Royal Road Shares, (ii) stock options to acquire an additional 4,710,000 Royal Road Shares, and (iii) warrants to acquire an additional 28,513,868 Royal Road Shares issued and outstanding. Assuming the exercise of all of the outstanding stock options and warrants, the issued and outstanding Royal Road Shares on a Fully Diluted Basis would be, as of January 19, 2017, 99,869,819 Royal Road Shares.

Each Royal Road Share entitles its holder to: (i) receive notice of, and to attend and vote, in person or by proxy, at all meetings of shareholders, and to cast one vote per Royal Road Share at any meeting of the shareholders of Royal Road; (ii) receive on a pro rata basis such dividends on such Royal Road Shares, if any, as and when declared by the Royal Road Board of Directors, at its discretion; and (iii) upon liquidation, dissolution or winding up of Royal Road, to receive on a pro rata basis the net assets of Royal Road after payment of debts and other liabilities.

Details concerning the stock options and warrants of Royal Road are set out in Royal Road’s unaudited interim financial statements for the three and nine month period ended September 30, 2016, including the notes thereto, and the management discussion and analysis thereof, which are incorporated by reference herein and available on SEDAR at www.sedar.com.

The following table sets forth the number of currently outstanding Royal Road Shares and the number expected to be outstanding upon completion of the Offer, based on certain assumptions.

	Number of Royal Road Shares	Percentage of Royal Road Shares Held Upon Completion of the Offer
Royal Road Shares Currently Outstanding
Existing Royal Road Shareholders(1)	66,645,951	74.67%
Royal Road Shares to be Issued in Offer
Existing Caza Shareholders(2)	22,608,321	25.3%
Total:	89,254,272(3)	100%

Notes:

(1)	As at the date hereof, the Offeror also had options and warrants outstanding to purchase up to 33,223,868 Royal Road Shares.
(2)

Based on the number of Caza Shares issued and outstanding as of September 30, 2016, and assuming none of the outstanding Convertible Securities (which are all out-of-the-money) are exercised or converted into Caza Shares.

(3)	Without giving effect to any Royal Road Shares issued pursuant to the proposed Royal Road Private Placement.

Prior to or following the Expiry Time, the Offeror may complete one or more private placement financings (collectively, the “Royal Road Private Placement”) to accredited investors (as such term is defined in and NI 45-106). Pursuant to the Royal Road Private Placement, the Offeror may issue Royal Road Shares or securities convertible into Royal Road Shares at a price per share or convertible security to be determined in the context of the market and in accordance with the policies of the TSXV, for aggregate gross proceeds of up to $3,000,000. The details of the Royal Road Private Placement, if any, will be set out in a comprehensive news release and material change report, which shall be deemed to be incorporated by reference into the Offer to Purchase and Circular. See Section 9 of the Circular, “Documents Incorporated by Reference”

Consolidated Capitalization

The following table sets out information concerning the consolidated capitalization of the Offeror as at September 30, 2016, before and after giving effect to the issuance by the Offeror of the Offeror Common Shares as consideration under the Offer. This table should be read in conjunction with: (i) the Offeror’s unaudited consolidated interim financial statements for the three and nine month periods ended September 30, 2016 and 2015 and Interim MD&A incorporated herein by reference; and (ii) the unaudited pro forma consolidated statement of financial position of the Offeror as at September 30, 2016 and the unaudited pro forma consolidated statements of comprehensive loss the Offeror for the nine-month period ended September 30, 2016 and the year ended December 31, 2015 attached hereto as Appendix “A”.

	Royal Road September 30, 2016 ($)	Caza September 30, 2016 ($)	Pro Forma Adjustments ($)	Royal Road Pro Forma(1) ($)
Statement of Financial Position
Current Assets	1,339,929	168,112	-	1,508,041
Total Assets	1,410,162	10,539,230	(7,127,619)	4,821,773
Current Liabilities	50,169	695,571	200,000	945,740
Total Liabilities	50,169	1,376,862	200,000	1,627,031
Shareholders’ Equity	1,359,993	9,162,368	(7,327,619)	3,194,742

Notes:

(1)	Without giving effect to any Royal Road Shares issued pursuant to the proposed Royal Road Private Placement.

Dividend and Dividend Policy

There are no restrictions which prevent Royal Road from paying dividends. Royal Road has not paid any dividends on its outstanding Royal Road Shares since the date of its incorporation. The Royal Road Board, from time to time, on the basis of many factors, including Royal Road’s earnings, operating results, financial condition and anticipated cash needs may consider paying dividends in the future if and when its operational circumstances permit.

Price Range and Trading Volumes of the Royal Road Shares

The Royal Road Shares are listed and posted for trading on the TSXV under the symbol “RYR”. The following table sets forth, for the periods indicated, the reported high and low daily trading prices and the aggregate volume of trading of the Royal Road Shares on the TSXV.

		Price Range
Year	Period	High	Low	Volume
		($)	($)	(#)
2017
	January (1 – 19)	0.12	0.07	1,972,050
2016
	December	0.11	0.08	929,750
	November	0.15	0.09	2,871,436
	October	0.15	0.10	2,645,798
	September	0.15	0.11	2,039,842
	August	0.14	0.11	3,485,601
	July	0.18	0.10	2,265,508
	June	0.15	0.09	1,533,505
	May	0.13	0.07	1,801,285
	April	0.09	0.05	2,157,996
	March	0.08	0.05	1,899,035
	February	0.08	0.05	1,354,138
	January	0.06	0.05	128,000

Notes:

(1)	Share price information in the above table was obtained from the TSXV.

The closing price of the Royal Road Shares on January 19, 2017, was $0.10.

8.	Unaudited Consolidated Pro Forma Financial Statements

Caza Shareholders should refer to Appendix “A to this document for the unaudited pro forma consolidated statement of financial position of the Offeror as at September 30, 2016 and the unaudited pro forma consolidated statements of comprehensive loss of the Offeror for the nine-month period ended September 30, 2016 and the year ended December 31, 2015, giving effect to the proposed acquisition of all outstanding Caza Shares under the Offer, as set out therein. Such unaudited pro forma consolidated financial statements have been prepared using certain of the Offeror’s and Caza’s respective financial statements as more particularly described in the notes to the unaudited pro forma consolidated financial statements. In preparing the unaudited pro forma consolidated financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. Such unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the Offeror. Actual amounts recorded upon consummation of the Offer will differ from such unaudited pro forma consolidated financial statements. Any potential synergies that may be realized following consummation of the Offer have been excluded from such unaudited pro forma consolidated financial statements. Caza Shareholders are cautioned to not place undue reliance on such unaudited pro forma consolidated financial statements.

9.	Documents Incorporated by Reference

The following documents of Royal Road, filed with the securities commissions in the Canadian Provinces of British Columbia, Alberta and Ontario, are specifically incorporated by reference into and form an integral part of the Offer to Purchase and Circular:

(a)	the Annual Information Form for the fiscal year ended December 31, 2015, dated December 12, 2016;

(b)	the management information circular of Royal Road dated May 9, 2016, prepared in connection with the annual and special meeting of shareholders of Royal Road held on June 8, 2016;

(c)	the audited consolidated financial statements of Royal Road for the year ended December 31, 2015 and the notes and the auditor’s report in respect thereof;

(d)	management’s discussion and analysis of results of operations and financial condition for the year ended December 31, 2015 (the “Annual MD&A”);

(e)

the unaudited consolidated interim financial statements of Royal Road for the three and nine month periods ended September 30, 2016, together with the notes thereto, excepting that the “notice to reader” thereon is no longer applicable;

(f)	management’s discussion and analysis of results of operations and financial condition for the three and nine month periods ended September 30, 2016 (the “Interim MD&A”); and;

(g)	the material change report of Royal Road dated April 25, 2016, regarding its private placement offering of securities.

Information has been incorporated by reference in the Offer to Purchase and Circular from documents filed with certain securities commissions or similar regulatory authorities in Canada. Copies of these documents may be obtained on request without charge from the Secretary of Royal Road at Ground Floor, 4 Wharf Street, St. Helier, Jersey JE2 3NR, Telephone: 44 1534 887 166 or may be obtained under the Royal Road profile on SEDAR at www.sedar.com.

All material change reports (excluding confidential reports), financial statements (including any report of the auditor, where applicable), management’s discussion and analysis, annual information forms, information circulars and business acquisition reports filed by Royal Road with securities commissions or similar regulatory authorities in the Provinces of Canada after the date of the Circular and before the Expiry Time shall be deemed to be incorporated by reference into the Offer to Purchase and Circular. Other than the announcement of the Offer, Royal Road is not aware of any information that indicates any material change in the affairs of Royal Road since the date of the last published financial statements of Royal Road.

Any statement contained in the Offer to Purchase and Circular or a document incorporated or deemed to be incorporated by reference in the Offer to Purchase and Circular shall be deemed to be modified or superseded for purposes of the Offer to Purchase and Circular to the extent that a statement contained in the Offer to Purchase and Circular or in any other subsequently filed document that also is or is deemed to be incorporated by reference in the Offer to Purchase and Circular modifies or supersedes such statement. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be deemed to constitute a part of the Offer to Purchase and Circular, except as so modified or superseded.

Information contained in or otherwise accessed through Royal Road’s website, www.royalroadminerals.com, or any other website does not form part of the Offer to Purchase and Circular (other than information incorporated by reference herein). All such references to Royal Road’s website are inactive textual references only.

10.	Certain Effects of the Offer

If Royal Road takes up and pays for such number of Shares which constitutes at least 66 2/3% of the outstanding Shares (on a Fully-Diluted Basis) under the Offer, Royal Road will own sufficient Caza Shares to acquire all of the Caza Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction, or, if a sufficient number of Caza Shares are tendered, a Compulsory Acquisition. In such event, if permitted by applicable Law, the Offeror will apply to delist the Caza Shares from the TSXV and there will no longer be a trading market for the Caza Shares.

Even if the Compulsory Acquisition or Subsequent Acquisition Transaction cannot be completed as quickly as intended, the purchase of Caza Shares by the Offeror pursuant to the Offer will reduce the number of Caza Shares that might otherwise trade publicly, as well as the number of Caza Shareholders and would likely adversely affect the liquidity and market value of the remaining Caza Shares held by the public.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Caza to cease to be a reporting issuer (or equivalent) under applicable Canadian Securities Laws.

11.	Ownership of and Trading in Securities of Caza

As of the date of this document, neither Royal Road nor any of its directors or officers beneficially own, or exercise control or direction over, any Caza securities. To the knowledge of Royal Road and such directors and officers after reasonable enquiry, no (i) associate or affiliate of an insider of Royal Road; (ii) insider of Royal Road, other than a director or officer of Royal Road; or (iii) person or company acting jointly or in concert with Royal Road, beneficially owns, or exercises control or direction over, any Caza securities.

To the knowledge of Royal Road after reasonable enquiry, none of (i) Royal Road, (ii) any insider of Royal Road, (iii) any associate or affiliate of an insider of Royal Road, or (iv) any person or company acting jointly or in concert with Royal Road, has purchased or sold any securities of Caza during the six-month period preceding the date hereof.

No person referred to under this Section 11 will receive any direct or indirect benefit from the consummation of the Offer or from accepting or refusing to accept the Offer, other than the consideration available to any Caza Shareholder who participates in the Offer.

12.	Agreements, Commitments or Understandings

Lock-Up Agreements

Royal Road entered into the Lock-Up Agreements with the Locked-Up Caza Shareholders in respect of an aggregate of 115,879,351 Caza Shares held by the Locked-Up Caza Shareholders, pursuant to which the Locked-Up Caza Shareholders agreed to deposit their Caza Shares to the Offer. The Caza Shares held by Locked-Up Caza Shareholders together represent approximately 82% of the issued and outstanding Caza Shares.

The following is a summary only of the principal terms of the Lock-Up Agreements. A complete copy of each of the Lock-Up Agreements has been filed by Royal Road on SEDAR and is available at www.sedar.com. Caza Shareholders are urged to read the complete copy of each of the Lock-Up Agreements.

The following table indicates the Locked-Up Caza Shareholders that have agreed to accept the Offer and the number of securities in respect of which each intends to accept the Offer.

Name of Caza Shareholder	Number of Caza Shares
Marco Montecinos	3,654,647
Stewart Lockwood	122,222
Phillip Yee	41,583
Brian Arkell	2,558,400
Institutional Shareholder	109,502,499
Total:	115,879,351

Each of the Locked-Up Caza Shareholders has covenanted that, during the period commencing on the date of each Lock-Up Agreement and continuing until the earlier of the termination of each agreement and Royal Road’s take up and payment of Caza Shares under the Offer, it shall, among other things, not sell, transfer or encumber in any way any Caza Shares held by such Locked-Up Caza Shareholder or waive, relinquish or modify the Locked-Up Caza Shareholder’s right to vote any Caza Shares or any other securities of Caza or enter into any agreement to do any of the foregoing, other than pursuant to the Offer and the terms of the Lock-Up Agreements.

Under the Lock-Up Agreements, subject to the termination rights of each party described below, the Locked-Up Caza Shareholders have agreed to tender the Caza Shares beneficially owned by them, or over which they exercise control or direction, to the Offer.

Generally, each of the Locked-Up Caza Shareholders has the right to terminate its Lock-Up Agreement (and withdraw any Caza Shares deposited under the Offer) (i) if there has been a material breach by the Offeror of any representation, warranty or covenant of the Offeror contained in the Lock-Up Agreement, (ii) if the Offeror has not mailed the Offer Documents by the close of business on January 20, 2017, (iii) the terms of the Offer do not conform with the description of the Offer contained the Lock-Up Agreement, (iv) the Offeror withdraws or terminates the Offer, (v) the Offeror has not taken up and paid for the Caza Shares within three Business Days of the Initial Expiry Time, or (vi) the Offeror has not taken up and paid for all the Caza Shares deposited under the Offer in accordance with applicable Canadian Securities Laws.

Each of the Locked-Up Caza Shareholders must deposit or cause to be deposited the Caza Shares under the Offer within ten (10) Business Days after the commencement of the Offer and thereafter not withdraw its Caza Shares from the Offer, unless pursuant to the terms of the Lock-Up Agreement.

Caza Director and Officer Resignations

As contemplated in the Support Agreement, has delivered to the Offeror, a separate resignation and release agreement executed by Caza, the Offeror and each of the directors and officers of Caza and the Caza Subsidiaries, whereby each such director and officer agrees that, effective as at the Effective Time, such Person thereby (A) resigns from all offices, directorships and employment with Caza and each Caza Subsidiary, and that any agreement between such Person and Caza or any Caza Subsidiary in connection with such Person’s employment or service is terminated (except for any confidentiality and non-solicitation obligations of such Person that expressly survive any such termination); (B) releases Caza and each Caza Subsidiary and their respective directors, officers, employees, agents and successors and assigns, from all claims, damages, costs and liabilities in connection with such Person’s office, employment and service to Caza and the Caza Subsidiaries, as applicable, including any such items arising from, in connection with or as a result of the Offer, any Subsequent Acquisition Transaction, any change of control, such Person’s employment or engagement, or the termination thereof (including, without limitation, any severance, pay in lieu of notice or change of control payment) or, any agreement between such Person and Caza or any Caza Subsidiary (provided, that the foregoing shall be subject to exclusions for claims based on fraud, bad faith, dishonest or criminal conduct and to customary exceptions related to unpaid salary and expenses); and (C) irrevocably surrenders to Caza for no consideration any Caza Options that were outstanding and unexercised as at the Take-up Date.

Support Agreement

On December 5, 2016, the Offeror and Caza entered into the Support Agreement, which was subsequently amended and restated on January 6, 2017. Among other things, the Support Agreement sets out, the terms and conditions upon which the Caza Board agreed to recommend to Caza Shareholders that they accept the Offer. The following is a summary only of certain provisions of the Support Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Support Agreement. The Support Agreement has been filed by Royal Road and Caza with the securities authorities and is available on SEDAR at www.sedar.com. Capitalized terms used in this Section 12 that are not defined in the Glossary have the meanings given such terms in the Support Agreement.

Support of the Offer

Caza has announced that the Caza Board, after consultation with its legal advisors, has unanimously determined that the Offer is in the best interests of Caza and the Caza Shareholders. Accordingly, the Caza Board has unanimously recommended that Caza Shareholders accept the Offer. Each member of the Caza Board and all officers of Caza, along with the Institutional Shareholder, has entered into a Lock-Up Agreement with the Offeror pursuant to which they have agreed to support the Offer.

The Offer

The Offeror agreed to make the Offer on the terms and conditions set forth in the Support Agreement and, provided that all of the conditions of the Offer set forth in Section 4 of the Offer, “Conditions of the Offer” shall have been satisfied or waived at or prior to the Expiry Time, the Offeror has agreed to take up and pay for all Caza Shares validly deposited under the Offer and not properly withdrawn promptly and, in any event, within three business days following the Expiry Time. See Section 6 of the Offer, “Take Up and Payment for Deposited Caza Shares”.

The Offeror is permitted, in its sole discretion, to modify or waive any term or condition of the Offer; provided that the Offeror cannot, without the prior consent of Caza (i) impose conditions to the Offer except for those conditions set forth in the Support Agreement; or (ii) change the form of the consideration to be paid for each Caza Share (unless the consideration includes consideration in addition to the consideration required to be offered pursuant to the provisions of the Support Agreement). If the Offeror amends, modifies or waives the Minimum Tender Condition and takes up and pays for any Caza Shares pursuant to the Offer, the Offeror shall extend the Offer to the extent required for the Mandatory Extension Period. See Section 5 of the Offer, “Extension, Variation or Change in the Offer”.

Non-Solicitation

Caza has agreed that, except as provided in the Support Agreement, it will not, directly or indirectly, through any of their respective representatives: (i) solicit, facilitate, initiate or knowingly encourage or take any action to solicit, facilitate or encourage any Acquisition Proposal; (ii) enter into or participate in any negotiations or initiate any discussions regarding an Acquisition Proposal, or furnish to any other Person any information with respect to its business, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other Person to do or seek to do any of the foregoing; (iii) waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements; or (iv) accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal.

The Support Agreement defines an “Acquisition Proposal” as any written proposal or offer made to Caza or the Caza Shareholders (including any take-over bid initiated by advertisement or circular) relating to: (a) any merger, amalgamation, take-over bid, tender offer, arrangement, share exchange, dissolution, liquidation, recapitalization or other business combination involving any purchase by a single Person (other than the Offeror or any of its subsidiaries) or combination of Persons (other than the Offeror and its subsidiaries) of Caza Shares that, if consummated, would result in any Person (other than the Offeror or any of its subsidiaries) beneficially owning 20% or more of the voting rights attached to the Caza Shares, or any liquidation or winding-up in respect of Caza; (b) any purchase or sale by Caza or its subsidiaries of any assets, where such assets represent 20% or more of the fair market value of the consolidated assets of Caza (on a consolidated basis) (or other arrangement having the same economic effect as a purchase or sale of assets); (c) any sale or acquisition of 20% or more of the Caza Shares or rights or interests therein or thereto; or (d) any similar business combination or transaction, of or involving Caza and/or any subsidiary of Caza, that, if consummated, would result in any Person (other than the Offeror or any of its subsidiaries) beneficially owning 20% or more of the voting rights attached to the Caza Shares.

Caza has agreed to immediately cease any existing solicitation, discussion, negotiation or process with or involving any person (other than the Offeror or a subsidiary of the Offeror) that may be ongoing with respect to or which could reasonably be expected to lead to an Acquisition Proposal, whether or not initiated by Caza or any of its subsidiaries or any of its or their representatives and, in connection therewith, to discontinue access to any data rooms.

Caza has agreed to request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with Caza relating to any potential Acquisition Proposal and to use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

Superior Proposals, Right to Match, etc.

Following the receipt by Caza of a written bona fide Acquisition Proposal, which the Caza Board determines in good faith (i) is funded, in that funds or other consideration necessary for the Acquisition Proposal are or are likely to be available, and (ii) in the case of Caza would, if consummated in accordance with its terms, result in a transaction financially superior for the securityholders of Caza than the Offer (in its then current form) and is reasonably likely to be carried out in a reasonable timeframe taking into account all financial, regulatory and other aspects of such proposal (including the ability of the proposing party to consummate the proposed Acquisition Proposal) (any such bona fide Acquisition Proposal, is referred to in the Support Agreement as a “Superior Proposal”), Caza and its representatives may enter into or participate in any negotiations or discussions with a third party that (without any solicitation, initiation or encouragement, directly or indirectly, after the date of the Support Agreement, by Caza or any of its Representatives) seeks to engage in such negotiations or discussions and, subject to the existence or execution of a confidentiality agreement, may furnish to such third party information concerning Caza and its business, properties and assets. Prior to furnishing such information to or entering into or participating in any such negotiations or discussions with such third party, Caza must provide prompt notice to the Offeror to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such third party, together with a copy of the confidentiality agreement referenced above, and notify the Offeror orally and in writing of any inquiries, offers or proposals with respect to an Acquisition Proposal (which written notice shall include, without limitation, a copy of such proposal (and any amendments or supplements thereto), the identity of the Person making it, if not previously provided to the Offeror, copies of all information provided to such third party and all other information reasonably requested by the Offeror), within 24 hours of the receipt thereof and shall keep the Offeror informed of the status and details of any such inquiry, offer or proposal. Provided that Caza complies with applicable Canadian Securities Laws relating to the provision of directors’ circulars and make appropriate disclosure with respect thereto to its securityholders, Caza may also accept, recommend, approve or enter into an agreement to implement a Superior Proposal from a third party, but only if prior to such acceptance, recommendation, approval or implementation, the Caza Board shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of the Support Agreement, as contemplated therein, the proposal continues to represent a Superior Proposal.

The Support Agreement provides that if Caza receives a Superior Proposal, Caza shall give the Offeror seven days’ advance notice of any decision by the Caza Board to accept, recommend, approve or enter into an agreement to implement a Superior Proposal, which notice shall include a copy of the Superior Proposal, including the identity of the third party making the Superior Proposal. Caza agreed that, during such period, it will not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and not to release the party making the Superior Proposal from any standstill provisions or withdraw, redefine, modify or change its recommendation in respect of the Offer. In addition, during such seven day period, Caza agreed to negotiate in good faith with the Offeror to make such adjustments in the terms and conditions of the Support Agreement and the Offer as would enable Caza to proceed with the Offer as amended rather than the Superior Proposal. In the event the Offeror proposes to amend the Support Agreement and the Offer to provide that the Caza Shareholders shall receive a value per Caza Share equal to or greater than the value per Caza Share provided in the Superior Proposal and so advises the Caza Board prior to the expiry of such seven day period, the Caza Board shall not accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not release the party making the Superior Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Offer.

The Offeror agreed that all information that may be provided to it by Caza with respect to any Superior Proposal pursuant hereto shall be treated as if it were confidential and shall not be disclosed or used except to the extent required by applicable laws or in order to enforce its rights under the Support Agreement in legal proceedings.

Subsequent Acquisition Transaction

The Support Agreement provides that if, within 120 days after the date of the Offer (or such longer period as a court may permit), the Offer has been accepted by Caza Shareholders of not less than 90% of the outstanding Caza Shares (as at the Expiry Time), excluding Caza Shares held by or on behalf of the Offeror or an “associate” or an “affiliate” (as those terms are defined in the BCBCA) of the Offeror, the Offeror intends, at the Offeror’s election, to the extent possible, to acquire the remainder of the Caza Shares from those Caza Shareholders who have not accepted the Offer pursuant to a Compulsory Acquisition. If a Compulsory Acquisition is not available or the Offeror chooses not to avail itself of such statutory right of acquisition, the Offeror intends, at the Offeror’s election, to pursue other means of acquiring the remaining Caza Shares not tendered to the Offer, including by way of an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction, provided that the consideration per Caza Share offered in connection with the Subsequent Acquisition Transaction shall not be less than the Offer Consideration and in no event will the Offeror be required to offer consideration per Caza Share greater than the Offer Consideration.

Alternative Transaction

The Support Agreement provides that, after the Offeror takes up and pays for the Caza Shares under the Offer, it shall, subject to the terms and conditions of the Support Agreement, as soon as reasonably practicable (and in any event not more than 120 days after the date of completion of the Offer), use its commercially reasonable efforts to pursue and consummate Subsequent Acquisition Transaction for share consideration per Caza Share that is not less than the consideration paid pursuant to the Offer; provided, however, that if as of the final expiration of the Offer, the Offer has been accepted by holders of Caza Shares holding not fewer than 90% of the outstanding Caza Shares as at the Expiry Time, excluding Caza Shares held prior to the commencement of the Offer by the Offeror or any affiliate thereof, the Offeror shall, subject to the terms and conditions the Support Agreement, use its commercially reasonable efforts to complete as soon as reasonably practicable (and in any event, to initiate and complete within the time periods set forth in the Act) a Compulsory Acquisition with respect to the Caza Shares. If the Offeror takes up and pays for Caza Shares pursuant to the Offer, and thereby acquires at least two-thirds of the outstanding Caza Shares (on a diluted basis), Caza agreed to use all commercially reasonable efforts to assist the Offeror in effecting a Subsequent Acquisition Transaction carried out for share consideration per Caza Share that is not less than the consideration paid pursuant to the Offer.

Termination of the Support Agreement

The Support Agreement may be terminated at any time prior to the date (the “Take-up Date”) on which the Offeror first takes up Caza Shares pursuant to the Offer:

(a)	by mutual written agreement of the Offeror and Caza;

(b)

by either the Offeror or Caza, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the making or consummation of the Offer and such order, decree, ruling or other action shall have become final and non-appealable;

(c)

by the Offeror, if (i) the conditions to making the Offer in the Support Agreement are not satisfied or waived prior to 11:59 p.m. (Pacific time) on January 20, 2017, or (ii) any condition of the Offer is not satisfied or waived by the Offeror at or before the Expiry Time;

(d)

by the Offeror if the Caza Board shall have: (i) withdrawn or modified in a manner adverse to the Offeror its approval or recommendation of the Offer and the transactions contemplated by the Support Agreement unless there has occurred a Material Adverse Effect relating to the Offeror (ii) approved or recommended an Acquisition Proposal or entered into a binding written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement as described above);

(e)

by the Offeror if any representation or warranty made by Caza in the Support Agreement shall have been at the date hereof, or shall have become at any time prior to the Expiry Time, untrue or incorrect (without regard to any materiality qualification), except where any failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect with respect Caza and such inaccuracy is not curable or, if curable, is not cured by the earlier of (i) the date which is ten days from the date that written notice of such inaccuracy is delivered by the Offeror to Caza, and (ii) the Business Day prior to the date on which the Expiry Time;

(f)

by the Offeror if Caza is in default in any material respect of any of its covenants or obligations under the Support Agreement, and such default is not curable or, if curable, is not cred by the earlier of (i) the date which is ten days from the date that written notice of such inaccuracy is delivered by the Offeror to Caza, and (ii) the Business Day prior to the date of the Expiry Time;

(g)	by Caza, if the Offeror has not mailed the Offer Documents to holders of Caza Shares prior to 11:59 p.m. (Vancouver time) on January 20, 2017;

(h)

by Caza, if the Offeror has not taken up and paid for the Caza Shares deposited under the Offer on or before the Outside Date, unless the failure of the Offeror to take up and pay for the Caza Shares arises as a result of a breach by Caza of any material covenant or obligation under the Support Agreement or as a result of any material representation or warranty of Caza in the Support Agreement being untrue or incorrect;

(i)

by Caza if any representation or warranty made by the Offeror in the Support Agreement shall have been at the date hereof, or shall have become at any time prior to the Expiry Time, untrue or incorrect (without regard to any materiality qualification), except where any failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect with respect to the Offeror and such inaccuracy is not curable or, if curable, is not cured by the earlier of (i) the date which is ten days from the date that written notice of such inaccuracy is delivered by Caza to the Offeror, and (ii) the Business Day prior to the date on which the Expiry Time;

(j)

by Caza if the Offeror is in default in any material respect of any of its covenants or obligations under the Support Agreement, and such default is not curable or, if curable, is not cred by the earlier of (i) the date which is ten days from the date that written notice of such inaccuracy is delivered by Caza to the Offeror, and (ii) the Business Day prior to the date of the Expiry Time;

(l)	by either the Offeror or by Caza if a Material Adverse Change shall have occurred to the other Party.

(k)	by either the Offeror or Caza, if the Offer terminates or expires without the Offeror taking up and paying for any of the Caza Shares; and

Representations and Warranties

The Support Agreement contains a number of customary representations and warranties of the Offeror and Caza relating to, among other things: corporate status, and the corporate authorization and enforceability of, and the Caza Board approval of, the Support Agreement and the Offer. The representations and warranties of Caza also address various matters relating to the business, operations and properties of Caza, including, among other things: capitalization; public filings; accuracy of financial statements; liabilities and indebtedness; books and records; absence of certain changes or events; litigation; compliance with laws; employment matters; tax matters; material contracts; related party transactions; mineral resources; properties and mineral rights; social and communities; environmental; insurance; reporting issuer status; regulatory approvals and other customary representations.

Conduct of Business

Caza has covenanted and agreed that, prior to the earlier of the time that the Offeror first takes up and pays for Caza Shares pursuant to the Offer and the termination of the Support Agreement, Caza will, among other things, conduct its businesses in the ordinary course consistent with past practice in all material respects and use reasonable efforts to preserve intact its present business organization and goodwill and to preserve intact its property and mineral interests. Caza has also agreed that it will not, among other things: (i) amend its constating documents; (ii) issue (other than on exercise or surrender of currently outstanding Caza Options), grant, sell or pledge or agree to issue, grant, sell or pledge any securities of Caza, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities of Caza; (iii) redeem, purchase or otherwise acquire any of its outstanding securities, except as permitted pursuant to the terms thereof or as permitted in accordance with or contemplated by this Agreement; (iv) split, combine or reclassify any of its securities; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Caza; (vi) declare, set aside or pay any dividend or other distribution or payment in respect of its outstanding securities; (vii) amend its constating documents; (viii) issue (other than on exercise or surrender of currently outstanding Caza Options), grant, sell or pledge or agree to issue, grant, sell or pledge any securities of Caza, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities of Caza; (ix) redeem, purchase or otherwise acquire any of its outstanding securities, except as permitted pursuant to the terms thereof or as permitted in accordance with or contemplated by this Agreement; (x) sell, pledge, dispose of or encumber any assets, except in the ordinary course of business; (xi) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or, except for investments in securities made in the ordinary course of business, make any investment, either by purchase of shares or securities, contributions of capital (other than to subsidiaries), property transfer, or, except in the ordinary course of business, purchase any property or assets of any other individual or entity; (xii) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligation of any other individual or entity, or make any loans or advances; (xiii) pay, discharge or satisfy any material claims, liabilities or obligations other than as reflected or reserved against in its financial statements; or (xiv) enter into or amend any employment, consulting or contract operating agreement that cannot be terminated on 30 days or less notice without penalty.

Other Covenants

Each of Caza and the Offeror has agreed to a number of mutual covenants, including to use its reasonable efforts to take all reasonable action and do all things reasonably necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and the Support Agreement. In addition, Caza has agreed to provide the Offeror and its representatives with reasonable access during normal business hours, to all books, records, information, corporate charts, tax documents, filings, memoranda, working papers and files and all other materials in Caza’s possession and control, including material contracts, and access to the personnel of and counsel to Caza on an as reasonably requested basis as well as reasonable access to the properties of Caza in order to allow the Offeror to perform such investigations as the Offeror may consider necessary or advisable for strategic planning and integration or for any other reasons reasonably relating to the Offer.

13.	Other Material Facts Concerning Caza

Royal Road has no knowledge of any material fact concerning the securities of Caza that has not previously been generally disclosed or any other matter not disclosed in the Offer to Purchase or Circular that has not previously been generally disclosed that would reasonably be expected to affect the decision of Caza Shareholders to accept or reject the Offer.

14.	Commitments to Acquire Securities of Caza

Other than the Offer and the Lock-Up Agreements, no agreements, commitments or understandings to acquire securities of Caza have been made by Royal Road, nor, to the knowledge of Royal Road after reasonable inquiry, by (a) any insider of Royal Road, (b) any associate or affiliate of an insider of Royal Road, or (c) any person or company acting jointly or in concert with Royal Road.

15.	Price Range and Trading Volumes of the Caza Shares

The principal market for the trading of Caza Shares is the TSXV, where the Caza Shares are listed and trade on Tier 2 under the symbol “CZY”. As at January 19, 2017, there were approximately 141,302,005 Caza Shares outstanding. The following table sets forth the high and low prices and volume of the Caza Shares traded on the TSXV for the periods indicated:

			Price Range
Year	Period	High	Low	Volume
		($)	($)	(#)
2017
	January (1 – 19)	0.02	0.01	240,120
2016
	December	0.03	0.01	1,173,031
	November	0.05	0.03	109,929
	October	0.05	0.04	49,520
	September	0.05	0.04	559,465
	August	0.05	0.03	718,914
	July	0.05	0.03	1,437,828

Notes:

(1)	Share price information in the above table was obtained from the TSXV.

At the close of business on December 5, 2016, the last trading day prior to the announcement of the intention to make the Offer, the closing sale price of the Caza Shares on the TSXV was $0.035.

16.	Regulatory Matters

Except as discussed below, to the knowledge of Royal Road, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Royal Road for the consummation of the transactions contemplated by the Offer, except for such authorizations, consents, approvals and filings the failure to obtain or make which would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by the Offer. In the event that Royal Road becomes aware of other requirements, it will make reasonable commercial efforts to obtain such approval at or prior to the Expiry Time, as such time may be extended.

Canadian Securities Laws

The distribution of the Royal Road Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian Securities Laws. While the resale of Royal Road Shares issued under the Offer is subject to restrictions under the Securities Laws of certain Canadian Provinces and Territories, Caza Shareholders in such Provinces and Territories generally will be able to rely on statutory exemptions from such restrictions.

United States Securities Laws

The Royal Road Shares issuable to Caza Shareholders in exchange for their Caza Shares under the Offer have not been and will not be registered under the U.S. Securities Act, and such securities will be issued in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. A Form CB in respect of the issuance of such Royal Road Shares has been furnished with the SEC.

The Royal Road Shares issuable to Caza Shareholders pursuant to the Offer will be “restricted securities” under the U.S. Securities Act, and thus subject to resale restrictions under the U.S. Securities Act, to the same extent and proportion as the Caza Shares for which the Royal Road Shares are being exchanged pursuant to the Offer. Therefore, any Caza Shareholders that holds Caza Shares that are restricted securities under the U.S. Securities Act will receive Royal Road Shares that are restricted securities. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to an exemption or exclusion from the registration requirements of the U.S. Securities Act and all applicable state securities laws.

The foregoing discussion is only a general overview of certain requirements of the U.S. Securities Act that are applicable to the resale of Royal Road Shares received pursuant to the Offer. All Caza Shareholders who receive Royal Road Shares are urged to consult with counsel to ensure that the resale of their securities complies with applicable securities legislation.

Jersey Laws

The circulation of this document being made pursuant to a consent given by the registrar of companies appointed pursuant to the Companies Jersey Law and a consent given by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958.

17.	Acquisition of Caza Shares Not Deposited

If Royal Road takes up and pays for Caza Shares deposited under the Offer, Royal Road’s current intention is that it will pursue a Compulsory Acquisition or a Subsequent Acquisition Transaction to enable Royal Road or an affiliate of Royal Road to acquire all Caza Shares not deposited under the Offer, as more particularly described below.

Compulsory Acquisition

If, within 120 days after the date of the Offer, the Offer has been accepted by Caza Shareholders holding at least 90% of the issued and outstanding Caza Shares, Royal Road intends, to the extent possible, to acquire the Caza Shares not tendered to the Offer under the provisions of Section 300 of the BCBCA and otherwise in accordance with applicable Laws (a “Compulsory Acquisition”). If a Compulsory Acquisition is not available or will not result in Royal Road acquiring all Caza Shares issuable on exercise of all Options, Royal Road will use its commercially reasonable best efforts to acquire the remaining Caza Shares not tendered to the Offer as soon as possible, including by way of a Subsequent Acquisition Transaction for consideration at least equivalent in value to the consideration paid pursuant to the Offer.

To exercise its statutory right of Compulsory Acquisition, Royal Road must give written notice (the “Offeror’s Notice”) to each holder of Caza Shares to whom the Offer was made but who did not accept the Offer (and each person who subsequently acquires any such Caza Shares) (in each case, a “Dissenting Offeree”) within five months after the date of the Offer of such proposed acquisition. If the Offeror’s Notice is sent to a Dissenting Offeree under Subsection 300(3) of the BCBCA, Royal Road is entitled and bound to acquire all of the Caza Shares of that Dissenting Offeree for the same price and on the same terms contained in the Offer, unless the Supreme Court of British Columbia (the “Court”) orders otherwise on an application made by that Dissenting Offeree within two months after the date of the Offeror’s Notice. Pursuant to any such application, the Court may fix the price and terms of payment for the Caza Shares held by a Dissenting Offeree and make any such consequential orders and give any such directions as the Court considers appropriate. Unless the Court orders otherwise (or, if an application to the Court has been made pursuant to the provisions described in the immediately preceding sentence, at any time after that application has been disposed of) Royal Road must, not earlier than two months after the date of the Offeror’s Notice, send a copy of the Offeror’s Notice to Caza and pay or transfer to Caza the consideration representing the price payable by Royal Road for the Caza Shares that are referred to in the Offeror’s Notice. On receiving a copy of the Offeror’s Notice and the consideration representing the price payable for the Caza Shares referred to in the Offeror’s Notice, Caza will be required to register Royal Road as a Caza Shareholder with respect to those Caza Shares. Any such amount received by Caza must be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by Caza, or by a trustee approved by the Court, in trust for the Dissenting Offerees.

The foregoing is only a summary of the statutory right of Compulsory Acquisition that may become available to Royal Road. The summary is not intended to be complete nor is it meant to be a substitute for the more detailed information contained in the provisions of Section 300 of the BCBCA. Caza Shareholders should refer to Section 300 of the BCBCA for the full text of the relevant statutory provisions. The provisions of Section 300 of the BCBCA are complex and require strict adherence to notice and timing provisions, failing which the rights under such provisions may be lost or altered. Caza Shareholders who wish to be better informed about the provisions of Section 300 of the BCBCA should consult their legal advisors.

The income tax consequences to a Caza Shareholder of a Compulsory Acquisition may differ from the income tax consequences to such Caza Shareholder having its Caza Shares acquired pursuant to the Offer. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”. Caza Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Compulsory Acquisition if proposed.

Compelled Acquisition

Section 300 of the BCBCA provides that if Royal Road has not sent the Offeror’s Notice to each Dissenting Offeree within one month after becoming entitled to do so, Royal Road must send a written notice to each Dissenting Offeree stating that such Dissenting Offeree, within three months after receiving such notice, may require Royal Road to acquire the Caza Shares held by such Dissenting Offeree. If a Dissenting Offeree requires Royal Road to acquire its Caza Shares in accordance with these provisions, Royal Road must acquire those Caza Shares for the same price and on the same terms contained in the Offer (a “Compelled Acquisition”).

The foregoing is only a summary of the statutory right of Compelled Acquisition that may become available to a Caza Shareholder. The summary is not intended to be complete nor is it meant to be a substitute for the more detailed information contained in the provisions of Section 300 of the BCBCA. Caza Shareholders should refer to Section 300 of the BCBCA for the full text of the relevant statutory provisions. The provisions of Section 300 of the BCBCA are complex and require strict adherence to notice and timing provisions, failing which the rights under such provisions may be lost or altered. Caza Shareholders who wish to be better informed about the provisions of Section 300 of the BCBCA should consult their legal advisors.

The income tax consequences to a Caza Shareholder of a Compelled Acquisition may differ from the income tax consequences to such Caza Shareholder having its Caza Shares acquired pursuant to the Offer. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”. Caza Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Compelled Acquisition if proposed.

Subsequent Acquisition Transaction

If Royal Road takes up and pays for Caza Shares validly deposited under the Offer and the right of Compulsory Acquisition is not available to Royal Road for any reason or will not result in Royal Road acquiring all Caza Shares issuable on exercise of all outstanding Caza Warrants, Caza Options and all other Convertible Securities, Royal Road currently intends to take such action as is necessary or advisable to acquire or cause the exchange or redemption of all Caza Shares not acquired under the Offer. Such action may include causing a special meeting of Caza Shareholders to be called to consider an arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or similar transaction involving Caza and Royal Road and/or an affiliate of Royal Road for the purpose of enabling Royal Road or an affiliate of Royal Road to acquire, directly or indirectly, all of the Caza Shares and/or all of the assets of Caza (a “Subsequent Acquisition Transaction”). Under such a Subsequent Acquisition Transaction, Caza may continue as a separate subsidiary of Royal Road following the completion of any such transaction.

The timing and details of any such transaction will depend on a number of factors, including the number of Caza Shares acquired pursuant to the Offer. If Royal Road takes up and pays for such number of Caza Shares which constitutes at least 66 2/3% of the outstanding Caza Shares (on a Fully-Diluted Basis) under the Offer, Royal Road will own sufficient Caza Shares to effect a Subsequent Acquisition Transaction. Although Royal Road’s current intention is to effect a Subsequent Acquisition Transaction, Royal Road reserves the right, in its sole discretion, not to complete a Subsequent Acquisition Transaction.

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a Caza Shareholder being terminated without the consent of the Caza Shareholder, irrespective of the nature of the consideration provided in substitution therefor. Royal Road expects that any Subsequent Acquisition Transaction relating to Caza Shares will be a “business combination” under MI 61-101. In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such transaction. Royal Road intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 will not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a business combination is required to obtain a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and, among other things, include a summary of such valuation in the disclosure document for the Subsequent Acquisition Transaction unless the valuation is included in its entirety in the disclosure document. Royal Road currently intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting Caza and Royal Road or one or more of its Affiliates, as appropriate) from the valuation requirements of MI 61-101. An exemption is available under MI 61-101 for certain business combinations completed no later than 120 days after the expiry of a take-over bid provided that the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering shareholders were entitled to receive in the take-over bid and provided that certain disclosure is provided in the take-over bid disclosure documents (and which disclosure has been provided herein). Royal Road currently intends that the consideration per Caza Share offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the consideration per Caza Share paid to the Caza Shareholders under the Offer (provided that, in calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Royal Road Share shall be deemed to be at least equal in value to each Royal Road Share offered under the Offer) and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, Royal Road expects to rely on this exemption.

Depending on the nature and terms of the Subsequent Acquisition Transaction, Royal Road expects that the provisions of the BCBCA and Caza’s constating documents will require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Caza Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. In addition to any other required security holder approval, in order to complete a business combination, MI 61- 101 would also require the approval of a majority of the votes cast by “minority” Caza Shareholders to be obtained unless an exemption is available or discretionary relief is granted by applicable securities authorities. If, however, following the Offer, Royal Road is the holder of 90% or more of the Caza Shares at the time the Subsequent Acquisition Transaction is agreed to, the requirement for minority approval would not apply to the transaction if an enforceable appraisal remedy or substantially equivalent right is made available to minority Caza Shareholders.

In relation to the Offer and any business combination, the “minority” Caza Shareholders will be, unless an exemption is available or discretionary relief is granted by applicable securities authorities, all Caza Shareholders other than (a) Royal Road (other than in respect of Caza Shares acquired pursuant to the Offer, as described below), (b) any “interested party” (within the meaning of MI 61-101), (c) any “related party” of an “interested party”, unless the related party meets that description solely in its capacity as a director or senior officer of one or more persons that are neither “interested parties” nor “issuer insiders” (in each case within the meaning of MI 61-101) of Caza, and (d) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that Royal Road may treat Caza Shares acquired under the Offer (including those deposited under the terms of the Lock-Up Agreements) as “minority” shares and vote them, or to consider them voted, in favour of such business combination if, among other things: (i) the business combination is completed no later than 120 days after the Expiry Time; (ii) the consideration per security paid in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; (iii) certain disclosure is provided in the Circular (and which disclosure has been provided herein); and (iv) the Caza Shareholder who tendered such Caza Shares to the Offer was not a “joint actor” (within the meaning of MI 61-101) with Royal Road in respect of the Offer, (B) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (C) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Caza Share that was not identical in amount and form to the entitlement of the general body of holders in Canada of Caza Shares.

MI 61-101 excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee, director or consultant of an issuer where, among other things the benefit is not conferred for the purposes of increasing the value of the consideration paid to the related party for securities relinquished under the transaction or bid; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction or bid in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction or in the directors’ circular in the case of a bid (and which disclosure has been provided therein); and (d) the related party and its associated entities beneficially own or exercise control or direction over less than 1% of the outstanding securities of each class of equity securities of the issuer.

In addition, MI 61-101 also excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee, director or consultant of an issuer where such benefit meets the criteria described in (a) to (c) of the previous paragraph and (i) the related party discloses to an independent committee of the issuer the amount of consideration that the related party expects it will be beneficially entitled to receive, under the terms of the transaction or bid, in exchange for the equity securities beneficially owned by the related party, (ii) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in clause (i) above, and (iii) the independent committee’s determination is disclosed in the disclosure document for the transaction or in the directors’ circular in the case of a bid.

Royal Road currently intends: (a) that the consideration offered per Caza Share under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the consideration per Caza Share paid to Caza Shareholders under the Offer (provided that, in calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Royal Road Share shall be deemed to be at least equal in value to each Royal Road Share offered under the Offer); (b) that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time; and (c) to cause any Caza Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.

Any such Subsequent Acquisition Transaction may also result in Caza Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Caza Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such dissenting Caza Shareholder for its Caza Shares. The fair value so determined could be more or less than the amount paid per Caza Share pursuant to such Subsequent Acquisition Transaction or pursuant to the Offer.

The income tax consequences to a Caza Shareholder of a Subsequent Acquisition Transaction may differ from the income tax consequences to such Caza Shareholder having its Caza Shares acquired pursuant to the Offer. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”. Caza Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if proposed.

Other Alternatives

If Royal Road is unable to, or elects not to, effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, Royal Road will evaluate other available alternatives. Such alternatives could include, to the extent permitted by applicable Laws, taking no further action, purchasing additional Caza Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, as applicable, or acquiring the assets of Caza by way of an arrangement, amalgamation, reorganization, redemption, asset sale or other transaction between Royal Road and/or one or more of its Affiliates. Subject to applicable Laws, any additional purchases of Caza Shares could be at a price greater than, equal to or less than the price to be paid for Caza Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, Royal Road may take no action to acquire additional Caza Shares or, subject to applicable Laws, may sell or otherwise dispose of any or all Caza Shares acquired under the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Royal Road, which may vary from the terms and the price paid for Caza Shares under the Offer.

Legal and Judicial Developments

On February 1, 2008, MI 61-101 came into force in the provinces of Ontario and Québec, introducing harmonized requirements for enhanced disclosure, independent valuations and majority of minority security holder approval for specified types of transactions. See “Subsequent Acquisition Transaction” above.

Certain judicial decisions may also be considered relevant to any Subsequent Acquisition Transaction that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances prior to the adoption of MI 61-101 and its predecessors, granted preliminary injunctions to prohibit transactions involving certain business combinations. The current trends in both legislation and Canadian jurisprudence indicate a willingness to permit business combinations to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority shareholders.

Caza Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.

18.	Certain Canadian Federal Income Tax Considerations

In the opinion of Irwin Lowy LLP, Canadian legal counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder, as amended (the “Tax Act”), as of the date hereof, generally applicable to a Caza Shareholder who, for purposes of the Tax Act, holds Caza Shares and will hold any Royal Road Shares acquired pursuant to the Offer as capital property, deals at arm’s length with Caza and the Offeror, is not affiliated with Caza or the Offeror, and who disposes of Caza Shares to the Offeror pursuant to the Offer or otherwise disposes of Caza Shares pursuant to certain transactions described in Section 17 of this Circular, “Acquisition of Caza Shares Not Deposited” (a “Holder”).

Caza Shares and Royal Road Shares generally will be considered capital property to a Holder for purposes of the Tax Act unless the Holder holds such shares in the course of carrying on a business of buying and selling securities or the Holder has acquired or holds them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed.

No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is not applicable to Caza Shareholders who acquired Caza Shares pursuant to employee compensation plans. In addition, this summary does not apply to a Holder (a) that is a “financial institution”, for the purposes of the mark-to-market rules in the Tax Act, (b) an interest in which is a “tax shelter investment”, as defined in the Tax Act, (c) that is a “specified financial institution”, as defined in the Tax Act, (d) that has made a “functional currency” election under section 261 of the Tax Act, (e) that has, or will, enter into, with respect to Caza Shares or Royal Road Shares, a “derivative forward agreement” or a “synthetic disposition arrangement”, as each of those terms are defined in the Tax Act, (f) that is exempt from tax under Part I of the Tax Act, (g) that is a partnership for Canadian tax purposes or (h) that alone or together with non-arm’s length Persons control the Offeror or beneficially own shares of the Offeror having a fair market value of more than 50% of all the outstanding shares of the Offeror, immediately after the exchange of Caza Shares for Royal Road Shares. Such Holders should consult their own tax advisors.

Further, this summary is not applicable to a Person that (i) is a corporation resident in Canada, and (ii) is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Royal Road Shares, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Any such Caza Shareholder should consult its own tax advisor.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders are urged to consult their own legal and tax advisors with respect to the tax consequences to them having regard to their particular circumstances, including the application and effect of the income and other tax laws of any country, province or other jurisdiction that may be applicable to the Holder.

Holders Resident in Canada

This part of the summary is applicable only to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention and at all relevant times, is resident, or is deemed to be resident, in Canada (a “Resident Holder”). Certain Resident Holders whose Caza Shares might not otherwise constitute capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Caza Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years, be deemed to be capital property. Resident Holders contemplating such an election should first consult their own tax advisors.

Disposition of Caza Shares Pursuant to the Offer

A Resident Holder whose Caza Shares are disposed of to the Offeror pursuant to the Offer will generally realize a capital gain (or capital loss) equal to the amount by which the fair market value, as at the time of the disposition, of the Royal Road Shares received on the disposition, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Resident Holder’s Caza Shares immediately before the disposition. The taxation of capital gains and capital losses is discussed below under “Taxation of Capital Gains and Capital Losses”.

The cost to a Resident Holder of any Royal Road Shares acquired on the disposition of the Caza Shares will equal the fair market value, as at the time of the disposition, of the Caza Shares disposed of by such Resident Holder. If the Resident Holder separately owns other Royal Road Shares as capital property at that time, the adjusted cost base of all Royal Road Shares owned by the Resident Holder as capital property immediately after the disposition will be determined by averaging the cost of the Royal Road Shares acquired on the disposition with the adjusted cost base of those other Royal Road Shares.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder will be required to include in computing income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in that year. A Resident Holder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

The amount of any capital loss realized on the disposition of a Caza Share or a Royal Road Share by a Resident Holder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant are urged to consult their own tax advisors.

A Resident Holder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains realized, interest and certain dividends. Capital gains realized by a Resident Holder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

Disposition of Caza Shares Pursuant to a Compulsory Acquisition or a Compelled Acquisition

As described in Section 17 of this Circular, “Acquisition of Caza Shares Not Deposited”, the Offeror may, in certain circumstances, acquire or be required to acquire Caza Shares not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Compelled Acquisition. The income tax consequences to a Resident Holder of a disposition of Caza Shares in such circumstances generally will be as described above under the heading “Disposition of Caza Shares Pursuant to the Offer”.

A Resident Holder who dissents and obtains an order from a court of competent jurisdiction in respect of a Compulsory Acquisition or a Compelled Acquisition and receives a cash payment from the Offeror for such holder’s Caza Shares will be considered to have disposed of such Caza Shares for proceeds of disposition equal to the amount received (not including the amount of any interest awarded by the court). As a result, such dissenting Resident Holder will realize a capital gain (or a capital loss) equal to the amount, if any, by which the amount of cash received (not including the amount of any interest awarded by the court), net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Caza Shares to the Resident Holder, determined immediately before the time at which the Caza Shares are taken up by the Offeror. For a description of the tax treatment of capital gains and capital losses, see “Holders Resident in Canada – Taxation of Capital Gains and Capital Losses” above.

Any interest awarded to a Resident Holder by the court in connection with a Compulsory Acquisition or a Compelled Acquisition must be included in computing such Resident Holder’s income for purposes of the Tax Act.

Resident Holders are urged to consult their own tax advisors with respect to the potential income tax consequences to them of having their Caza Shares acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Caza Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 17 of this Circular, “Acquisition of Caza Shares Not Deposited – Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Caza Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Caza Shares.

The income tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such a transaction until the form of such transaction is determined. However, the income tax consequences of such a transaction may differ from those arising on the disposition of Caza Shares under the Offer and will depend on the particular form and circumstances of the transaction. Depending on the form of the transaction, a Resident Holder may realize a capital gain (or loss) and/or be deemed to receive a dividend. No opinion is expressed herein as to the income tax consequences of any such transaction to a Resident Holder.

Resident Holders are urged to consult their own tax advisors with respect to the potential income tax consequences to them of having their Caza Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As described in Section 10 of this Circular, “ Certain Effects of the Offer”, the Caza Shares may cease to be listed on the TSXV following the completion of the Offer. Resident Holders are cautioned that, if the Caza Shares are no longer listed on a “designated stock exchange” (which currently includes the TSXV) and Caza otherwise ceases to be a “public corporation” for purposes of the Tax Act, the Caza Shares may cease to be qualified investments for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans, registered disability savings plans, deferred profit sharing plans or tax-free savings accounts (“TFSAs”) (collectively, “Deferred Income Plans”). Resident Holders are urged to consult their own tax advisors with respect to the potential income tax consequences to them in this regard.

Holding and Disposing of Royal Road Shares

Dividends on Royal Road Shares

Dividends on Royal Road Shares will be included in the recipient’s income for the purposes of the Tax Act. Such dividends received by a Resident Holder who is an individual will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from taxable Canadian corporations. Provided that appropriate designations are made by the Offeror prior to the time the dividend is paid, such dividend will be treated as an eligible dividend for the purposes of the Tax Act and a Resident Holder who is an individual will be entitled to an enhanced dividend tax credit in respect of such dividend. Dividends received by an individual (including certain trusts) may give rise to a liability for alternative minimum tax.

In the case of a Resident Holder of Royal Road Shares that is a corporation, dividends received on the Royal Road Shares will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received and will generally be deductible in computing the corporation’s taxable income. A Resident Holder of Royal Road Shares that is a “private corporation” (as defined in the Tax Act), or any other corporation resident in Canada and controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Tax Act to pay a refundable tax of 38 1/3% on dividends received on the Royal Road Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income.

In certain circumstances, subsection 55(2) of the Tax Act will re-characterize a dividend into a capital gain or additional proceeds of disposition. Corporate Resident Holders are urged to consult with their own tax advisors in this regard.

Disposition of Royal Road Shares

A disposition or deemed disposition of a Royal Road Share by a Resident Holder (other than a disposition to the Offeror in circumstances other than a purchase by the Offeror in the open market in the manner in which shares are normally purchased by a member of the public in the open market) will generally result in a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Royal Road Share immediately before the disposition. For a description of the tax treatment of capital gains and capital losses, see “Disposition of Caza Shares Pursuant to the Offer – Taxation of Capital Gains and Capital Losses” above.

Eligibility for Investment

The Royal Road Shares, provided they are listed on a designated stock exchange (which currently includes the TSXV), if issued on the date of this Circular, would be qualified investments under the Tax Act for a trust governed by a Deferred Income Plan.

Notwithstanding that the Royal Road Shares may be qualified investments, the holder of a TFSA or the annuitant under an RRSP or RRIF will be subject to a penalty tax in respect of the Royal Road Shares and other tax consequences may result if the Royal Road Shares are a “prohibited investment” (as defined in the Tax Act) for the TFSA, RRSP or RRIF, as the case may be. The Royal Road Shares will generally be a “prohibited investment” if the holder or the annuitant, as the case may be, does not deal at arm’s length with the Offeror for purposes of the Tax Act or the holder or the annuitant, as the case may be, has a “significant interest” (as defined in the Tax Act) in the Offeror. In addition, Royal Road Shares will not be a prohibited investment for a TFSA, RRSP or RRIF if such shares are “excluded property” (as defined in the Tax Act) for such TFSA, RRSP or RRIF. Resident Holders are urged to consult their own tax advisors in this regard.

Holders Not Resident in Canada

This part of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Caza Shares or Royal Road Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). This part of the summary is not applicable to NonResident Holders that are insurers carrying on an insurance business in Canada and elsewhere. Such Non-Resident Holders are urged to consult their own tax advisors.

Disposition of Caza Shares Pursuant to the Offer

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Caza Shares pursuant to the Offer unless (i) those Caza Shares constitute “taxable Canadian property” and, (ii) are not “treaty-protected property” as defined in the Tax Act (“treaty-protected property”). A Non-Resident Holder’s Caza Shares would constitute treaty-protected property at a particular time if gains on the disposition of such shares would be, at that time, exempt from Canadian federal income tax under an income tax treaty or convention between Canada and the jurisdiction of residence of the Non- Resident Holder.

Generally, a Caza Share will not be “taxable Canadian property” of a Non-Resident Holder at a particular time provided that such share is listed on a designated stock exchange (which includes the TSXV) at that time, unless at any time during the 60-month period immediately preceding the particular time (a) the Non-Resident Holder, Persons with whom the Non-Resident Holder did not deal at arm’s length, a partnership in which the Non- Resident Holder or a non-arm’s length Person holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Holder together with such Persons or partnerships, owned 25% or more of the issued shares of any class or series of shares of Caza, and (b) more than 50% of the fair market value of the Caza Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, Caza Shares may otherwise in certain circumstances be deemed to be taxable Canadian property to the Non-Resident Holder for the purposes of the Tax Act. Non-Resident Holders whose Caza Shares may constitute taxable Canadian property are urged to consult their own tax advisors for advice having regard to their particular circumstances.

In the event that the Caza Shares are considered to be taxable Canadian property but not treaty-protected property, such Non-Resident Holder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “Holders Resident in Canada – Disposition of Caza Shares Pursuant to the Offer” as if the Non-Resident Holder were a Resident Holder thereunder. Any capital gain (or loss) realized by a NonResident Holder will generally be computed in the manner described above under “Holders Resident in Canada –Taxation of Capital Gains and Capital Losses”. Non- Resident Holders whose Caza Shares are taxable Canadian property are urged to consult their own tax advisors for advice having regard to their particular circumstances.

Disposition of Caza Shares Pursuant to a Compulsory Acquisition or a Compelled Acquisition

As described in Section 17 of this Circular, “Acquisition of Caza Shares Not Deposited”, the Offeror may, in certain circumstances, acquire or be required to acquire Caza Shares not deposited under the Offer pursuant to a Compulsory Acquisition or a Compelled Acquisition.

A Non-Resident Holder whose Caza Shares do not constitute taxable Canadian property will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Caza Shares by way of a Compulsory Acquisition or a Compelled Acquisition. Whether a Caza Share is considered to be taxable Canadian property at the time of a disposition by way of a Compulsory Acquisition or a Compelled Acquisition will generally be determined as described above (see “Holders Not Resident in Canada – Disposition of Caza Shares Pursuant to the Offer”), except that more stringent rules may be applied where the Caza Shares cease to be listed on a designated stock exchange (see “Holders Not Resident in Canada – Potential Delisting” below).

A Non-Resident Holder whose Caza Shares are taxable Canadian property for purposes of the Tax Act but not treaty-protected property may be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Caza Shares by way of a Compulsory Acquisition or a Compelled Acquisition if such Non-Resident Holder receives only Royal Road Shares as consideration for Common Shares of the Non-Resident Holder”.

Generally, where interest is paid or credited to a Non-Resident Holder in connection with a Compulsory Acquisition or a Compelled Acquisition, the Non-Resident Holder will not be subject to Canadian withholding tax on such interest under the Tax Act.

Non-Resident Holders are urged to consult their own tax advisors with respect to the potential income tax consequences to them of having their Caza Shares acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Caza Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 17 of this Circular, “Acquisition of Caza Shares Not Deposited – Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Caza Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Caza Shares.

The income tax treatment to a Non-Resident Holder of a Subsequent Acquisition Transaction will depend upon the exact manner in which the transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such a transaction until the form of such transaction is determined. However, the income tax consequences of such a transaction may differ from those arising on the disposition of Caza Shares under the Offer and will depend on the particular form and circumstances of the transaction.

Depending on the form of the transaction, a Non-Resident Holder may realize a capital gain (or loss) and/or be deemed to receive a dividend. Whether or not a Non-Resident Holder would be subject to tax under the Tax Act on any such capital gain generally would depend on whether the Caza Shares are “taxable Canadian property” of the Non- Resident Holder for the purposes of the Tax Act at the time of the disposition and whether such Caza Shares constitute treaty-protected property. Whether a Caza Share is considered to be taxable Canadian property at the time of a disposition by way of a Subsequent Acquisition Transaction will generally be determined as described above (see “Holders Not Resident in Canada – Disposition of Caza Shares Pursuant to the Offer”), except that more stringent rules may be applied where the Caza Shares cease to be listed on a designated stock exchange (see “Holders Not Resident in Canada – Potential Delisting” below).

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction pursuant to an applicable income tax treaty or convention. For example, under the Canada-United States Income Tax Convention (1980), as amended (the “Canada-U.S. Tax Treaty”), where dividends are paid to or derived by a Non-Resident Holder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax generally is reduced to 15%.

Generally, where interest is paid or credited to a Non-Resident Holder in connection with a Subsequent Acquisition Transaction, the Non-Resident Holder will not be subject to Canadian withholding tax on such interest under the Tax Act.

Non-Resident Holders are urged to consult their own tax advisors with respect to the potential income tax consequences to them of having their Caza Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As described in Section 10 of this Circular, “ Certain Effects of the Offer”, Caza Shares may cease to be listed on the TSXV (or another designated stock exchange) following the completion of the Offer and may not be listed on the TSXV (or another designated stock exchange) at the time of their disposition pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Non-Resident Holders who do not dispose of their Caza Shares pursuant to the Offer are cautioned that Caza Shares that are not listed on a designated stock exchange at the time of their disposition will be considered taxable Canadian property of the Non-Resident Holder, if at any time within the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the Caza Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Caza Shares may be deemed to be taxable Canadian property.

If the Caza Shares are taxable Canadian property of the Non-Resident Holder at the time of their disposition but are not treaty-protected property, the Non-Resident Holder may be subject to tax under the Tax Act in respect of any capital gain realized on disposition. In addition, if such Caza Shares constitute taxable Canadian property and are not listed on a recognized stock exchange (which includes the TSXV) at the time of their disposition, the notification and withholding provisions of section 116 of the Tax Act may apply to the Non- Resident Holder, in which case the Offeror (or a successor thereof, as applicable) may deduct and withhold 25% from any payment made to the NonResident Holder and will remit such amount to the Receiver General of Canada on account of the Non-Resident Holder’s liability for tax under the Tax Act and the Non-Resident Holder may be subject to certain Canadian federal income tax filing obligations. Non-Resident Holders are urged to consult their own tax advisors in this regard.

Holding and Disposing of Royal Road Shares

Dividends on Royal Road Shares

Any dividends paid in respect of Royal Road Shares to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction pursuant to an applicable income tax treaty or convention. For example, under the Canada-U.S. Tax Treaty, where dividends are paid to, or derived by, a Non- Resident Holder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax generally is reduced to 15%.

Disposition of Royal Road Shares

A Non-Resident Holder who holds Royal Road Shares that are not “taxable Canadian property” will not be subject to tax under the Tax Act on the disposition of such Royal Road Shares (other than generally to the Offeror). The circumstances in which the Royal Road Shares may constitute “taxable Canadian property” will be the same as described above under “Holders Not Resident in Canada – Disposition of Caza Shares Pursuant to the Offer”.

Even if the Royal Road Shares are considered to be “taxable Canadian property” to a Non-Resident Holder, a taxable capital gain resulting from the disposition of the Royal Road Shares will not be included in computing the Non-Resident Holder’s income for purposes of the Tax Act if such Royal Road Shares constitute treaty-protected property to the Non-Resident Holder. Non-Resident Holders who hold Royal Road Shares that are or may be “taxable Canadian property” are urged to consult their own advisors as to the Canadian income tax consequences of disposing of their Royal Road Shares acquired pursuant to the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction.

In the event that Royal Road Shares constitute taxable Canadian property but are not treaty-protected property, the tax consequences as described above under “Holders Resident in Canada – Taxation of Capital Gains and Capital Losses” will generally apply. A Non-Resident Holder who disposes of taxable Canadian property is urged to consult his, her or its own tax advisors regarding any resulting Canadian reporting requirements.

19.	Certain United States Federal Income Tax Considerations

United States Federal Income Tax Considerations

The following discussion summarizes certain material U.S. federal income tax considerations relating to the Offer where a U.S. holder (as defined herein) exchanges its Caza Shares for Royal Road Shares. This discussion addresses only those U.S. holders who hold their Caza Shares as capital assets (generally, property held for investment) and will hold Royal Road Shares as capital assets. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements of the United States Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This summary does not describe any state, local or non-U.S. tax law considerations, or any aspect of U.S. federal tax law other than income taxation. Except as described below, this summary does not discuss U.S. tax reporting requirements. U.S. holders are urged to consult their own tax advisors regarding such matters.

This summary does not purport to address all material U.S. federal income tax consequences that may be relevant to a U.S. holder as a result of the Offer or as a result of ownership or disposition of Royal Road Shares, and does not take into account the specific circumstances of any particular investors, some of which may be subject to special tax rules (including, but not limited to, tax-exempt entities, banks or other financial institutions, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, U.S. expatriates, investors liable for the alternative minimum tax, partnerships and other pass-through entities and investors in such entities, investors that own or are treated as owning (or owned or are treated as having owned) 10% or more of Caza’s or Royal Road’s voting stock, investors that hold an Caza or Royal Road Share as part of a straddle, hedge, conversion or constructive sale transaction or other integrated transaction, and U.S. holders whose functional currency is not the U.S. dollar).

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the exchange of Caza Shares for Royal Road Shares pursuant to the Offer and the ownership and disposition of Royal Road Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

As used herein, a “U.S. holder” is a beneficial owner of Caza Shares that will receive Royal Road Shares under the Offer and that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation (or an entity taxable as a corporation) created or organized under the law of the United States, any state thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income tax without regard to its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has an election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax considerations applicable to them in their particular circumstances.

Exchange of Caza Shares Pursuant to the Offer

Subject to the PFIC rules summarized below, a U.S. holder that exchanges Caza Shares for Royal Road Shares, pursuant to the Offer, will likely recognize capital gain or loss equal to the difference between (i) the fair market value of the Royal Road Shares that the U.S. holder is entitled to receive pursuant to the Offer and (ii) the U.S. holder’s adjusted tax basis in the Caza Shares disposed of pursuant to the Offer. Gain or loss must be determined separately for each block of Caza Shares (that is, Caza Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer. Capital gain of a non-corporate U.S. holder derived with respect to a Caza Share in which the U.S. holder has a holding period exceeding one year may be eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations. U.S. holders are urged to consult their own tax advisors regarding such limitations.

In a taxable transaction, a U.S. holder’s tax basis in a Royal Road Share received pursuant to the Offer will equal the fair market value of the share on the date the share is accrued or received (in accordance with the U.S. holder’s regular method of tax accounting), and the U.S. holder’s holding period with respect to the share will begin on the day following that date.

Notwithstanding the foregoing, depending on the resolution of complex issues and facts, some of which will not be known until the closing of the Offer and Compulsory Acquisition, Compelled Acquisition or Subsequent Acquisition Transaction, such transactions may qualify as a tax-deferred reorganization under Section 368(a) of the Code. Royal Road has not determined how any Subsequent Acquisition Transaction will be structured, and as of the date of this Circular, Royal Road does not expect that the U.S. federal income tax consequences to U.S. holders will be a significant factor in determining the structure of any such Subsequent Acquisition Transaction. U.S. holders are urged to consult with their own tax advisors regarding the tax consequences of the Offer and any Compulsory Acquisition, Compelled Acquisition or Subsequent Acquisition Transaction.

Transfer of Caza Shares Not Exchanged Pursuant to the Offer

As described under Section 17 of this Circular, “Acquisition of Caza Shares Not Deposited”, Royal Road may, in certain circumstances, acquire Caza Shares not deposited under the Offer pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction. A U.S. holder whose Caza Shares are acquired pursuant to a Compulsory Acquisition or Compelled Acquisition should be subject to tax consequences generally similar to those described above under “Exchange of Caza Shares Pursuant to the Offer.” The tax treatment of a Subsequent Acquisition Transaction to a U.S. holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same or materially different than the tax consequences described above. Royal Road does not expect that the U.S. federal income tax consequences to U.S. holders will be a significant factor in determining the structure of any such Subsequent Acquisition Transaction. U.S. holders should consult their own tax advisors for advice with respect to the income tax consequences of having their Caza Shares acquired pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction, including the consequences of exercising dissent rights pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

A U.S. holder that exercises dissent rights in any Compulsory Acquisition, Compelled Acquisition or Subsequent Acquisition Transaction and is paid cash in exchange for all of such U.S. holder’s Caza Shares generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of cash received by such U.S. holder in exchange for Caza Shares (other than amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (b) the tax basis of such U.S. holder in such Caza Shares surrendered. Subject to the PFIC rules discussed in this summary, such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if such Caza Shares have been held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. holder that is an individual, estate, or trust. Deductions for capital losses are subject to complex limitations under the Code. The amount of a payment made in Canadian dollars will be its value in U.S. dollars based on the prevailing spot market exchange rate in effect on the day that the U.S. holder receives the payment, whether or not the Canadian dollars converted into U.S. dollars. A U.S. holder will have a tax basis in any distributed Canadian currency equal to its U.S. dollar amount on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of the Canadian currency generally will be treated as U.S. source ordinary income or loss. If amounts received in Canadian dollars are converted into U.S. dollars on the date they are received by a U.S. holder, the U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the Canadian dollars received. U.S. holders are urged to consult their own tax advisors regarding the treatment of any foreign currency gain or loss if any Canadian currency received by the U.S. holder is not converted into U.S. dollars on the date of receipt.

Passive Foreign Investment Company (PFIC) Rules

Certain adverse U.S. federal income tax rules apply to United States persons owning shares of a passive foreign investment company (“PFIC”). A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of certain subsidiaries, either at least 75 percent of its gross income is “passive income,” or on quarterly average at least 50 percent of the gross value of its assets is attributable to assets that produce or are held for the production of “passive income.” For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties and gains from the disposition of passive assets.

Caza has not provided disclosure regarding its PFIC classification, and we have not determined whether Caza has been, or is currently, a PFIC. U.S. holders should consult their own tax advisors regarding whether Caza may be classified as a PFIC. Based on current operations and financial projections, to the best of its knowledge Royal Road believes that Royal Road may be a PFIC for its current taxable year and may be a PFIC in future taxable years. However, the determination of whether a foreign corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for the current taxable year or any future taxable year depends on the assets and income of such corporation over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Royal Road (or any subsidiary of Royal Road) concerning its PFIC status.

Generally, if Caza or Royal Road is or has been treated as a PFIC for any taxable year during a U.S. holder’s holding period of Caza or Royal Road Shares, unless the holder has made a mark-to-market election or a qualified electing fund election (“QEF Election”) (as described below), any gain or “excess distribution” (as defined herein) with respect to the shares (including a disposition of Caza Shares under the Offer) would be allocated rateably over the U.S. holder’s holding period. The amounts allocated to the taxable year of the gain or “excess distribution” and to any year before the corporation became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations in such taxable year, as appropriate, and an interest charge would be imposed on the amount allocated to that taxable year. Such interest charge is not deductible by non-corporate U.S. holders. Distributions made in respect of shares during a taxable year will be “excess distributions” to the extent they exceed 125% of the average of the annual distributions on shares received by the U.S. holder during the preceding three taxable years or the U.S. holder’s holding period, whichever is shorter.

In the event the Offer and Compulsory Acquisition, Compelled Acquisition or Subsequent Acquisition Transaction qualifies as a tax-deferred reorganization under Section 368(a) of the Code, the PFIC rules may cause such transactions to be treated as taxable transactions subject to the foregoing PFIC tax consequences.

Rather than being subject to this tax regime, a holder of stock in a PFIC may be able to make:

•

a QEF election to be taxed currently on its pro rata portion of the PFIC’s ordinary earnings and net capital gain, whether or not such earnings or gain is distributed in the form of dividends or otherwise, or

•

a “mark-to-market” election and thereby agree for the year of the election and each subsequent tax year to recognize ordinary gain or loss (but only to the extent of prior ordinary gain) based on the increase or decrease in market value for such taxable year. The holder’s tax basis in its PFIC stock would be adjusted to reflect any such income or loss amounts.

In order for U.S. holders to be able to make a QEF election, Caza or Royal Road would have to provide certain information regarding pro rata shares of the each entity’s ordinary earnings and net capital gain. Royal Road currently does not intend to provide such information in the event that it is classified as a PFIC and, accordingly, U.S. holders will not be able to make a QEF election in the event that Royal Road is classified as a PFIC. In order for U.S. holders to be able to make a mark-to-market election, the corporation’s shares must be “marketable.” Caza’s and Royal Road’s Shares will be “marketable” as long as they are regularly traded on a qualified securities exchange.

Certain adverse U.S. federal income tax rules also may apply to a U.S. holder for any taxable year in which Royal Road is treated as a PFIC with respect to such U.S. holder and any subsidiary of Royal Road is also treated as a PFIC (a “Subsidiary PFIC”). In such a case, the U.S. holder generally will be deemed to own its proportionate interest (by value) in any Subsidiary PFIC and be subject to the PFIC rules described above with respect to the Subsidiary PFIC regardless of the percentage ownership of the U.S. holder in Royal Road. Further, a U.S. Holder would not be able to make a mark-to-market election with respect to a Subsidiary PFIC.

In any year in which a corporation is classified as a PFIC, a U.S. holder will be required to file an annual report with the IRS containing such information as Treasury regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

U.S. holders should consult their own tax advisors with respect to Caza’s and Royal Road’s status under the PFIC rules and their potential application to their particular situation, including the availability and consequences of any elections that may mitigate the application of the PFIC rules if Caza or Royal Road is a PFIC.

Taxation of Distributions to U.S. Holders on Royal Road Shares

In general, subject to the PFIC rules discussed above, a distribution on a Royal Road Share will constitute a dividend for U.S. federal income tax purposes to the extent that it is made from Royal Road’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. Royal Road does not intend to maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. holder should be required to treat any distribution by Royal Road with respect to the Royal Road Shares will constitute ordinary dividend income. If a distribution exceeds the amount of Royal Road’s current and accumulated earnings and profits, it will be treated as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in the Royal Road Share on which it is paid, and to the extent it exceeds that basis it will be treated as a capital gain. For purposes of this discussion, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes.

The gross amount of any dividend on a Royal Road Share (which will include the amount of any Canadian taxes withheld) generally will be subject to U.S. federal income tax as foreign source dividend income and will not be eligible for the corporate dividends received deduction. The amount of a dividend paid in Canadian dollars will be its value in U.S. dollars based on the prevailing spot market exchange rate in effect on the day that the U.S. holder receives the dividend, whether or not the dividend is converted into U.S. dollars. A U.S. holder will have a tax basis in any distributed Canadian currency equal to its U.S. dollar amount on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of the Canadian currency generally will be treated as U.S. source ordinary income or loss. If dividends paid in Canadian dollars are converted into U.S. dollars on the date they are received by a U.S. holder, the U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. U.S. holders are urged to consult their own tax advisors regarding the treatment of any foreign currency gain or loss if any Canadian currency received by the U.S. holder is not converted into U.S. dollars on the date of receipt.

Dividends received by non-corporate U.S. investors on shares of “qualified foreign corporations” are subject to U.S. federal income tax at a preferential rate if certain conditions are met. However, because Royal Road believes that it likely will be classified as a PFIC, it would not constitute a qualified foreign corporation. Accordingly, dividends paid on Royal Road Shares likely will be taxed at ordinary income rates.

Any Canadian withholding tax will be treated as a foreign income tax eligible for credit against a U.S. holder’s U.S. federal income tax liability, subject to generally applicable limitations under U.S. federal income tax law. For purposes of computing those limitations separately for specific categories of income, a dividend generally will constitute foreign source “passive category income”, or in the case of certain holders, “general category income.” The rules relating to the determination of the foreign tax credit are complex, and U.S. holders are urged to consult their own tax advisors to determine whether and to what extent they will be entitled to foreign tax credits.

Taxation of Capital Gains to U.S. Holders on Dispositions of Royal Road Shares

Subject to the PFIC rules discussed above, on a sale or other taxable disposition of a Royal Road Share, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the U.S. holder’s adjusted basis in the share and the amount realized on the sale or other disposition, each determined in U.S. dollars. Such capital gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition the share has been held for more than one year. Certain non-corporate U.S. holders may be eligible for preferential rates of tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations. A U.S. holder that receives Canadian currency upon a disposition of a Royal Road Share may recognize gain or loss if converting that Canadian currency to U.S. currency. The effects to such U.S. holders will be similar to those relating to the exchange of currency described above under “Taxation of Distributions to U.S. Holders on Royal Road Shares.”

Any gain or loss a U.S. holder recognizes generally will be U.S. source income or loss for U.S. foreign tax credit purposes. If a Canadian tax is withheld on a sale or other disposition of a Royal Road Share, the amount realized will include the gross amount of the proceeds of that sale or disposition before deduction of the Canadian tax. The generally applicable limitations under U.S. federal income tax law on crediting foreign income taxes may preclude a U.S. holder from obtaining a foreign tax credit for any Canadian tax withheld on a sale of a Royal Road Share. The rules relating to the determination of the foreign tax credit are complex, and U.S. holders are urged to consult their own tax advisors regarding the application of such rules.

Additional Tax on Passive Income

Certain U.S. holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the Royal Road Shares and net gains from the disposition of Caza Shares or Royal Road Shares. Further, excess distributions treated as dividends, gains treated as excess distributions under the PFIC rules discussed above, and mark-to-market inclusions and deductions are all included in the calculation of net investment income.

Treasury regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, that distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of shares that will be subject to the additional tax on net investment income, a U.S. holder who has made a QEF election will be required to recalculate its basis in the applicable shares excluding QEF basis adjustments.

Alternatively, a U.S. holder may make an election which will be effective with respect to all interests in a PFIC for which a QEF election has been made and which is held in that year or acquired in future years. Under this election, a U.S. holder pays the additional 3.8% tax on QEF income inclusions and on gains calculated after giving effect to related tax basis adjustments. U.S. holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the Caza Shares or Royal Road Shares.

Information Reporting

Under U.S. federal income tax law, certain categories of U.S. holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. holders may be subject to these reporting requirements unless their Royal Road Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

20.	Comparison of BCBCA and Companies Jersey Law

Caza is governed by the BCBCA and the Offeror is governed by the Companies Jersey Law. The following is a summary of certain of the provisions of British Columbia corporate law as they relate to expectations of shareholders in typical British Columbia companies, and certain provisions of Jersey company law and the constating documents that govern the corporate affairs of the Offeror (together with a description of certain Securities Laws and stock exchange rules, where applicable), which the Offeror considers to be of significance to Caza Shareholders in deciding whether to accept the Offer. This summary is not an exhaustive statement of all relevant laws, rules and regulations and is intended as a general guide only and should not be construed as legal advice. Reference should be made to the full text of the BCBCA and the Companies Jersey Law and the regulations thereunder and other applicable Securities Laws and stock exchange rules for particulars of any differences between them, and Caza Shareholders should consult their legal or other professional advisors with regard to the implications of the Offer that may be of importance to them.

	Rights of Holders of Shares in British Columbia Company	Rights of Holders of Shares in Jersey Company
Share Capital

Under the BCBCA, articles specify share capital. The BCBCA permits companies to have an unlimited number of authorized shares in a class. The BCBCA also expressly permits fractional shares.

The concept of par value shares exists in the BCBCA, and par value may be expressed in non-Canadian currency.

Under the Companies (Jersey) Law 1991 (the “Companies Jersey Law”), a company may be either a par value company or a no par value company (it may have par value or no par value shares). A company may not have both par value and no par value shares. Royal Road is a no par value company, authorized to issue an unlimited number of no par value shares.

Once: (a) a company has received the purchase or subscription price agreed to be payable in respect of an issue of a no par value share; and (b) the name of the subscriber or purchaser has been entered into the register of members of the company, the relevant shares will be considered fully-paid and non-assessable (meaning that the subscriber or purchaser will not be liable to pay any further sums to the company in respect of the issue of that share).

Voting Rights

Under the BCBCA and Caza’s articles, each common share of a corporation entitles the holder to one vote at a meeting of shareholders. On a show of hands, each holder of shares in the corporation present in person or by proxy and entitled to vote has one vote. If a ballot is called, each holder of shares in a corporation present in person or by proxy will have one vote for each share in the corporation held. The BCBCA and typical by-laws provide that a ballot may be demanded by any shareholder or proxy holder entitled to vote at the meeting.

Under the Companies Jersey Law, subject to the memorandum or articles of a company or the terms of admission to membership of the company, the following provisions shall apply to any meeting of the company or of any class of members of the company:

(a) on a show of hands, every member present at a meeting in person or by proxy has one vote; and

(b) on a poll, every member present at a meeting in person or by proxy has one vote for every share held by him or her.

In relation to a demand for poll, the Companies Jersey Law provides that:

(a) A provision contained in a company’s articles is void insofar as it would have the effect either:

(i) of excluding the right to demand a poll at a general meeting, or at a meeting of any class of members, on a question other than the election of the chairman of the meeting or the adjournment of the meeting; or

(ii) of making ineffective a demand for a poll on any such question which is made either:

(A) by not less than five members having the right to vote on the question, or

(B) by a member or members representing not less than 1/10th of the total voting rights of all the members having the right to vote on the question.

(b) The instrument appointing a proxy to vote at such a meeting is deemed also to confer authority to demand or join in demanding a poll; and a demand by a person as proxy for a member is the same as a demand by the member.

(c) On a poll taken at such a meeting, a member entitled to more than one vote need not, if the member votes, (in person or by proxy) use all the member’s votes or cast all the votes the member uses in the same way.
Royal Road’s articles of association provide that at any general meeting every question shall be decided in the first instance by a show of hands unless a poll is demanded. On a show of hands, every member present in person shall have one vote. A poll may be demanded by:

	(a)	the chairman;
	(b)	not less than five members having the right to vote at the meeting; or
	(c)	a member or members representing not less than 1/10th of the total voting rights of all the members having the right to vote at the meeting.

A declaration by the chairman that a resolution has on a show of hands been carried or not carried, or carried or not carried by a particular majority or lost, and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

On a show of hands every member present in person shall have one vote.

Number of Directors

The BCBCA provides that a public company must have a minimum of three directors. The Companies Jersey Law requires a corporation whose securities have been part of a distribution to the public and remain outstanding (the equivalent of a public company under the BCBCA), and are held by more than two persons, to have at least two directors.

Under the Companies Jersey Law, a public company must have a minimum of two directors and must also appoint a company secretary. However, Royal Road’s articles of association provide that Royal Road must have a minimum of three directors.
Under Jersey Law, a person may not be a director of a company if the person:

		(a)	has not attained the age of 18 years;
	Under the BCBCA, there are no residency requirements for directors of a company.	(b)

is an interdict (which under the Companies Jersey Law means a person in respect of whom a curator has been appointed in pursuance of the Mental Health (Jersey) Law 1969, or a corresponding provision of the law of a place outside Jersey); or

		(c)	is disqualified from being a director.

Royal Road’s articles of association provide that a director must be a natural person.

Royal Road’s articles of association provide that Royal Road may by ordinary resolution determine the maximum and minimum number of directors and unless and until otherwise so determined the minimum number of directors shall be two.

Royal Road’s articles of association provide that, for so long as Royal Road remains a public company, the minimum number of directors shall be three.

The Companies Jersey Law does not specify any requirements as to the residency of directors.

Directors Remuneration	Under the BCBCA, the directors of a corporation may fix the remuneration of the directors, officers and employees of the corporation. Under the BCBCA and applicable Canadian securities laws, a report on compensation is required to be included in the management proxy circular in connection with the annual meeting each year.

The Companies Jersey Law does not contain any specific provisions with regard to remuneration of directors or require a company to prepare a report on compensation. The articles of association of a company may place limits on compensation.

Royal Road’s articles of association provide that the ordinary remuneration of the directors (other than any director who for the time being holds an executive office with Royal Road or a subsidiary of Royal Road) shall from time to time be determined by the directors except that such remuneration shall not exceed £200,000 per annum in aggregate or such higher amount as may from time to time be determined by ordinary resolution of Royal Road and may be paid by way of cash, commission, shares or otherwise and shall (unless such resolution otherwise provides) be divisible among the directors as they may agree, or, failing agreement, equally, except that any director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of remuneration related to the period during which he has held office.

Any director who holds any executive office with Royal Road or any subsidiary of Royal Road (including for this purpose the office of chairman or deputy or vice chairman whether or not such office is held in an executive capacity), or who serves on any committee of the directors, or who otherwise performs services which in the opinion of the directors are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of salary, commission or otherwise or may receive such other benefits as the directors may determine.

The directors may pay on behalf of, or repay to, any director all such reasonable expenses as he may incur in attending and returning from meetings of the directors or of any committee of the directors or shareholders’ meetings or otherwise in connection with the business of Royal Road.

Powers of the Board of Directors	Under the BCBCA, the board of directors is to supervise the management of and the business and affairs of the corporation.

The Companies Jersey Law is not prescriptive about the role or powers of the directors of a Jersey company.

Royal Road’s articles of association provide that the business of Royal Road shall be managed by its directors who may exercise all such powers of Royal Road as are not by the Companies Jersey Law or by Royal Road’s articles of association required to be exercised by Royal Road in general meeting. The power and authority to represent Royal Road in all transactions relating to real and personal property and all other legal or judicial transactions, acts and matters and before all courts of law is vested in its directors.

The powers of the directors of Royal Road are subject to the provisions of Royal Road’s articles of association, to the provisions of the Companies Jersey Law and to such regulations as may be prescribed by Royal Road in general meeting, but no regulations made by Royal Road in general meeting shall invalidate any prior act of the directors which would have been valid if such regulations had not been made.

The directors may, by power of attorney, mandate or otherwise, appoint any person to be the agent of Royal Road for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.

Transactions involving Directors

The conflict of interest rules under the BCBCA apply to senior officers as well as directors. These individuals may be compelled to return to the company any benefits derived from a contract or transaction in which they hold a disclosable interest which was not disclosed when and as required by the BCBCA. In addition, the BCBCA adds a two-pronged materiality threshold for what must be disclosed. In order to be a disclosable interest, the contract or transaction in question must be material to the company and the director or officer in question must have a material interest in the contract or transaction.

Companies Jersey Law provides that a director of a company who has, directly or indirectly, an interest in a transaction entered into or proposed to be entered into by the company or by a subsidiary of the company which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware, shall disclose to the company the nature and extent of the director’s interest. There are no specific details under the Companies Jersey Law as to what constitutes an interest of a director.

Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit or gain.

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Although it may still order that a director account for any profit, a court shall not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

When entering into transactions with the Corporation, its directors are also subject to Jersey customary law (common law) duties to avoid conflicts of interest and profiting from their positions.

Royal Road’s articles of association provide that a director may hold any other office or place of profit (other than the office of auditor) in conjunction with his office of director and may act in a professional capacity to Royal Road on such terms as to tenure of office, remuneration and otherwise as the directors may determine.

In addition:

(a) Subject to the requirements of the Companies Jersey Law and, to the listing rules applicable to the TSX Venture Exchange (the “Exchange Rules”), a director may be or become a director or other officer of or otherwise interested in any company promoted by Royal Road or in which Royal Road may be interested as member or otherwise and no such director shall be accountable to Royal Road for any remuneration or other benefits received by him as a director or officer of or from his interests in such other company unless Royal Road otherwise directs.

(b) No director shall be disqualified by his office from contracting with Royal Road either as vendor purchaser or otherwise nor, subject to the provisions of the Companies Jersey Law and Royal Road’s articles of association, shall any such contract or any contract or arrangement entered into by or on behalf of Royal Road in which any director shall be in any way interested be voided or liable to be set aside.

(c) A director who has directly or indirectly an interest in a transaction entered into or proposed to be entered into by Royal Road or by a subsidiary of Royal Road which to a material extent conflicts or may conflict with the interests of Royal Road and of which he has actual knowledge shall disclose to Royal Road the nature and extent of his interest Subject thereto any such director shall not be liable to account to Royal Road for any profit or gain realized by him on such transaction.

(d) Except as provided in the Companies Jersey Law, no director having such an interest may vote on any resolution to approve such contract or transaction unless the contract or transaction:

• relates primarily to his or her remuneration as a director of Royal Road or an affiliate;
• is for indemnity or insurance; or
• is with an affiliate.

(A director shall be entitled to be counted in the quorum at a meeting of the directors in respect of any resolution concerning any such contract or transaction.)

Removal of Directors

Under the BCBCA, the shareholders of a corporation may, by ordinary resolution at an annual or special meeting, remove any director or directors from office.

Under the BCBCA, a director may be removed before the expiration of his or her term by special resolution or, if the articles of the company provide, by a resolution of shareholders approved by less than a special majority.

Caza’s articles provide that directors may be removed by special resolution, or that the directors may remove a director if he or she is convicted of an indictable offence or if the director ceases to be qualified to act as a director and does not promptly resign.

The Companies Jersey Law is not prescriptive about mechanisms for the appointment or removal of directors.

In relation to removal of directors, Royal Road’s articles of association provide that the office of a director shall be vacated:

(a) if he resigns his office by notice in writing to Royal Road;

(b) if he ceases to be a director by virtue of any provision of the law or becomes prohibited or disqualified by law from being a director; or

(c) if he is suffering from a mental disorder; or

(d); or where members in a general meeting give specific directions in a general meeting.

The removal of a director of Royal Road would therefore require an ordinary resolution of members passed at a general meeting convened in accordance with Royal Road’s articles of association.

Rotation of Directors

The BCBCA does not expressly limit the length of the term for which a director may be elected, but provides that directors shall be elected or appointed in accordance with the articles of a company. The articles of Caza do not limit the length of the term for which a director may be elected.

The Companies Jersey Law does not provide for the compulsory retirement of directors at an annual general meeting. However, Royal Road’s articles of association provide that nominations of a person for election to the board may be made by any member at any annual general meeting.

Royal Road’s articles of association provide that the election of directors shall take place at each annual general meeting of members. Each director shall cease to hold office at the close of the first annual general meeting of members following his or her election, but, if qualified, shall be eligible for re-election at such annual meeting.

Royal Road’s articles of association provide that unless specified otherwise in the instrument or resolution of appointment, a director shall hold office until he resigns or is disqualified or removed by members as described above.

At any general meeting at which a director retires or is removed from office Royal Road may elect a director to fill the vacancy, unless Royal Road determines to reduce the number of directors in office.

Retirement Benefits	There are no restrictions on the quantum of retirement benefits that a typical corporation may pay to its directors or officers in its bylaws.

The Companies Jersey Law is not prescriptive about retirement benefits for directors and places no restriction on the quantum of retirement benefits that a company may pay its directors.

Royal Road’s articles of association provide that the directors may establish and maintain, or procure the establishment and maintenance of, any pension or superannuation funds (whether contributory or otherwise) for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances and emoluments to, any persons who are or were at any time in the employment or service of Royal Road, or of any company which is a subsidiary of Royal Road or is allied to or associated with Royal Road or any such subsidiary or of any of the predecessors in business of Royal Road or any such other company as aforesaid, or who may be or have been directors or officers of Royal Road or directors or officers of any such other company as aforesaid and who hold or have held executive positions or agreements for services with Royal Road or any such other company as aforesaid, and the wives, husbands, widows, widowers, families and dependents of any such persons, and also establish, subsidize and subscribe to any institutions, associations, societies, clubs or funds calculated to be for the benefit of, or to advance the interests and well-being of Royal Road or of any such other company as aforesaid, or of any such person as aforesaid, and make payments for or towards the insurance of any such person as aforesaid and subscribe or guarantee money for charitable or benevolent objects, or for any exhibition or for any public, general or useful object, and do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. Subject to particulars with respect to the proposed payment being disclosed to the members of Royal Road and to the proposal being approved by Royal Road by ordinary resolution, if the Companies Laws shall so require, any director who holds or has held any such executive position or agreement for services shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.

Indemnification of Directors and Officers

The BCBCA permits indemnification directors and officers, the advancement expenses to directors in advance of the final disposition of a proceeding, and expands the range of indemnifiable proceedings. It also makes indemnification for expenses in a proceeding mandatory if the director or officer was (a) wholly successful, on the merits or otherwise, in the outcome of the proceeding or (b) substantially successful on the merits in the outcome of the proceeding.

Save as provided in the Companies Jersey Law, any provision, whether contained in the articles of, or in a contract with, a company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered directly or indirectly by the company, agrees to exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to the person by reason of the fact that the person is or was an officer of the company shall be void.

A Jersey company may exempt from liability, and indemnify directors and officers for:

(a) any liabilities incurred in defending any civil or criminal legal proceedings where:

	(i)	the person is either acquitted or receives a judgment in their favour;
	(ii)	the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or
(iii)

the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings; or

(b) any liabilities incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company; or

(c) any liabilities incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty or breach of trust under Article 212 of the Companies Jersey Law in which relief is granted to the person by the court; or

(d) any liabilities incurred in a case in which the company normally maintains insurance for persons other than directors.

Royal Road’s articles of association provide that:

(a) in so far as the Companies Jersey Law allows, every present or former officer of Royal Road shall be indemnified out of the assets of Royal Road against any loss or liability incurred by him by reason of being or having been such an officer; and

(b) in so far as the Companies Jersey Law allows, the directors and officers of Royal Road may purchase and maintain insurance at the expense of Royal Road for the benefit of any director and officer against any liability which may attach to him or loss or expenditure which he may incur in relation to anything done or omitted to be done or alleged to have been done or omitted to be done as a director or officer of Royal Road.

Directors’ Liability

Under the BCBCA, directors may be held liable in various circumstances. Directors that vote for or consent to a resolution that authorizes the company to do any of the following are jointly and severally liable to restore to the company any amount paid or distributed as a result and not otherwise recovered by the company:

(a) to do an act contrary to the company’s memorandum as a result of which the company has paid compensation to any person;

(b) to pay a commission or allow a discount contrary to provisions of the BCBCA;

(c) to pay a dividend contrary to provisions of the BCBCA ;

(d) to purchase, redeem or otherwise acquire shares contrary to provisions of the BCBCA ; and

(e) to make a payment or give an indemnity contrary to provisions of the BCBCA.

Without prejudice to the general legal principle that companies are separate legal entities, the Companies Jersey Law imposes a range of positive duties and liabilities on directors of companies (see, for example, “Duties of Directors” below).

In a number of cases legislation provides that directors who are in default shall be personally liable to persons without the company. Such liability may arise: on a misstatement or omission in the prospectus; by order of the court on the winding up of the company, under the fraudulent trading and wrongful trading provisions; or where a person acts in breach of a disqualification order.

Duties of Directors

Under the BCBCA, applicable Canadian securities laws and Canadian common law, every director and officer of a corporation, in exercising their powers and discharging their duties, must:
• act honestly and in good faith with a view to the best interests of the corporation (commonly referred to as the ‘duty of loyalty’);
• act for a proper purpose;
• not fetter their discretion;
• exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances (commonly referred to as the ‘duty of care’);
• avoid conflicts of interest;
• not use their position to their advantage; and
• not misappropriate corporation property.

Under the Companies Jersey Law, as a general duty, in exercising the director’s powers and discharging the director’s duties, a director shall:

(a) act honestly and in good faith with a view to the best interests of the company; and

(b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, Royal Road’s directors must act in accordance with certain customary law duties. Such duties are described in equivalent terms to those under BCBCA although the interpretation of those duties may differ under Jersey Law.

Nomination of Directors

Typical articles provide that the election of directors shall take place at each annual meeting of shareholders and all the directors then in office shall retire but, if qualified, shall be eligible for re-election. The number of directors to be elected at any such meeting shall be the number of directors as specified in the articles or, if a minimum and maximum number of directors is provided for in the articles, the number of directors determined by special resolution or, if a special resolution empowers the directors to determine the number, the number of directors determined by resolution of the board.

The Companies Jersey Law is not prescriptive in relation to the appointment of directors.

Under Royal Road’s Articles the directors shall have power at any time and from time to time to appoint any person to be a director, to fill a casual vacancy.

At any general meeting at which a director retires or is removed from office, Royal Road may elect a director to fill the vacancy, unless Royal Road determines to reduce the number of directors in office.

If Royal Road in general meeting determines to increase the number of directors in office Royal Road shall elect additional directors.

Casual Vacancies

Subject to the BCBCA, a quorum of the board of a corporation may fill a vacancy in the board unless that vacancy is a result of an increase in the maximum number of directors or from a failure of the shareholders to elect the number of directors required.

Under Royal Road’s articles of association the directors have power at any time and from time to time to appoint any person to be a director, to fill a casual vacancy.

Quorum of Shareholders

Typical articles provide that the presence of two persons present in person, each being a shareholder entitled to vote or a duly appointed proxy or proxy holder for an absent shareholder so entitled, holding or representing in the aggregate not less than a specified number of the issued shares of the corporation with voting rights at such meeting will constitute quorum for the transaction of business at the meeting of shareholders.

Under the Companies Jersey Law, in so far as the memorandum or articles of a company or the terms of admission to membership of the company do not make other provision in that behalf, at any meeting of the company, two members present personally shall be a quorum.

Royal Road’s articles of association provide that no business shall be transacted at any general meeting except the adjournment of the meeting unless a quorum of members is present at the time when the meeting proceeds to business.
Such quorum shall consist of not less than two members present in person, but so that not less than two individuals will constitute the quorum, provided that, if at any time all of the issued shares in Royal Road are held by one member, such quorum shall consist of the member present in person.

If within half an hour from the time appointed for the meeting a quorum is not present, or if during the meeting a quorum ceases to be present, the meeting, if convened by or upon the requisition of members, shall be dissolved. If otherwise convened the meeting shall stand adjourned to the same day in the next week at the same time and place or such day, time and place as the directors shall determine.

Annual General Meeting	Under the BCBCA, the annual meeting of the corporation must be called by the directors not later than 15 months after holding the last preceding annual meeting.

Under Companies Jersey Law every public company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year and shall specify the meeting as such in the notice calling it; but so long as a company holds its first annual general meeting within 18 months of its incorporation, it need not hold it in the year of its incorporation or in the following year. In the case of a public company, not more than 18 months shall elapse between the date of one annual general meeting and date of the next. However, under Royal Road’s articles of association not more than 15 months shall elapse between the date of one annual general meeting and date of the next.

Notice of Shareholders Meetings

Under the BCBCA, notice of a general meeting of a corporation’s shareholders must be given to the shareholders entitled to vote (and the directors and auditors) at least 21 days (but not more than 50 days) before the date of the meeting.

The notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called. A notice of a meeting at which special business is to be transacted must state the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, as well as the text of any special resolution to be submitted to the meeting. Any business, other than the election of directors, reappointment of the incumbent auditor and consideration of the financial statements and auditor’s report, is deemed to be special business.

Under the Companies Jersey Law:

(1) A provision of a company’s articles is void insofar as it provides for the calling of a meeting of the company or of any class of members of the company (other than an adjourned meeting) by a shorter notice than 14 days’ notice in writing.

(2) Save insofar as the articles of a company make other provision in that behalf (not being a provision avoided by paragraph (1)), any such meeting of the company (other than an adjourned meeting) may be called by 14 days’ notice in writing.

Under Royal Road’s articles of association at least 14 clear days’ notice shall be given of every annual general meeting and of every general meeting called for the passing of a special resolution, and at least fourteen clear days’ notice shall be given of all other general meetings, provided that Royal Road may determine that only those persons entered on its register of members at the close of business on a day determined by Royal Road shall be entitled to receive such a notice.

Every notice shall specify the place, the day and the time of the meeting and in the case of special business, the general nature of such business and, in the case of an annual general meeting, shall specify the meeting as such.

In every notice calling a meeting of Royal Road there shall appear with reasonable prominence a statement that a member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that a proxy need not also be a member.

The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

Calling Meetings

Under the BCBCA, the board of directors of a corporation may call a special meeting of shareholders at any time. The BCBCA further provides that the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Under the Companies Jersey Law the directors of a company shall, notwithstanding anything in the company’s articles, on a members’ requisition forthwith proceed to call a general meeting or, as the case may be, a meeting of any class of members to be held as soon as practicable but in any case not later than 2 months after the date of the deposit of the requisition.

A members’ requisition is a requisition of members of the company holding at the date of the deposit of the requisition not less than one-tenth of the total voting rights of the members of the company who have the right to vote at the meeting requisitioned.

The requisition shall state the objects of the meeting, and shall be signed by or on behalf of the requisitionists and deposited at the registered office of the company, and may consist of several documents in similar form each signed by or on behalf of one or more requisitionists.

If the directors do not within 21 days from the date of the deposit of the requisition proceed duly to call a meeting to be held within 2 months of that date, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves call a meeting, but a meeting so called shall not be held after 3 months from that date.

A meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which meetings are to be called by directors.

Reasonable expenses incurred by the requisitionists by reason of the failure of the directors to call a meeting shall be repaid to the requisitionists by the company, and sums so repaid shall be retained by the company out of sums due or to become due from the company by way of fees or other remunerations in respect of their services to the directors who were in default.

Royal Road’s articles of association give effect to the provisions of the Companies Jersey Law as regards the requisition of meetings.

In addition to the above:

(a) Any member entitled to vote can apply to the court for an order that a meeting be called, held and conducted as the court thinks fit, where for any reason, it is impractical to (a) call a meeting in a manner in which meetings may be called or (b) conduct a meeting in accordance with the company’s articles or the Law. The court may, for example, consider it “impractical” if a director who is a minority shareholder declines to attend board meetings to make up the required quorum.

(b) The Jersey Financial Services Commission may call a general meeting of the company where the statutory provisions regarding the holding of the AGM have not been met.

Shareholder proposed Resolutions

The BCBCA provides for shareholder proposals, which are a written notice setting out a matter that a submitter wishes to have considered at the next annual general meeting of a company. Under the BCBCA, the shareholder proposal must be signed by the holders of at least 1% of the issued shares of a company that carry the right to vote at general meetings. In addition, one or more holders of shares (whether such shares carry the right to vote or not) having a fair market value of at least C$2,000 may also submit a proposal. However, the requirement is only applicable to public companies, and the holders submitting a proposal must have held their shares for two years.

Neither the Companies Jersey Law nor Royal Road’s articles of association specifically provide a process for shareholders requesting matters to be put to a vote at shareholder meetings. As a result, shareholders may present proposals as agreed with the company or pursuant to a meeting requisitioned by shareholders, as described above.

Passing Resolutions at a General Meeting	Under the BCBCA, a resolution at a general meeting of a corporation’s shareholders is to be passed by a simple majority of votes cast by the shareholders entitled to vote on the resolution.

Under the Companies Jersey Law an ordinary resolution is to be passed by a majority of votes cast by those present and voting in person or by proxy at general meetings.

Royal Road’s articles of association provide that all resolutions shall be adopted if approved by a majority of the votes cast. In the event of an equality of votes at any general meeting, whether upon a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

Special Resolutions

Under the BCBCA, a special resolution must be passed by a majority of not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution. Approval by special resolution of the shareholders is required for such actions as:
• amending a corporation’s articles;
• changing a corporation’s name;
• increasing or reducing stated capital, if the corporation’s stated capital is stated in its articles;
• undertaking a voluntary liquidation and dissolution;
• amalgamating with another arm’s length corporation;
• continuing under the laws of another jurisdiction; and
• undertaking the sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business.

Special resolutions are passed at meetings by a majority of two thirds of members (or where the articles of association of the company provide for a greater majority, that greater majority) attending and voting in person or by proxy at general meetings. Royal Road’s articles of association provide for a two-thirds majority.

Special resolutions are required by the Companies Jersey Law for certain key corporate events.
• to alter the memorandum and articles association of a company;
• to change the name of a company;
• to alter the of share capital of par value companies (by amending memorandum);
• to alter the of share capital of no par value companies (by amending memorandum);
• to convert the shares in par value companies (by amending memorandum);
• to convert the shares in no par value companies (by amending memorandum);
• to authorize a company to purchase its own limited shares;
• to reduce the share capital of a company;
• to apply capital redemption reserve in issuing shares to be allotted as fully paid bonus shares;
• to approve a merger agreement;
• to approve a summary winding up of a company; and
• to approve a creditors’ winding up of a company.

The shareholders may, by special resolution, authorize the directors to divide any class of unissued shares into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof or to change the rights, privileges, restrictions and conditions attached to unissued shares of any series, and may revoke, diminish or enlarge any such authority granted to the directors by special resolution. Under the Laws of Jersey, dissent rights in respect of such alterations are applicable (unless the articles provide otherwise in certain cases), whereas they are not ordinarily applicable under the BCBCA.

Under the Laws of Jersey, amendments to a company’s memorandum and articles of association may be sanctioned by way of a special resolution approved by the company’s shareholders.

Sale of Undertaking

Under the BCBCA, a company must not sell, lease or otherwise dispose of all or substantially all of its undertaking unless it does so in the ordinary course of business or has been authorized to do so with the approval of the shareholders by a special resolution. Dispositions by way of a security interest or by way of a lease the term of which does not exceed three years (including any renewal options) or to certain related parties (including a wholly owned subsidiary or parent) are not caught by this prohibition.

The Companies Jersey Law does not contain similar provisions in relation to the sale of a company’s undertaking and the sale, lease or exchange of all or substantially all the property of the company will be governed by the articles of association of a company. The articles of association of Royal Road do not contain any restrictions on the sale of Royal Road’s undertaking and the directors of Royal Road may exercise all powers with respect to Royal Road’s assets pursuant to its articles of association.

Company Alterations

Under the BCBCA, a long-form amalgamation requires approval of the shareholders by special resolution. When voting on an amalgamation, each share of a company carries the right to vote, whether or not such shares would otherwise carry the right to vote. Also, provision is made for simplified or short forms of vertical and horizontal amalgamations where approval of the shareholders is not required for an amalgamation between a holding company and one or more of its subsidiaries or between two or more subsidiary corporations of the same holding corporation. In vertical or horizontal short form amalgamations between closely related corporations under the BCBCA, shareholders do not have a right of dissent. The BCBCA also makes provision for court approved amalgamations.

Under the Companies Jersey Law, a special resolution is required from each merging company and every member of the merging company is entitled to vote. At present, it is only possible for a Jersey company to merge with another Jersey company. There is a shorter process for mergers between a holding company and its subsidiary or between two or more subsidiaries of the same holding company but there is still the requirement of a special resolution of each company. Creditors of the company can apply to court for an order restraining the merger and there is also a right for shareholders to object on the grounds that the merger would unfairly prejudice his or her interests and seek a relief order from the court, which may include restraining the merger.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate ‘‘despite any other provision’’ of the BCBCA, and while the statute lists certain types of transactions that could be implemented by way of an arrangement, the list is not exclusive. The BCBCA requires court approval and also specifically requires shareholder approval by special resolution. Under the BCBCA, the court may, in respect of the arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court.

Under the Companies Jersey Law, arrangements are permitted between the company and its creditors or shareholders for the purpose of facilitating the company’s reconstruction or its amalgamation with another company. An application must be made to court which will order a meeting of the company’s creditors or shareholders. It is necessary for 75% in value of the creditors or 75% of the voting rights of the shareholders, as the case may be, to agree to the arrangement and if such arrangement is sanctioned by the court, it will be binding on the creditors or shareholders, as appropriate.

Under the BCBCA, continuation into another jurisdiction requires approval of the shareholders by special resolution. Continuance into another jurisdiction is not permitted under the BCBCA if the laws of the other jurisdiction do not contain certain requirements, including the requirement that after continuance the property rights and interests of the company continue to be the property rights and interest of the continued corporation and the continued corporation continues to be liable for the obligations of the company.

Under the BCBCA, the notice of articles and the articles may be altered as permitted by the BCBCA and if the BCBCA does not specify the type of resolution, then as set out in the articles and if neither specify the type of resolution then a special resolution is required. Caza’s articles do not specify the type of resolution required for such alterations and accordingly a special resolution of the shareholders is required to create additional classes of shares.

Under the BCBCA and the Laws of Jersey, a change of name requires shareholder approval by special resolution.

The Laws of Jersey also requires the approval of the shareholders by special resolution. Continuance overseas under the Laws of Jersey also requires the corporation to establish to the satisfaction of the Jersey Financial Services Commission thereunder that the proposed continuance in to the other jurisdiction will not adversely affect creditors or shareholders of the corporation. With respect to the special resolution required for a Jersey company, each share of the corporation carries the right to vote in respect of the continuance whether or not it otherwise carries the right to vote, subject to any provision to the contrary in the corporation’s memorandum or articles of association.

Under the BCBCA, where an acquisition offer is accepted by shareholders holding not less than 90% of the shares, other than shares already held at the date of the offer by the acquiring person or its affiliate, within four months after the offer is made, the acquiring person can, within five months after the offer is made, send written notice to any offeree who did not accept the offer indicating that the acquiring person wishes to acquire the shares of that offeree. Any non-accepting offeree may apply to court within two months after the date of the notice to have the court set the price and terms of payment and make consequential orders and directions that it considers appropriate. If the acquiring person does not send the notice referred to above within one month after becoming entitled to do so, the acquiring person must send a written notice to each non-accepting offeree stating that such offeree may require the acquiring person to purchase the shares owned by that offeree that were subject to the offer, on the same terms and conditions as were set out in the offer.

Under the Laws of Jersey, a notice may not be given by the acquiring person (the ‘‘offeror’’), unless the offeror has acquired or contracted to acquire not less than 90% of the shares within a 4 month period beginning with the date of the offer. When the offeror issues a notice, it must send a copy of that notice to the company together with a declaration (to be signed by a director of the offeror) stating the conditions for issuing the notice have been fulfilled. Where the offer gives shareholders a choice of payment, the notice must give particulars of the choice and state that: (1) a holder may within six weeks of the date of the notice indicate to the offeror (in writing to an address in the notice) his choice of payment; and (2) which payment specified in the offer, applies in default. Upon service of a notice by the offeror, it shall be bound to acquire the shares to be squeezed out and at the end of six weeks from the date of the notice, the offeror shall send to the company a copy of the notice (together with the stock transfers in respect of the shares of the offeree executed on behalf of the relevant non-accepting shareholders by a person appointed by the offeror) and make payment to the company for the shares of the offeree.

The exercise of rights by the offeror to acquire the shares of the offeree is subject to the right of a shareholder to within 6 weeks from the date on which a notice was given to apply to the Royal Court to:

order the offeror not to acquire the shares; or specify acquisition terms different from those in the offer.
A non-accepting shareholder can (provided the offeror has acquired not less than 90% of the shares) require the offeror to acquire his shares by giving a written communication addressed to the offeror.

The offeror must within one month of expiry of the period within which the offer can be accepted (‘‘Acceptance Period’’) (if it has not served a notice in respect of the shares) give notice to any non-accepting shareholders of the rights exercisable by such shareholder (Right of minority shareholder to be bought out by the offeror) and such notice may specify a period within which the rights must be exercised. The notice period specified in this notice must not end less than 3 months after the end of the Acceptance Period.
If the takeover offer is not accepted by shareholders holding greater than 90% of the shares, on application of the offeror, the Royal Court make an order authorizing the offeror to issue a notice where the court is satisfied:

(a)	the offeror has made reasonable enquiry and is unable to trace a shareholder;
(b)	the missing shareholders’ shareholdings together with acceptances would be greater than 90% of the shares; and
(c)	the terms of the offer are fair and reasonable.

Rights of Dissent and Appraisal

The BCBCA provides that shareholders may exercise a right of dissent in respect of certain actions being taken by a company. If a right of dissent is duly exercised, a company is required to purchase the shares held by the dissenting shareholder at the fair value of such shares.

The Laws of Jersey contains a similar dissent remedy (which is discretionary on the part of the court), which is applicable where the corporation resolves to:
	The dissent right is applicable where a company resolves to:		(a)	amalgamate with another corporation (other than vertical or horizontal short form amalgamations);continue a corporation into a jurisdiction; or
			(b)	carry out a squeeze-out transaction.
	(a)	alter the articles to alter the restrictions on the powers of a company;
	(b)	adopt an amalgamation agreement (other than vertical or horizontal short form amalgamations);
	(c)	approve an arrangement, where the terms of the arrangement permit dissent;
	(d)	sell, lease or otherwise dispose of all or substantially all of its undertaking; or
	(e)	continue a company into a jurisdiction other than British Columbia; and also in respect of any court order that permits dissent.
Derivative Action and Shareholder Class Action

Under the BCBCA, a director or shareholder, including a beneficial shareholder and any person who the court considers appropriate, of a company may, with leave of the court, and after having made reasonable efforts to cause the board of directors to bring the action, bring an action in the name and on behalf of a company to enforce an obligation owed to a company that could be enforced by a company itself or to obtain damages for any breach of such an obligation. There is a similar right of a shareholder or director, with leave of the court, and in the name and on behalf of a company, to defend an action brought against a company.

Under Jersey Law, if a company has suffered a “wrong”, the usual rule is that any action to remedy that “wrong” should be brought in the name of the company especially when the “wrong” complained of was or could have been approved by a simple majority of the company’s shareholders. There are circumstances, however, where a shareholder may bring an action (a “derivative action”) directly against a director or another shareholder. This can be done where:

			•	the act complained of was illegal or ultra vires;
			•	the act constituted a fraud on the minority;
			•	the act required sanction by resolution of a qualified majority; or
			•	the act infringed the shareholder’s personal right vis à vis the company.

In general, the court will resist the bringing of a derivative action unless there is no other available remedy.

Remedies for unfair prejudice (as described below), for example, may be available where a derivative action is being considered. A minority shareholder should therefore first consider bringing an action for “unfair prejudice” before bringing a derivative action.

Royal Road’s articles of association contain provisions that are intended to replicate the relevant provisions of BCBCA to which reference is made opposite. Although a Jersey Court will generally seek to give effect to the provisions of a company’s article of association, members may not be able to exercise relevant powers in a manner equivalent to that which would be available under BCBCA (or at all).

Relief from Oppression

Under the BCBCA a shareholder, including a beneficial shareholder and any person who the court considers appropriate, has the right to apply to court on the grounds that the affairs of a company are being conducted, or the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders or where some act of a company has been done or is proposed that is unfairly prejudicial to one or more of the shareholders. The court is entitled to make such order as it sees fit under the circumstances, including an order prohibiting a company from taking a proposed action or an order to vary or set aside any transaction or resolution.

The Companies Jersey Law provides that any member of a company can apply to the court for an order to be made on the ground that the company’s affairs are being or have been conducted in a manner which is unfairly prejudicial to the interests of its members generally or of some part of its members (including at least himself). A member may also claim unfair prejudice for an actual or proposed act or omission of the company (including an act or omission on its behalf), which would be prejudicial.

If the court is satisfied that the application is well founded it may make whatever order it thinks fit to give relief in respect of the matter complained about. Orders that the court can make include orders to regulate the conduct of the company’s affairs in the future; to authorize civil proceedings to be brought in the name of the company; or to require that the company refrain from doing or continuing the act complained of.

Royal Road’s articles of association contain provisions that are similar the relevant provisions of BCBCA to which reference is made opposite. Although a Jersey Court will generally seek to give effect to the provisions of a company’s article of association, members may not be able to exercise relevant powers in a manner equivalent to that which would be available under BCBCA (or at all).

Inspection of Books

Under the BCBCA, a shareholder or creditor of a corporation, their agent or legal representative may examine the corporate records (including the securities register, articles and by-laws, minutes of meetings and resolutions of shareholders) at the corporation’s registered office or such other place where such records are kept during the corporation’s usual business hours and may take extracts from those records, free of charge. If a corporation is an “offering corporation” (as defined in the BCBCA), any other person may examine the corporation’s corporate records upon payment of a reasonable fee.

Under the Companies Jersey Law, the register of members shall during business hours be open to the inspection of a shareholder without charge. In addition, the books containing the minutes of a general meeting or of any class of members shall be kept at the company’s registered office and shall during business hours be open to the inspection of a shareholder without charge.

Any other person:

(a) in the case of any company, on payment of such sum (if any), not exceeding the published maximum, as the company may require; and

(b) in the case of a public company, on submission to the company of a declaration that the information in the register disclosed to such person will not be used save for certain specified purposes, may require a copy of the register and the company shall, within 10 days after the receipt of the payment and (in the case of a public company) the declaration, cause the copy so required to be available at the place where the register is kept, for collection by that person during business hours.

21.	Stock Exchange Listing Application

The TSXV has granted conditional listing approval for the Royal Road Shares issuable under the Offer, subject to completion and delivery of customary documentation to the TSXV. Such listing will be subject to Royal Road fulfilling all of the listing requirements of the TSXV.

22.	Legal Matters

Royal Road is being advised in respect of certain legal matters concerning the Offer by Irwin Lowy LLP, Canadian counsel to Royal Road.

23.	Interests of Experts

As at this date, to the knowledge of Royal Road, the partners and associates of Irwin Lowy LLP, beneficially own, directly or indirectly, less than 1% of the outstanding Caza Shares.

The audited consolidated financial statements of the Offeror for the years ended December 31, 2015 and 2014, incorporated by reference in this Offer and Circular, have been audited by Grant Thornton LLP, Chartered Accountants, as stated in its report thereon, which is incorporated by reference into this Offer and Circular. Such audited consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing. Grant Thornton LLP has confirmed that it is independent of the Offeror within the meaning of the Rules of Professional Conduct of Chartered Professional Accountants of Ontario (registered name of The Institute of Chartered Accountants of Ontario).

24.	Other Matters Relating to the Offer

The Offeror will not pay any expenses, fees or commissions to any broker, dealer or other Person for soliciting tenders of Caza Shares pursuant to the Offer. No fee or commission will be payable by a Caza Shareholder who tenders his, her or its Caza Shares directly to the Depositary or who makes use of the services of a Soliciting Dealer to accept the Offer. However, a Depositing Caza Shareholder’s broker or other nominee may charge a fee or commission in connection with depositing Caza Shares under the Offer. Caza Shareholders should contact their broker or other nominee for information on any such fees and commissions that are payable.

25.	Risk Factors

Caza Shareholders should carefully consider the following risk factors related to the Offer and the Offeror and the risks set out in the documents incorporated by reference in this Offer and Circular. Such risks may not be the only risks applicable to the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely affect the successful completion of the Offer or the business, operations, prospects, financial condition, financial performance, cash flows or reputation of the Offeror.

Risk Factors Related to the Offer and the Offeror

The Offer may not be completed for a variety of reasons

In addition to various risks identified under the heading “Forward-Looking Statements” on page (v) of this document, completion of the Offer is subject to satisfaction or waiver of a number of conditions, certain of which are outside the control of the Offeror, including, but not limited to Caza Shareholders tendering a sufficient number of Caza Shares to the Offer and the Offeror obtaining the required regulatory approvals. There is no certainty, nor can the Offeror provide any assurance, that the conditions of the Offer will be satisfied.

The Royal Road Shares issued in connection with the Offer may have a market value different than expected.

The market values of the Royal Road Shares and the Caza Shares at the time of the take-up of Caza Shares under the Offer may vary significantly from the values at the date of the Offer and this Circular, or the date that Caza Shareholders tender their Caza Shares and the Offer Consideration will not be adjusted to reflect any changes in the market value of the Royal Road Shares or the Caza Shares. If the market price of the Royal Road Shares declines, the relative value of the Offer Consideration received by the Caza Shareholders who receive Royal Road Shares under the Offer may decline as well. Variations in the market price of the Royal Road Shares may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of the Offeror, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions and other factors over which the Offeror has no control, including risks relating to the business of the Offeror outlined under the heading “Risk Factors” in the AIF, the Annual MD&A and the Interim MD&A.

If the Offer is completed, the market for Caza Shares may be adversely affected, Caza Shares may be delisted and Caza may cease to be a reporting issuer.

The purchase of any Caza Shares under the Offer will reduce the number of Caza Shares that might otherwise trade publicly, as well as the number of Caza Shareholders, and, depending on the number of Caza Shareholders participating in the Offer and the number of Caza Shares deposited by such Caza Shareholders under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Caza Shares held by the public. After the purchase of the Caza Shares under the Offer, the Offeror may be able to cause Caza to eliminate any public reporting obligations of Caza under applicable Securities Laws in Canada or any other jurisdiction in which Caza has an insignificant number of shareholders. The rules and regulations of the TSXV establish certain criteria that, if not met, could lead to the delisting of the Caza Shares from the TSXV. Although it is possible that the Caza Shares could be traded on other securities exchanges or in the over-the-counter market, and price quotations would be reported by such exchanges or by other sources, there can be no assurance that any such trading or quotations will occur. In addition, the extent of the public market for the Caza Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the Caza Shares remaining at such time and the interest in maintaining a market in the Caza Shares on the part of securities firms. The Offeror intends to cause Caza to apply to delist the Caza Shares from the TSXV as soon as practicable after the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction. If the Caza Shares are delisted and Caza ceases to be a “public corporation” for the purposes of the Tax Act, Caza Shares would cease to be qualified investments for trusts governed by RRSPs, RRIFs, TFSAs, registered education savings plans, registered disability savings plans and deferred profit sharing plans. Delisting can also have adverse tax consequences to non-resident Caza Shareholders, as described in Section 18 of this Circular, “Certain Canadian Federal Income Tax Considerations”.

The issuance of Royal Road Shares as consideration under the Offer could adversely affect the market price of the Royal Road Shares after the take up of Caza Shares under the Offer.

If all of the outstanding Caza Shares (assuming no Convertible Securities are exercised or converted into Caza Shares) as of the date hereof, are tendered to the Offer, up to an additional 22,608,321 Royal Road Shares will be available for trading in the public market. In addition, further Royal Road Shares may be issuable in connection with the Offer, if Caza issues more Caza Shares or Convertible Securities prior to the Expiry Time. The overall increase in the number of Royal Road Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Royal Road Shares. The perceived risk of substantial sales of Royal Road Shares, as well as any actual sales of such Royal Road Shares in the public market, could adversely affect the market price of the Royal Road Shares.

The acquisition of all of the outstanding Common Shares might not be successfully completed without the possibility of Caza Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

In order for the Offeror to acquire all of the issued and outstanding Caza Shares, it will likely be necessary, following consummation of the Offer, to effect a Compulsory Acquisition or Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Caza Shareholders having the right to dissent and demand payment of the fair value of their Caza Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Caza Shareholders for their Caza Shares that is different from the consideration to be paid under the Offer. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Caza Shareholders exercising dissent rights in respect of a substantial number of Caza Shares, which could result in the requirement to make cash payments that could have an adverse effect on the Offeror’s financial position and liquidity.

The tax consequences to a Caza Shareholder under the Offer may differ materially from the tax consequences to a Caza Shareholder under a Compulsory Acquisition or Subsequent Acquisition Transaction.

After consummation of the Offer, the Offeror’s interest could differ from that of the remaining minority Caza Shareholders.

After the consummation of the Offer, the Offeror intends to exercise its statutory right of Compulsory Acquisition, if available, to acquire all of the Caza Shares not deposited under the Offer or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such right, to integrate Caza and the Offeror, by a Subsequent Acquisition Transaction for the purpose of enabling the Offeror or an affiliate to acquire all Caza Shares not acquired under the Offer. In any of these contexts, the Offeror’s interests with respect to Caza may differ from, and conflict with, those of any remaining minority Caza Shareholders.

Change of control provisions in Caza’s agreements triggered upon the acquisition of Caza may lead to adverse consequences.

Caza may be a party to agreements that contain change of control provisions that may be triggered following successful completion of the Offer, since the Offeror would then hold Caza Shares representing a majority of the voting rights of Caza. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Caza’s results of operations and financial condition or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of Caza and the Offeror on a combined basis. Unless these change of control provisions are waived by the other party to any such agreements, the operation of any of these provisions could adversely affect the results of operations and financial condition of Caza or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of Caza and the Offeror on a combined basis.

The Offeror has been unable to independently verify the accuracy and completeness of Caza information in the Offer and Circular.

The Offeror has had only limited access to Caza’s detailed accounting records or other non-public books and records. The Offeror has not been able to independently assess or verify the information in Caza’s publicly filed documents, including its financial statements in a comprehensive manner. As a result, all historical information regarding Caza contained herein, including all of Caza’s financial information and all pro forma financial information reflecting the pro forma effects of a combination of Caza and the Offeror derived in part from Caza’s financial information, has been derived, by necessity, from Caza’s public reports and securities filings. Although the Offeror has no reason to doubt the accuracy of Caza’s publicly disclosed information, any inaccuracy or material omission in Caza’s publicly available information, including the information about or relating to Caza contained in the Offer, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.

The Offeror may not realize all of the anticipated benefits from the completion of the transaction.

The Offer has been made with the expectation that its successful completion will result in certain benefits to Royal Road. These anticipated benefits will depend in part on whether the operations of Caza and the Offeror can be integrated in an efficient and effective manner and the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, if any. The integration of the two companies may present challenges to management of the Offeror, and the Offeror may encounter unanticipated delays, liabilities and costs. If the Offeror does not acquire at least 90% of the Caza Shares and cannot or does not complete a Compulsory Acquisition or Subsequent Acquisition Transaction, it will not be able to fully and efficiently integrate Caza into its business. There can be no assurance that the benefits that the Offeror expects to realize in the combined entity will be ultimately realized, or that the integration of the operations of both companies will be timely or effectively accomplished, or will ultimately result in cost reductions.

Additional Risk Factors Related to the Offeror.

Shareholders who tender their Caza Shares to the Offer will receive Royal Road Shares under the Offer. Accordingly, such Caza Shareholders should carefully consider the risks and uncertainties associated with the Offeror described in the documents that the Offeror has filed with the Securities Regulatory Authorities and incorporated by reference herein, including, in particular, the risk factors outlined under the heading “Risk Factors” in the AIF, the Annual MD&A and the Interim MD&A. Upon successful completion of the Offer, the risk factors related to Caza and its business will also be risks for the combined business of Royal Road and Caza.

26.	Depositary

The Offeror has engaged Computershare Investor Services Inc. to act as the Depositary for the Offer. The Depositary may contact Caza Shareholders by mail, telephone, facsimile and email and may request investment dealers, brokers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Caza Shares. The Depositary will facilitate book-entry only transfers of Caza Shares tendered under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses.

Questions and requests for assistance concerning the Offer may be directed to the Depositary (Computershare Investor Services Inc.) at 1-800-564-6253 (Toll free in North America), or at 1-514-982-7555 (Collect Outside of North America), or by e-mail at corporateactions@computershare.com. Further contact details for the Depositary may be found on the back page of this document. Additional copies of this document and related materials may be obtained (on request and without charge) from the Depositary at its offices specified on the back page of this document. Copies of this document and related materials may also be found on SEDAR at www.sedar.com.

 Except as expressly set out in this Offer and Circular, no investment dealer, broker, bank, trust company and other intermediary is, or shall be considered, an agent of the Offeror or the Depositary for the purposes of the Offer.

27.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of Caza with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer. Such rights may in certain cases need to be exercised through CDS or DTC on behalf of a Caza Shareholder. Accordingly, Caza Shareholders should contact their broker or other nominee for assistance as required.

28.	Jersey Law Matters

A copy of this document has been delivered to the registrar of companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, and the registrar has given, and has not withdrawn, consent to its circulation. The Jersey Financial Services Commission has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of Royal Road Shares. The Jersey Financial Services Commission is protected by the Control of Borrowing (Jersey) Law 1947 against liability arising from the discharge of its functions under that Law. It must be distinctly understood that, in giving these consents, neither the registrar of companies nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of Royal Road or for the correctness of any statements made, or opinions expressed, with regard to it. If you are in any doubt about the contents of this document you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser. The directors of Royal Road have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in this document whether of facts or of opinion. All the directors accept responsibility accordingly. It should be remembered that the price of securities and the income from them can go down as well as up.

29.	Directors’ Approval

The contents of the Offer to Purchase and Circular have been approved, and the sending, communication or delivery hereof to the Caza Shareholders has been authorized by, the board of directors of Royal Road.

CERTIFICATE OF ROYAL ROAD MINERALS LIMITED

Dated: January 20, 2017

The foregoing, as it relates to Royal Road Minerals Limited constitutes full, true and plain disclosure of all material facts relating to the securities of Royal Road Minerals Limited.

(Signed) “Timothy Coughlin”	(Signed) “Cindy Davis”
Director, President and Chief Executive Officer	Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS

(Signed) “Peter Mullens”	(Signed) “Donald Njegovan”
Chairman and Director	Director

CONSENT OF COUNSEL

Dated: January 20, 2017

To: The Board of Directors of Royal Road Minerals Limited:

We refer to the Offer to Purchase and Take-Over Bid Circular dated January 20, 2017 of Royal Road Minerals Limited (“Royal Road”) in connection with the offer made by Royal Road to purchase all of the issued and outstanding common shares of Caza Gold Corp. (the “Circular”).

We hereby consent to the reference to our firm name under the heading “Legal Matters” and the reference to our firm name and to the use of our opinion under the heading “Certain Canadian Federal Income Tax Considerations” in the Circular.

Yours truly,

IRWIN LOWY LLP

(Signed) “Irwin Lowy LLP”

APPENDIX “A”

PRO FORMA FINANCIAL STATEMENTS OF ROYAL ROAD

Royal Road Minerals Limited

Pro Forma Consolidated Financial Statements

As at and for the nine months ended September 30, 2016 and for the year ended December 31, 2015

(Expressed in Canadian Dollars)

(Unaudited)

Royal Road Minerals Limited
Pro Forma Consolidated Statement of Financial Position
September 30, 2016
(Unaudited - Expressed in Canadian Dollars)

	Royal Road
	Minerals Limited	Caza Gold Corp.
	September 30,	September 30,	Note	Pro Forma	Pro Forma
	2016	2016	Ref.	Adjustments	Consolidated
	$	$		$	$
Assets

Current assets
Cash and cash equivalents	1,233,854	136,585		-	1,370,439
Prepaid expenses and other current assets	106,075	31,527		-	137,602
Total current assets	1,339,929	168,112		-	1,508,041

Mineral property interests		10,346,092	4(a)	4,009,764
			4(b)	(10,346,092)	4,009,764
Property and equipment	31,131	25,026		-	56,157
Exploration rights	39,102	-		-	39,102
Goodwill	-	-		-	-
Total assets	1,410,162	10,539,230		(6,336,328)	5,613,064

Liabilities

Current liabilities
Amounts payable and other liabilities	50,169	695,571	4(d)	200,000	945,740
Total current liabilities	50,169	695,571		200,000	945,740

Long Term Liabilities
Promissory note	-	681,291		-	681,291
Total liabilities	50,169	1,376,862		200,000	1,627,031

Equity

Share capital	10,189,613	21,850,104	4(a)	2,826,040
			4(c)	(21,850,104)	13,015,653
Warrants	851,897	-		-	851,897
Contributed surplus	285,260	1,299,282	4(c)	(1,299,282)	285,260
Translation of foreign operations	33,099	-		-	33,099
Accumulated deficit	(9,977,233)	(13,987,018)	4(b)	10,346,092
			4(c)	3,640,926
			4(d)	(200,000)	(10,177,233)
Non-controlling interest	(22,643)	-		-	(22,643)
Total equity	1,359,993	9,162,368		(6,536,328)	3,986,033
Total liabilities and equity	1,410,162	10,539,230		(6,336,328)	5,613,064

See accompanying notes to the unaudited pro forma consolidated financial statements.

Royal Road Minerals Limited
Pro Forma Consolidated Statement of Comprehensive Loss
For the Nine Months Ended September 30, 2016
(Unaudited - Expressed in Canadian Dollars)

	Royal Road
	Minerals Limited	Caza Gold Corp.

	Nine months ended	Nine months
	September 30,	ended September	Note	Pro Forma	Pro Forma
	2016	30, 2016	Ref.	Adjustments	Consolidated
	$	$		$	$
Expenses
Exploration and evaluation expenditures	378,635	-	4(b)	677,951	1,056,586
Professional fees	153,697	47,661		-	201,358
General and administrative	176,542	85,994		-	262,536
Employee salaries and benefits	162,306	155,214		-	317,520
Stock based compensation	140,265	59,249		-	199,514
Property investigation		22,093		-	22,093
Amortization		7,229		-	7,229
Loss from operations	(1,011,445)	(377,440)		(677,951)	(2,066,836)

Other items
Caza takeover costs	-	-	4(d)	(200,000)	(200,000)
Foreign exchange loss	(36,233)	(21,722)		-	(57,955)
Interest income	-	231		-	231
Interest and finance charges	-	(25,308)		-	(25,308)
Loss on disposition of equipment	-	(1,318)		-	(1,318)
Net loss for the period	(1,047,678)	(425,557)		(877,951)	(2,351,186)

Net loss per share - basic and diluted					(0.03)

Weighted average number of shares outstanding - basic and diluted					78,817,144

See accompanying notes to the unaudited pro forma consolidated financial statements.

Royal Road Minerals Limited
Pro Forma Consolidated Statement of Comprehensive Loss
For the Year Ended December 31, 2015
(Unaudited - Expressed in Canadian Dollars)

	Royal Road
	Minerals Limited	Caza Gold Corp.

	Year ended	Year ended	Note	Pro Forma	Pro Forma
	December 31, 2015	December 31, 2015	Ref.	Adjustments	Consolidated
	$	$		$	$
Expenses
Exploration and evaluation expenditures	58,035	-	4(b)	2,448,972	2,507,007
Professional fees	385,486	117,468		-	502,954
General and administrative	32,265	149,723		-	181,988
Employee salaries and benefits	441,520	259,539		-	701,059
Stock based compensation	-	146,356		-	146,356
Property investigation	-	32,642		-	32,642
Amortization	-	10,481		-	10,481
Loss from operations	(917,306)	(716,209)		(2,448,972)	(4,082,487)

Other items
Foreign exchange gain	51,414	266,213		-	317,627
Interest income	-	5,667		-	5,667
Finance expenses	(514,038)	-		-	(514,038)
Kirkcaldy takeover	(224,811)	-		-	(224,811)
(Write-off) recovery of receivables and value-added tax	-	(117,676)		-	(117,676)
Gain on debt settlement	-	51,118		-	51,118
Write-off of equipment	-	(153)		-	(153)
Net loss for the year from continuing operations Discontinued operations	(1,604,741)	(511,040)		(2,448,972)	(4,564,753)
Loss from discontinued operations	(546,857)	-		-	(546,857)
Net loss for the year	(2,151,598)	(511,040)		(2,448,972)	(5,111,610)

Net loss per share - basic and diluted					(0.09)

Weighted average number of shares outstanding - basic and diluted					56,986,942

See accompanying notes to the unaudited pro forma consolidated financial statements.

1.	Description of the transaction

On December 5, 2016, Royal Road Minerals Limited (“RRM” or “the Company”) entered into an agreement (the “Agreement”) to acquire all of the issued and outstanding shares of Caza Gold Corp. (“Caza”), a company in the mineral exploration business which has not yet determined whether its properties in Nicaragua contain reserves. RRM is a gold and copper focused exploration company which has projects in Southern Colombia. The Company is advancing the La Golondrina highgrade gold project under a definitive option agreement to earn 100% of that property, which was entered into on October 6, 2015. RRM carries on its operations in Colombia through its 92.5% owned subsidiary, Minerales Camino Real, SAS, which was incorporated in December 2015.

Pursuant to the Agreement, RRM will purchase all of the outstanding shares of Caza (“Caza Shares”) (including any Caza Shares that are issued after the date of the Offer and prior to the Expiry Time on the exercise or surrender of Caza Options or Caza Warrants), on the basis of 0.16 of a RRM Share for each Caza Share.

2.	Basis of presentation

The pro forma consolidated financial statements have been prepared from the corresponding interim and annual financial statements of RRM and Caza for the applicable periods.

The unaudited pro forma consolidated statement of financial position as at September 30, 2016 gives effect to the Agreement described above as if it had occurred on September 30, 2016.

The unaudited pro forma statements of comprehensive loss for the nine months ended September 30, 2016 and the year ended December 31, 2015 give effect to the Agreement described above as if it had occurred on January 1, 2015 and combines the historical consolidated statements of operations of RRM and Caza.

The financial statements that form the basis of the unaudited pro forma financial statements are prepared in accordance with International financial Reporting Standards ("IFRS") and International Accounting Standard 34 Interim Financial reporting ("IAS 34").

In accordance with IFRS 3, Business Combinations, a business combination is a transaction in which an acquirer obtains control of a business which is defined as an integrated set of activities and assets that is capable of being conducted and managed to provide a return to investors. For an integrated set of activities and assets to be considered a business, the set needs to contain inputs, and processes. The acquisition of Caza does not meet the definition of a business combination as the primary assets are exploration stage mineral properties.

In the opinion of management, the unaudited pro forma consolidated financial statements include all adjustments necessary for fair presentation. Certain significant estimates have been made by management in the preparation of these unaudited pro forma consolidated financial statements, in particular, the determination of the fair value of Caza’s assets acquired and the fair value of the shares of RRM as consideration.

3.	Significant accounting policies

The accounting policies used in the preparation of these unaudited pro forma condensed consolidated financial statements are as set out in RRM financial statements as at and for the periods ended December 31, 2015 and September 30, 2016. Management has determined based on their initial assessment that the following basis of presentation and accounting policies differ between RRM and Caza:

•

RRM expenses it exploration and evaluation expenditures including acquisition costs of mineral properties, property option payments and evaluation activities until commercial viability and technically feasibility are established, however Caza capitalizes its mineral property expenditures.

Management has adjusted the accounting and related disclosures in the pro forma financial statements to reflect the RRM basis of preparation and accounting policies (see note 4(b)).

4.	Pro forma assumptions

The unaudited pro forma consolidated financial statements give effect to the following assumptions and transactions:

a)

For the purpose of determining the value of the purchase price consideration, 22,608,321 common shares of RRM will be issued and valued at $0.125 (RRM close price at January 17, 2017) per share, as consideration of $2,826,040.

The preliminary allocation of the purchase price is as follows:

Purchase price consideration
Common shares of Caza outstanding - January 17, 2017	141,302,005
Share exchange ratio	0.16
Common shares of RRM issued for the Agreement	22,608,321
Fair value per share - January 17, 2017	$0.125
Total consideration	$2,826,040

Allocation of purchase price
Cash and cash equivalents	$136,585
Prepaid expenses and other current assets	31,527
Mineral property interests	4,009,764
Property and equipment	25,026
Amounts payable and other liabilities	(695,571)
Promissory note	(681,291)
$2,826,040

b)

RRM expenses its exploration and evaluation expenditures including acquisition costs of mineral properties, property option payments and evaluation activities until it has been established as commercially viable and technically feasible. On the other hand, Caza capitalizes such exploration and evaluation expenditures. For the purposes of the pro forma statements of comprehensive loss, Caza’s capitalized exploration expenditures have been expensed to conform to RRM’s accounting policy.

d)	Management has estimated that RRM will incur approximately $200,000 of professional fees in connection with the business combination.

c)	On closing of the business combination, the share capital, warrants, contributed surplus and deficit of Caza are eliminated.

5.	Pro Forma Share Capital

	Number	Amount
Common shares of RRM outstanding at September 30, 2016	66,645,951	$10,189,613
Issuance of common shares pursuant to the business combination	22,608,321	2,826,040
	89,254,272	$13,015,653

6.	Pro Forma Loss per Share

For the purposes of the unaudited pro forma financial statements, the loss per share has been calculated using the weighted average number of shares which would have been outstanding as at September 30, 2016 and December 31, 2015, after giving effect to the Agreement as if it had occurred on January 1, 2015.

	Nine Months Ended	Year Ended
	September 30, 2016	December 31, 2015
Weighted average number of common shares - basic and diluted	56,208,823	34,378,621
Pro forma weighted average common shares - basic and diluted	78,817,144	56,986,942
Pro forma loss	$(2,351,186)	$(5,111,610)
Pro forma loss per share - basic and diluted	$(0.03)	$(0.09)

The Depositary for the Offer is:
Computershare Investor Services Inc.

By Mail:
P.O. Box 7021
31 Adelaide Street East
Toronto, Ontario
Canada M5C 3H2
Attention: Corporate Actions

By Registered Mail, Hand or Courier:
100 University Avenue, 8th Floor
Toronto, Ontario
Canada M5J 2Y1
Attention: Corporate Actions

Telephone:
Toll-Free (North America): 1-800-564-6253
Overseas: 1-514-982-7555
Facsimile: 1-905-771-4082

E-mail:
corporateactions@computershare.com

Any questions regarding the Offer and requests for assistance in depositing Shares or for additional copies of the Offer to Purchase, Circular, Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery may be directed your broker, dealer, commercial bank, trust company or other nominee for assistance.

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